 Filed Pursuant to Rule 424(b)(4)
 Registration Statement No. 333-293392
PROSPECTUS
ZSPACE, INC.
Up to 12,500,000 Shares of Common Stock for Resale
This prospectus relates to the offering and resale, from time to time, by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to an aggregate of 12,500,000 shares of common stock, par value $0.00001 per share, of zSpace, Inc., consisting of: (i) up to 5,000,000 shares of common stock that we may issue to Tumim Stone Capital LLC (“Tumim”) pursuant to a common stock purchase agreement between us and Tumim dated July 8, 2025 (the “Purchase Agreement”); and (ii) up to 7,500,000 shares of common stock that we may issue upon the conversion of that certain Senior Secured Convertible Note issued to 3i, LP (“3i”) dated April 11, 2025 (as amended, the “Convertible Note”).
We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common stock by the selling stockholders. However, the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 in shares of our common stock to Tumim, which we have sold approximately $5.6 million of our common stock pursuant to the Purchase Agreement, and we may receive additional proceeds of up to $24.4 million from the sale of the shares of common stock to Tumim under the Purchase Agreement, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement.
The selling stockholders are each an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.
We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders. The selling stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.
Our common stock is listed on The Nasdaq Capital Market® (“Nasdaq”) under the symbol “ZSPC.” The last reported closing price for our common stock on Nasdaq on February 10, 2026 was $0.3493 per share.
We are an emerging growth company and a smaller reporting company under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
dSpace Investments Limited, bSpace Investments Limited and Fiza Investments Limited, our controlling stockholders, control a majority of the voting power of our common stock. As a result, we are a “controlled company” under the listing standards of Nasdaq and the rules of the Securities and Exchange Commission (“SEC”), and, to the extent that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption.”
Investing in our common stock involves a high degree of risk. Please read the section titled “Risk Factors” beginning on page 10 of this prospectus for a discussion of some of the risks you should consider before investing.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated February 13, 2026

You should rely only on the information contained in this prospectus, including the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” in this prospectus. Neither we nor the selling stockholders described herein (the “selling stockholders”) have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.
For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
i

NON-GAAP FINANCIAL MEASURES
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). We also supplement our consolidated financial statements with non-GAAP financial measures in this prospectus, including Adjusted EBITDA. For a discussion of the limitations on these measures and the rationales for using these measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
MARKET DATA AND FORECASTS
We are responsible for the disclosures contained in this prospectus. However, unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on information obtained from a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.
Our estimates are derived from publicly available information released by third parties, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publications discussed in this prospectus were prepared on our behalf.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.
TRADEMARKS, TRADENAMES, SERVICE MARKS, AND COPYRIGHTS
We own or have rights to use various trademarks, tradenames, service marks, and copyrights, which are protected under applicable intellectual property laws, as further described herein. This prospectus also contains trademarks, tradenames, service marks, and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks, and copyrights referred to in this prospectus may appear without the ©, ®, and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks, and copyrights. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, such other companies.
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus, and is qualified in its entirety by the more detailed information elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements,” and our financial statements and related notes, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “zSpace,” the “Company,” “we,” “us,” and “our” refer to zSpace, Inc. and its subsidiaries. All share and per share information in this prospectus gives effect to the 1-for-75 reverse split of our shares of common stock and Series A Convertible Preferred Stock, which was effective on December 29, 2023.
Company Overview
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology products. We focus on United States K-12 schools, the Career & Technical Education (CTE) sector and select international markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses.
Our hands-on “learning by doing” products have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our products directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our products in education environments provides an opportunity for significant scale.

From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. You can find additional information on our website at www.zspace.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.
Our Products
Our platform consists of three key components — hardware, software and services.
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Hardware.   Our proprietary hardware is the enabler of the 3D learning experience on our platform, allowing students to interact directly with complex, spatial, and abstract concepts. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

Power Units
Gear Pump
External Gear Pump
Internal Gear Pump
Vane Pump
Piston Pump
A gear pump is a commonly used hydraulic pump. Its main advantages are simple structure, small size, light weight, strong self-priming ability, strong anti-pollution ability, reliable work, easy maintenance and repair. Its shortcomings are large flow fluctuation, loud noise, and
zSpace

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Inspire Laptops.   Inspire is our current generation laptop product, built in partnership with a major PC OEM. It incorporates and delivers autostereoscopic 3D graphics not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus.

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Imagine Laptops.   Our Imagine laptops are focused on elementary school students. It was also built in partnership with a major PC OEM. Like the Inspire, the Imagine delivers autostereoscopic 3D graphics not requiring any eyewear or headset and uses the zSpace hand-held stylus. The Imagine, built with safety and comfort in mind for young learners, is smaller and lighter than the Inspire, making it easier for younger learners to use in the classroom. It also features a smaller screen, but similar CPU performance.
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Tracked styluses.   Our patented tracked styluses allow users to interact with the projection of the 3D information from our laptops to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our styluses work together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application. The styluses also support haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.

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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third-party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced Manufacturing, Health and Agri-Sciences.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Competitive Strengths
According to market analysis by Grand View Research, the global education technology market was valued at $163.5 billion in 2024 and is expected to grow at a compound annual growth rate (CAGR) of 13.3% from 2025 to 2030. Further, according to The Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $647 billion by 2031 compared to $52 billion in 2023. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities across the worldwide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye-tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.

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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.

Corporate Information
We are a Delaware corporation incorporated on October 26, 2006 under the name Infinite Z, Inc. On February 12, 2013, we effected a name change from Infinite Z, Inc. to zSpace, Inc. Our business is conducted through zSpace, Inc. and our other operating subsidiaries.
Our principal executive office is located at 55 Nicholson Lane, San Jose, CA 95134. Our telephone number is (408) 498-4050. Our corporate website is zspace.com. Information contained on or accessible through our website is not part of this prospectus, and is not incorporated by reference herein, and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we are an emerging growth company, we will, among other things:
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not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”),

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not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act,

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be exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

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be subject to reduced disclosure obligations regarding executive compensation in our periodic reports.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will continue to qualify as an emerging growth company until the earliest of:
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the last day of the fiscal year following the fifth anniversary of the date of our initial public offering,

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the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more,

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the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, and

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the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
For risks related to our status as an emerging growth company and a smaller reporting company, including the potential impact of reduced financial reporting and disclosure requirements see “Risk Factors — Risks Related to our Common Stock and this Offering — We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.”
Controlling Stockholders
Fiza Investments Limited, an entity organized under the law of the Cayman Islands (“Fiza”), dSpace Investments Limited, an entity organized under the law of the Cayman Islands (“dSpace”) and bSpace Investments Limited, an entity organized under the law of the Cayman Islands (“bSpace”, and together with Fiza and dSpace, the “Controlling Stockholders”), together beneficially own approximately 54.8% of our common stock as of January 31, 2026. Therefore, the Controlling Stockholders will have a significant influence over fundamental and significant corporate matters and transactions. We are a “controlled company” under the listing standards of Nasdaq and the rules of the SEC and, in the event that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Related to our Common Stock and this Offering.”

Summary of Risk Factors
This summary briefly lists the principal risks and uncertainties facing our business, which are only a select portion of those risks. A more complete discussion of those risks and uncertainties is set forth in the section entitled “Risk Factors.” Additional risks not presently known to us or that we currently deem immaterial may also affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. Our business is subject to the following principal risks and uncertainties:
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Changes to the U.S. Department of Education and federal funding have created significant budgetary uncertainty for our customers.

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We will require additional capital to fund our operations and growth, and such capital may not be readily available.

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We may not be able to grow revenue in the future or manage our growth effectively.

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We may not be able to develop new products and successfully manage frequent product introductions and transitions.

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We face intense competition from companies more established and better capitalized than us and potential new technologies.

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Substantial time and effort are typically required to make a sale of our products.

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We may not be able to appropriately manage our inventory and supply chain.

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We may be unable to effectively expand our sales and marketing capabilities.

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Any errors, bugs, or vulnerabilities in our technology could significantly impact our business.

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Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, and ability to fulfill our obligations under such indebtedness.

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There is uncertainty regarding our ability to continue as a going concern.

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We have identified material weaknesses in our internal control over financial reporting.

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Our business has been adversely affected by dramatic changes in U.S. and international trade policies, as well as ongoing uncertainty regarding the current administration’s trade agenda.

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We are and could continue to be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results and financial condition.

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The obligations associated with operating as a public company will require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our results of operations.

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Failure to protect our proprietary technology and intellectual property rights could substantially harm our business.

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An inability to maintain licenses from third parties could severely harm our business.

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The failure of our IT systems or a security breach involving customer, student or employee personal data could dramatically impact our business.

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If our common stock fails to comply with the continued listing requirements of the Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our common stock and make obtaining future debt or equity financing more difficult for us.

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Issuances of our common stock to the selling stockholders may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

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We are a “controlled company” for purposes of the Nasdaq Listing Rules and as a result, our stockholders may not have the same protections afforded to stockholders of companies that are not controlled companies.

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We are an emerging growth company and a smaller reporting company, and the applicable reduced disclosure requirements may make our common stock less attractive to investors.

THE OFFERING
Shares of common stock offered by the Selling Stockholders
Up to a maximum of 12,500,000 shares of our common stock, consisting of
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up to 5,000,000 shares of common stock issuable to Tumim, consisting of: (i) shares of our common stock issuable to Tumim as additional consideration for its commitment to purchases shares of our common stock under the Purchase Agreement (the “Additional Commitment Shares”) on the trading day on which we shall have received from Tumim total aggregate cash proceeds equal to $10,000,000 as payment for shares of common stock purchased by Tumim under the Purchase Agreement, and (ii) shares of our common stock that we may sell to Tumim, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below (the “ELOC Shares”); and

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up to 7,500,000 shares of common stock that we may issue upon the conversion of the Convertible Note by 3i.

Shares of common stock to be outstanding immediately after this offering(1)
45,802,983 shares of common stock

Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholders offered by this prospectus. However, we may receive gross proceeds of up to approximately $24.4 million in remaining available proceeds from the sale of the ELOC Shares to Tumim under the Purchase Agreement. We will not receive any cash proceeds from the issuance of the Additional Commitment Shares to Tumim under the Purchase Agreement. We intend to use any proceeds from the selling stockholders that we receive under the Purchase Agreement for operating expenses, working capital, strategic and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information.
Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider all of the information set forth in this prospectus and, in particular, the risks set forth under “Risk Factors” on page 10 before deciding whether to invest in our common stock.
Listing
Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ZSPC”.

(1)
The shares of common stock outstanding to be outstanding after this offering is based on 33,302,983 shares outstanding as of January 31, 2026, and excludes:

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5,853,656 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted under our 2007 Stock Plan and 2017 Stock Plan at a weighted average exercise price of $3.25 per share;

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895,434 shares of common stock reserved for issuance under our 2024 Stock Plan;

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4,041,660 shares of common stock reserved for issuance under outstanding convertible debt;

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1,500,000 shares of Series P Preferred stock issued to Caishen Master Fund SPC (“Caishen”);

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1,000,000 shares of common stock issuable upon exercise of warrants to purchase common stock issued to Caishen with an exercise price of $3.00 per share;

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17,859 shares of common stock reserved for issuance under the Purchase Agreement to Tumim; and

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107,813 shares of common stock issuable upon the exercise of warrants to purchase common stock issued to Roth Capital Partners LLC (the “Representative’s Warrants”) with an exercise price of $7.50 per share.

SUMMARY FINANCIAL DATA
The following tables summarize our financial data as of the dates and for the periods presented. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 from our audited financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the nine months ended September 30, 2025 and 2024 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
The following summary financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
Consolidated Statements of Operations
	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023
Revenue	$23,011	$29,563	$38,098	$43,922
Cost of goods sold	12,132	17,466	22,529	27,028
Gross profit	10,879	12,097	15,569	16,894
Operating expenses:
Research and development	3,937	4,088	4,893	4,218
Selling and marketing	12,290	12,132	15,915	12,898
General and administrative	11,159	10,771	12,419	6,710
Other operating expenses	—	—	—	1,683
Total operating expenses	27,386	26,991	33,227	25,509
Loss from operations	(16,507)	(14,894)	(17,658)	(8,615)
Other (expense) income:
Interest expense	(1,109)	(2,235)	(2,815)	(2,900)
Other income (expense), net	148	(18)	43	23
Loss on extinguishment of debt	—	(52)	(359)	(1,541)
Loss on change in fair value of convertible debt	(623)	—	—	—
Loss before income taxes	(18,091)	(17,163)	(20,789)	(13,033)
Income tax expense	12	34	34	3
Net loss	(18,103)	(17,197)	(20,823)	(13,036)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	(145)	(35)	101	64
Comprehensive loss	$(18,248)	$(17,232)	$(20,722)	(12,972)
Net income (loss) available to common shareholders used in basic earnings per share	$(18,103)	$26,212	$22,524	$(19,269)
Net income (loss) available to common shareholders used in diluted earnings per share	$(18,103)	$26,459	$23,748	$(19,269)
Net income (loss) per common share – basic	$(0.78)	$147.77	$13.03	$(113.21)
Net income (loss) per common share – diluted	$(0.78)	$4.27	$1.03	$(113.21)
Weighted-average common shares outstanding – basic	23,283,602	177,381	1,728,127	170,212
Weighted-average common shares outstanding – diluted	23,283,602	6,196,769	23,127,693	170,212

The following tables summarize our Adjusted EBITDA as of the dates and for the periods presented. We have derived the Adjusted EBITDA for the years ended December 31, 2024 and 2023 and for the nine months ended September 30, 2025 and 2024. Adjusted EBITDA is not presented in accordance with GAAP. We believe, however, that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report similar metrics. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization, write-off of deferred offering costs, stock-based compensation, forgiveness of paycheck protection program loan, loss on extinguishment of debt and income tax benefit.
The following table presents our Adjusted EBITDA from operations for each of the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023
GAAP Net Loss	$(18,103)	$(17,197)	$(20,823)	$(13,036)
Add back (deduct):
Interest expense	1,109	2,235	2,815	2,900
Depreciation and amortization	7	9	12	32
Income tax expense	12	34	34	3
Write-off of deferred offering costs	—	—	—	1,683
Stock-based and equity related compensation	5,582	7,401	7,735	1
Loss on change in fair value of convertible debt	623	—	—	—
Loss on extinguishment of debt	—	52	359	1,541
Adjusted EBITDA	$(10,770)	$(7,466)	$(9,868)	$(6,876)

RISK FACTORS
An investment in our common stock involves risks. You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
Changes to the U.S. Department of Education and the elimination, freezing or impoundment of federal funding have created significant budgetary uncertainty for our customers, which could materially adversely affect our liquidity, results of operations and financial condition.
A significant portion of our customers are public school districts, state education agencies, and higher education institutions whose budgets are heavily dependent on federal funding. Recent administrative actions by the federal government — specifically the U.S. Department of Education — have introduced substantial volatility into the education market. For example:
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Freezing and Impoundment of Allocated Funds:   There have been recent instances of the federal government withholding, delaying, or “impounding” congressionally appropriated funds. When federal allocation tables are withheld, state education agencies cannot distribute funds to local districts. This has forced many of our district customers to freeze their own discretionary spending, delay payments to vendors, or halt pilot programs indefinitely while they await clarity on their fiscal position.

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Structural Reorganization and Dissolution Risks:   Proposals to fundamentally restructure, downsize, or abolish the U.S. Department of Education create existential uncertainty for long-term funding streams. If federal education functions are transferred to other agencies (such as the Department of the Treasury or Department of Commerce) or converted entirely into block grants with fewer restrictions but potentially lower overall value, districts may prioritize personnel retention over technology investments.

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Increased Scrutiny and Policy Divergence:   The shift toward stricter federal oversight regarding the use of funds for specific curriculum content, diversity, equity, and inclusion (DEI) initiatives, or social-emotional learning (SEL) has led to heightened scrutiny of educational technology vendors, in general. Districts may pause procurement to ensure all vendor products comply with rapidly changing federal guidance to avoid clawback of funds.

As a result of this uncertainty, we have observed and may continue to experience extended sales cycles, the loss of sales, the reduction in the size of anticipated purchases and a lack of visibility or certainty into our anticipated revenue. In addition, any other reductions in government structure or spending, such as the elimination of the U.S. Department of Education, could result in a decrease in funds available to our customers for the purchase of our products. Further, there is ongoing uncertainty regarding the federal budget and federal spending levels, including the possible impacts of a failure to increase the “debt ceiling.” Any future shutdown of the federal government, failure to enact annual appropriations or continued disruption in our customers’ funding sources could have a material adverse impact on our liquidity, results of operations and financial condition.
We will require additional capital to fund our operations and growth, and such capital may not be available on favorable terms or at all.
We have historically relied on outside financing to fund our operations, capital expenditures and expansion. We expect that we will require additional capital from equity or debt financing in the near future to support our growth, fund our operations or to respond to competitive pressures or strategic opportunities. We may not be able to secure additional financing on favorable terms or at all.
Because we will likely need to raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our stockholders, including you, could suffer significant dilution in their percentage ownership of us, and any new securities that we issue could have rights, preferences and privileges senior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us, if and when required, our ability to grow or support our business and to respond to business challenges that we may face could be significantly limited.
We may not be able to grow revenue in the future or manage our growth effectively, which would adversely affect our business, operating results and financial condition.
Our consolidated revenue for the year ended December 31, 2023 increased over 22% as compared to the year ended December 31, 2022. However, consolidated revenue for the year ended December 31, 2024 decreased 13% as compared to the year ended December 31, 2023. To grow revenue, we must continue to implement our operational plans and strategies and generate increased demand for our products.
The growth of our business may require significant additional resources, which may not scale in a cost-effective manner or may negatively affect the quality of our customers’ experience. We are also required to manage multiple relationships with customers and other third parties. Further growth of our operations, our information technology (“IT”) systems or our internal controls and procedures may not be adequate to support our operations. We will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulties or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, information security vulnerabilities or other operational difficulties, internal controls over financial reporting and procedures being inadequate to support our operations, any of which could adversely affect our business performance and operating results.
To remain competitive and stimulate demand, we must continue to develop new products, successfully manage frequent product introductions and transitions and adapt to rapid technological change and evolving industry standards.
To remain competitive in our industry, we must continually introduce new products and services, enhance existing products and services, and effectively stimulate customer demand for new and upgraded products. We cannot be sure that any new products or services will be widely accepted and purchased by our customers or that we will be able to successfully manage product introductions and transitions. Failure by our customers to accept our new products and services, or our failure to manage product introductions and transitions, could adversely affect our operating results.
As we develop new products, we may not be able to anticipate future market needs or be able to improve our products or platform or to develop new products, services or software enhancements to meet such needs on a timely basis, if at all. Our ability to successfully develop new products is also subject to the risk of future disruptive technologies. If new technologies emerge that deliver AR/VR learning tools at lower prices, more efficiently, more conveniently or more securely than ours, and if we fail to adopt such technologies or do so in a timely manner, our ability to compete effectively would be adversely affected.
Our business is highly competitive and competition presents an ongoing threat to the success of our business.
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are not typically evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, such as welding simulators. Additionally, potential customers might evaluate our products against a non-immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We have also found imitation products being sold at a small scale in the Middle East and Turkey. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
Other companies in the industry may develop products that are more directly competitive with ours. In addition, new entrants to the education technology market may introduce new or improved education technology solutions or platforms and technology-enabled services that are more compelling or widely accepted than ours. In addition, our customers may choose to continue using or to develop their own educational tools or training solutions in-house, rather than pay for our products.
If we cannot compete successfully against our current competitors and new entrants or new technology in the market, our ability to grow our business and achieve profitability could be impaired.
Our business is dependent on our ability to maintain and scale our hardware and software offerings and technical infrastructure, and any significant disruption in the performance of our products could damage our reputation, result in a potential loss of customers and engagement, and adversely affect our business, operating results and financial condition.
Our reputation and ability to attract, retain and serve our customers and to scale our product offerings and solutions are dependent upon the reliable performance of our platform and its underlying technical infrastructure. We have in the past experienced immaterial, and may in the future experience immaterial or material, interruptions in the performance of our platform. Our systems may not be adequately designed or may not operate with the reliability and redundancy necessary to avoid performance delays that could be harmful to our business. Our customers may not invest in additional products offered by us, and our ability to expand our customer base or offer additional software solutions to such customers may be disrupted. Any of the foregoing could adversely affect our business, operating results and financial condition. As the application and solutions offerings provided by us grow and evolve, and as our internal operational demands continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our needs. If we fail to continue to effectively scale and grow our technical infrastructure to accommodate these increased demands, customer retention and revenue growth may be adversely impacted. Moreover, to the extent we scale our platform, product and application offerings, including additional hardware and software features, that may place strain on our technical infrastructure. In addition, we may be unsuccessful in scaling our technical infrastructure to accommodate new product offerings and increased usage cost-effectively.
We have in the past been, and may in the future be, dependent on a limited number of significant customers.
Due to the size and nature of our arrangements with customers, one or a few customers have in the past and may in the future represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. In 2024, our five largest customers accounted for $9.8 million of revenue and our largest customer accounted for $4.9 million of revenue, representing approximately 26% and 13% of our total 2024 revenue, respectively. In 2023, our five largest customers accounted for approximately $10.0 million of revenue and our largest customer accounted for $2.2 million of revenue, representing approximately 23% and 5% of our total 2023 revenue, respectively. We cannot predict whether any of these customers will have a significant downturn in funding, and whether any such downturn, or any loss of funding or delay in payment from any one of these customers resulting therefrom, would have a material adverse effect on our business, results of operations, cash flows and financial condition.
Substantial time and effort are typically required to make a sale.
A number of factors influence the time and effort required for us to make sales, including, for example, the purchasing approval processes of potential customers (which are typically public school districts with a large number of stakeholders involved in decision-making), the need to educate potential customers about the uses and benefits of our products, the discretionary nature of potential customers’ purchasing and budget cycles and fluctuations in the needs of potential customers. The recent changes in funding allocations and priorities from the U.S. Department of Education have exacerbated these challenges. These changes have created budgetary uncertainty for our customers, often resulting in extended evaluation periods, additional layers of required approval, or the freezing of funds previously earmarked for our category of products.

Consequently, we may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur.
Our future revenues and operating results will be harmed if our customers do not renew their contracts with us, or if we are unable to expand sales to our existing customers.
Upon purchasing our products, our customers generally enter into software application subscription agreements with a one-to-three-year term and have no obligation to renew such agreements. Our customers may decide not to renew these agreements with a similar contract period, at the same prices and terms, with the same or greater application/solution coverage or at all. Although our customer renewals have historically been strong, some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention, churn and expansion rates. Our retention and expansion rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform, our customer support and professional services, our prices and pricing plans, the competitiveness of other software products and services, reductions in our customers’ spending levels, customer adoption of our solutions, deployment success, utilization rates by our customers and users, new product releases and changes to our product offerings. If our customers do not renew their software application subscription agreements, or renew on less favorable terms, our business, financial condition and operating results may be adversely affected.
Our ability to increase revenue also depends in part on our ability to increase deployment of our solutions to existing customers. Our ability to increase sales to existing customers depends on several factors, some of which are outside our control. These factors may include our customers’ experience with implementing and using our platform, user demand for our platform, their ability to integrate our solutions with existing technologies and our pricing model. A failure to increase sales to existing customers could adversely affect our business, operating results and financial condition.
We must incur significant expense in technology and content development to launch a new product or software application, and we may not generate sufficient revenue from new offerings to offset our costs.
We invest, and plan to continue to invest, significant resources in developing new products and attracting new customers, including sales and marketing, and other costs and we may not recoup these costs. In addition, delays in the implementation of a new application could negatively impact our revenue and operating results.
The time that it takes for us to recover our investment in a new product or application depends on a variety of factors including our customer acquisition costs and customer retention rate. Because of the lengthy period of time required to recoup our investment, unexpected developments beyond our control could occur that result in the customer ceasing or significantly curtailing the scope of the applications it utilizes on our platform before we generate any revenue therefrom. In addition, third-party software partners generally do not grant us exclusive rights to their content. Even when they do, such arrangements are typically of limited duration. As such, partners may choose to offer the same or similar content on one of our competitors’ platforms, which could limit the number of customers willing to purchase such products and solutions from us. In addition, if a third-party developer were to terminate our use of their application(s), customers whose subscriptions include such application(s) may stop using our platform, which in turn could negatively impact customer adoption generally. As a result of any of the foregoing, we may ultimately be unable to recover the full investment that we make in a new offering or achieve any level of profitability from such offering.
If we fail to manage our inventory and supply chain effectively, our business, financial condition and results of operations may be materially and adversely affected.
Our business requires us to manage a large volume of inventory, including a large number of stock-keeping units (“SKUs”) stored at multiple sites globally. We depend on our forecasts of demand for, and popularity of, various products to make purchasing decisions and to manage our supply and inventory of SKUs. To assist in management of manufacturing operations and in order to minimize inventory costs, we forecast anticipated product sales to predict our inventory needs up to six months (and for certain select items, up to twelve months) in advance and enter into purchase orders on the basis of these forecasts, subject to limitations on the lead time of our product components and items with long lead times. We also accept safety stock of long lead time items. If we overestimate our requirements, we and our contract manufacturers will have excess inventory, increasing our costs and the amount of our capital tied up in inventory. If we underestimate our requirements, we and our OEM partners and/or contract manufacturers may have inadequate components and materials inventory, which could interrupt, delay or prevent delivery of our products to our customers. The occurrence of any of these risks related to inventory and supply chain management could adversely affect our business, operating results and financial condition.
We also depend on limited source suppliers for some of our product components and sub-assemblies. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors including severe weather events, earthquakes and pandemics, such as COVID-19. While we believe we could obtain replacement components from alternative suppliers, we may be unable to do so. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our products may be disrupted, which could increase our costs, prevent or impair our development or commercialization efforts, and have a material adverse effect on our business, financial condition, and results of operations.
If we fail to maintain, enhance or protect our brand, our ability to expand our customer base will be impaired and our business, financial condition and results of operations may suffer.
We believe that building a strong reputation and brand as an innovative and effective educational tool and continuing to increase the strength of our customer base is critical to our future success. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control. Negative perception of us or our platform may harm our reputation and brand, and affect our ability to achieve results of operations at the levels we expect.
Another regional or global health pandemic, such as the COVID-19 pandemic, could severely affect our business, results of operations and financial condition.
Another regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic had numerous effects on the global economy. Governmental authorities around the world implemented measures to reduce the spread of COVID-19 and these measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, led to an economic downturn.
In response to the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and canceling or reducing physical participation in meetings, events and conferences), and implemented additional safety protocols for essential workers. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with a regional or global health pandemic, our operations will be negatively impacted.
We plan to continue to make acquisitions, which could negatively impact our financial condition or results of operations and may adversely affect the price of our common stock.
As part of our business strategy, we have made, and intend to make, acquisitions to add new software offerings, specialized employees and complementary companies, products or technologies, and enter new geographic regions. Our previous and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions we make in the future. If we fail to successfully integrate companies, products or technologies we acquire, our business, operating results and financial condition could be harmed. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. Our acquisition strategy may change over time and any future acquisitions we complete could be viewed negatively by customers, partners, investors or other parties with whom we do business. We may not successfully evaluate or utilize acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, any of which could affect our financial condition or the value of our common stock. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms or at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, operating results and financial condition.
Our business depends largely on our ability to attract and retain talented employees, including senior management.
Our future success depends on the continuing ability to attract, train, integrate and retain highly skilled personnel, including software engineers and sales personnel with experience in the education market. We face intense competition for qualified individuals from numerous software and other technology companies. We may not be able to retain current key employees or attract, train, integrate or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business, operating results and financial condition may be adversely affected.
Our future success also depends in large part on the continued services of our senior management and other key personnel. Even though we have employment agreements with our executive officers, our executive officers and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, our business, operating results, and financial condition could be adversely affected.
Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain key employees. Employees may be more likely to leave us if the common stock they own or the common stock underlying their vested options have significantly appreciated in value relative to the original purchase price of the common stock or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our common stock. If we are unable to retain employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results and financial condition could be adversely affected.
If we fail to effectively expand our sales and marketing capabilities, we could harm our ability to increase our customer base and achieve broader market acceptance of our platform.
Our ability to broaden our customer base and achieve broader market acceptance of our platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. Our marketing efforts include industry event participation, the use of search engine optimization, paid search, and custom website development and deployment.
We plan to expand our sales and marketing organizations in the future, both domestically and, to a more limited extent, internationally. Identifying, recruiting and training sales personnel will require significant time, expense, and attention. If we are unable to hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel are unable to achieve desired productivity levels in a reasonable period of time (including as a result of working remotely), or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.
Our platform and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.
Our platform and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. The software and hardware on which we rely has contained, and will likely in the future contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Any errors, bugs, vulnerabilities or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems or associated degradations or interruptions of service or failures to fulfill our commitments to our customers, have in the past led to, and may in the future lead to, outcomes including delays in bringing new products to market, damage to our reputation, loss of customers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business, operating results, and financial condition.
We face risks related to our contracts with state and local government entities as well as difficulties with contracting with large customers with substantial negotiating leverage, and in the past have faced risks related to contracts with federal government agencies, any of which could harm our results of operations.
We have in the past entered into, and expect to continue to enter into, agreements with local, state and federal education agencies. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. Government entities may require contract terms that differ from our standard arrangements. In addition, government demand and payment for our products may be more volatile as they are affected by public sector budgetary cycles, funding authorizations, and the potential for funding reductions or delays, making the time to close such transactions more difficult to predict. This risk is enhanced as the size of such sales to government entities increases. As we expand our customer base and the application/solution coverage of our existing customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our platform and products fail to perform as contemplated in such deployments or should we not comply with the terms of our government contracts or government contracting requirements.
If we fail to maintain relationships with third-party software developer partners or fail to expand our partnerships with industry partners, our ability to grow our business and revenue will suffer.
The success of our business depends in large part on the continued and increased development and volume of compelling content and on continuing to recruit and work with third-party developers. We may face several challenges in establishing and expanding these relationships. For instance, third-party developers who contribute to our platform must invest significant time and resources to adjust the manner in which they develop their applications for an AR/VR learning environment. The delivery of AR/VR educational programs at educational institutions is still growing in acceptance, and it is possible that administrators and faculty members may have concerns regarding such services. We cannot be certain that AR/VR educational programs, such as those offered on our platform, will ever achieve significant market acceptance, and industry partners may therefore decline to continue to create content for our platform. Further, if we were to lose certain key third-party developers, or otherwise lose a significant number of third-party developers, our growth and revenue would be negatively impacted.
Failure of our resellers or other commercial partners to use acceptable ethical business practices or comply with applicable laws could negatively impact our business.
As part of our sales and marketing strategy, we rely on third-party resellers and other commercial partners to distribute and market our products and outside of the United States, we rely exclusively on resellers to distribute and market our products. We expect these resellers and partners to operate in compliance with applicable laws, rules, and regulations, but we cannot control their conduct. If any of our resellers or partners violate applicable laws or implements business practices that are regarded as unethical, the distribution of our products in those jurisdictions could be interrupted, usage of our platform could decline, our reputation could be damaged, and we may be subject to liability. Any of these events could have a negative impact on our business, financial condition, and results of operations.

Risks Related to Financial and Accounting Matters
Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, and ability to fulfill our obligations under such indebtedness.
As of September 30, 2025, we had outstanding indebtedness in the aggregate principal amount of approximately $18.7 million. This level of indebtedness could:
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unless refinanced, require us to dedicate a substantial portion of our cash to the payment of principal and interest on our indebtedness, thereby reducing the amount of funds to be used for working capital, acquisitions, product development, capital expenditures and other general corporate purposes;

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limit our ability to obtain additional financing;

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limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase;

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increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations; and

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place us at a competitive disadvantage compared to our competitors with proportionately less debt or comparable debt at more favorable interest rates which, as a result, may be better positioned to withstand economic downturns.

In addition, the agreements governing our indebtedness contain, and any future debt instruments likely will contain, financial and operating covenants that limit our flexibility in operating our business. Our ability to comply with these covenants may be affected by events beyond our control, and we may be unable to satisfy them. A breach of any of these covenants could result in a default under the applicable debt instrument, which could cause all of our outstanding debt to become immediately due and payable. If our debt were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or repay it, which would have a material adverse effect on our business, financial condition and results of operations.
There is uncertainty regarding our ability to continue as a going concern.
Our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2024, which stated that management has concluded that substantial doubt exists about our ability to continue as a going concern for one year after the date our consolidated financial statements are issued. We have suffered recurring losses from operations, negative cash flows from operations, non-compliance with certain debt covenants and have a net working capital deficiency that raises substantial doubt about our ability to continue as a going concern. Further, we had an accumulated deficit of approximately $(308.5) million as of September 30, 2025. To address our shortage of working capital necessary to fund our operations, management is developing a remediation plan that includes refinancing existing debt facilities and raising new sources of capital. As a result of the uncertainty regarding our ability to continue as a going concern, there is increased risk that you could lose the entire amount of your investment in us. The financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty.
Our operating results may fluctuate significantly, which makes our future results difficult to predict.
Our quarterly and annual operating results have fluctuated in the past and are expected to fluctuate in the future. As a result, you should not rely upon our past quarterly and annual operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:
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our ability to generate revenues from our platform;

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our ability to attract and retain customers;

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our ability to recognize revenue or collect payments from customers or other third parties in a particular period;

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the ability of our third-party partners to manufacture and deliver our hardware, including due to global supply chain issues;

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fluctuations in spending by our customers due to availability of government funding and subsidies, episodic regional or global events, or other factors;

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changes to our platform or the development and introduction of new products or services by our competitors;

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changes in local, state or federal regulations regarding education, particularly the introduction of limitations on education products or topics for the K-12 school population, including, for example, Florida’s Parental Rights in Education bill, which became effective as of July 1, 2022;

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system failures, disruptions, breaches of security or privacy, whether on our platform or on those of third parties, and the costs associated with any such breaches and remediation;

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negative publicity associated with our products;

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health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;

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the timing of incurring additional expenses, such as increases in sales and marketing or research and development expenses;

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adverse litigation judgments, settlements or other litigation-related costs;

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other changes in the legislative or regulatory environment, including with respect to education standards and privacy and cybersecurity, or actions by governments or regulators, including fines, orders or consent decrees;

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changes in United States generally accepted accounting principles; and

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changes in domestic and global business and macroeconomic conditions, including as a result of increasing interest rates, inflation, instability in the global banking system, and global unrest including the wars in the Middle East and Ukraine.

The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.
We have identified material weaknesses in our internal control over financial reporting, and the failure to achieve and maintain effective internal controls over financial reporting could harm our business and negatively impact the value of our common stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the year ended December 31, 2024, we concluded that there were five material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that were identified related to:
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lack of segregation of duties;

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certain IT general controls, including controls review of user access roles and administrative access;

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account reconciliations and cutoff;

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analysis of significant and unusual transactions; and

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lack of a formal risk assessment policy for entity level controls.

We are currently in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including:
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hiring additional financial personnel with accounting and financial reporting expertise;

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implementing user access policies, reviews and procedures;

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improving our ongoing account reconciliations and variance analyses;

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reviewing significant and unusual financing transactions; and

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establishing a formal and documented risk assessment policy.

As of December 31, 2025, these material weaknesses have not been fully remediated. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing and cost of full remediation. The material weaknesses will be fully remediated when, in the opinion of our management, the revised control processes have been operating for a sufficient period of time.
If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.
We have a history of net losses. We expect to continue to experience net losses in the future, and we may not achieve profitability. If we do not achieve profitability, our business, financial condition and operating results will be adversely affected.
We have experienced significant net losses since we began operations in 2014, including a net loss of approximately $18.1 million for the nine months ended September 30, 2025 and approximately $20.8 million for the year ended December 31, 2024. We have an accumulated deficit of $308.5 million and a total stockholders’ deficit of $19.7 million as of September 30, 2025. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest in acquiring additional customers, expanding our platform and operations, hiring additional employees, developing and enhancing our platform and application and solutions offerings, marketing and sales, and enhancing our infrastructure. Our expansion efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Given the significant operating and capital expenditures associated with our business, we expect to continue to incur net losses for the foreseeable future and cannot assure you that we will be able to achieve profitability.
Our business is subject to seasonal sales fluctuations which could result in volatility in our operating results, some of which may not be immediately reflected in our financial position and results of operations.
Our business may be affected by the general seasonal trends common to the education markets. These include but are not limited to increased new subscriptions and expansions to existing subscriptions in connection with annual budgetary decisions made at the local, state and governmental level.
This seasonality may adversely affect our business and cause our results of operations to fluctuate.
Our ability to use our United States federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
As of December 31, 2024, we had United States federal net operating loss (“NOL”) carryforwards of approximately $200.8 million and state NOL carryforwards of approximately $167.4 million after Section 382 limitations. Under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused United States federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020 is limited to 80% of current year taxable income. NOLs arising in taxable years ending before 2018 are generally limited to a 20-year carryforward period.
Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited. We have completed an initial Section 382 analysis, and it is most likely that we have previously undergone one or more ownership changes so that our use of NOLs is currently subject to limitation.
We may also experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, some of which may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we acquire in the future, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our United States federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in United States tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.
We may have exposure to greater-than-expected tax liabilities, which could seriously harm our business.
We have entered into transfer pricing arrangements that establish transfer prices for our intercompany operations. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any jurisdiction has made a determination as to whether or not we are operating in compliance with such authority’s transfer pricing laws. Accordingly, taxing authorities in any of these jurisdictions could challenge our transfer prices and require us to adjust them to reallocate our income. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other uncertain tax liabilities requires significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Tax authorities may disagree with and may challenge our tax positions. If our tax positions were not sustained, we could be required to pay additional taxes, interest, penalties or other costs, or have other material consequences.
Risks Related to Legal and Regulatory Matters
We have been, and expect to continue to be, adversely affected by changes in U.S. and international trade policies, as well as ongoing uncertainty regarding the current administration’s trade agenda.
Our reliance on international suppliers subjects us to significant risks related to U.S. and international trade policy. The current presidential administration has pursued protectionist trade policies and has frequently utilized executive authority to impose significant tariffs and trade restrictions, particularly from China and Mexico. These actions have materialized into higher costs for our imported components and have disrupted our logistics and supply chain.
Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, the resulting environment of tariffs, retaliatory trade or other practices or additional trade restrictions or barriers, if implemented on a broader range of products or raw materials, could harm our ability to obtain necessary raw materials and product components or sell our products and services at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations, and cash flows.
Failure to comply with applicable laws and regulations, including export controls, anti-corruption, and education-specific data privacy regulations, could subject us to significant liability and adversely affect our business.
We operate in a highly regulated environment subject to U.S. export controls (EAR), economic sanctions (OFAC), and anti-corruption laws (including the FCPA and UK Bribery Act). Because we rely heavily on third-party distributors and agents to conduct business internationally, we face increased risk of liability for their actions; we may be held responsible for corrupt or illegal activities by these partners even if we do not explicitly authorize them. Violations of these laws could result in criminal penalties, loss of export privileges, and severe fines.
Simultaneously, as a provider to the education sector, we are subject to stringent regulations regarding the collection and security of student personally identifiable information. This includes evolving compliance requirements in the U.S. (at both federal and state levels) and the EU. Any failure by us or our third-party partners to comply with these complex trade, anti-corruption, or student privacy laws could result in government investigations, litigation, significant financial penalties, and reputational damage that would materially adversely affect our results of operations.
Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.
We are subject to many United States federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, cybersecurity, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations or other government scrutiny.
We collect, store, use and otherwise process data, some of which contains personal information about our employees, customers and business partners, including contact details, network details, and location data. Therefore, we are or may become subject to United States (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from customers, end users or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data we use in our business operations, which could affect our operating results.
We are and could continue to be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results and financial condition.
From time to time, we may be involved in actual and threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business. We are currently involved in litigation with EdtechX Holdings Acquisition Corp. II related to a failed merger with a special purpose acquisition company. While we believe that the claims asserted against us are without merit and intend to defend ourselves vigorously, litigation is inherently unpredictable. Any proceedings, claims or inquiries involving our company, whether successful or not, may be time consuming, result in costly litigation, unfavorable outcomes or increased costs of business, require us to change our business practices or platform, require significant amount of management’s time or may harm our reputation or otherwise harm our business, operating results, and financial condition.

In addition, companies in the Internet, technology and education industries typically own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and grow our business and platform offerings, the possibility of receiving a larger number of intellectual property claims against us grows. In addition, various “non-practicing entities” that own patents and other intellectual property rights may in the future attempt to assert intellectual property claims against us to extract value through licensing or other settlements.
From time to time, we receive letters from patent holders alleging that our platform infringes on their patent rights and from trademark holders alleging infringement of their trademark rights. We also receive letters from holders of copyrighted content alleging infringement of their intellectual property rights. Our technologies and content, including the content that partners may create for use on our platform, may not be able to withstand such third-party claims, and could have a material adverse effect on our business. We may have to seek a license to continue using technologies or engaging in practices found to be in violation of a third-party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses (for example, by being required to pay significant royalties in connection with such licenses). A license to continue using such technologies or practices may not be available to us at all and we may be required to discontinue use of such technologies or practices or to develop alternative non-infringing technologies or practices. The development of alternative non-infringing technologies or practices could require significant effort and expense or may not be achievable at all. Our business, operating results and financial condition could be harmed as a result.
The obligations associated with operating as a public company will require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our results of operations.
Following our initial public offering, our expenses increased as a result of the additional accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. We are required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. The Exchange Act requires, among other things, us to file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We are also required to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations have increased our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a public company, we are required to, among other things:
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prepare and file periodic public reports and other stockholder communications in compliance with our obligations under the United States federal securities laws;

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create or expand the roles and duties of our board of directors and committees of our board of directors;

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institute more comprehensive financial reporting and disclosure compliance functions; and

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establish new and enhance existing internal policies, including those relating to disclosure controls and procedures.

These requirements, and the involvement of accountants and legal advisors, require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we intend to increase our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to Intellectual Property
Failure to register, protect or enforce our proprietary technology and intellectual property rights could substantially harm our business, operating results and financial condition.
We rely on trademark, copyright, patent, trade secret, and domain name protection and other intellectual property laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold issued patents and copyrights in the United States and foreign jurisdictions, and trademark registrations in the United States and other foreign countries. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future applications covering our intellectual property rights may not be issued.
Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until at least 18 months after filing, or, in some cases, not at all. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The uncertainty and changing landscape regarding the patentability of software and the interpretation of the United States patent laws with respect thereto may also bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. Such changes may lead to uncertainties or increased costs and risks surrounding the prosecution, validity, ownership, enforcement, and defense of our issued patents and patent applications and other intellectual property rights, the outcome of third-party claims of infringement, misappropriation, or other claims of intellectual property violations brought against us and the actual or enhanced damages (including treble damages) that may be awarded in connection with any such current or future claims, and could have a material adverse effect on our business.
We rely on our trademarks, trade names, and brand names to distinguish our platform from the products of our competitors. However, third parties may have already registered identical or similar marks for products or solutions that also address the software market in which we operate. Efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks may restrict our ability to promote and maintain a cohesive brand throughout our key markets. We cannot be certain that pending or future United States or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, effective intellectual property protection may not be available in every country in which we conduct or intend to conduct our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, others may offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to mimic our platform and methods of operations more effectively.
To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot be certain that we would be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon, misappropriating or circumventing our intellectual property rights. If we are unable to protect our proprietary rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business, results of operations and financial condition or adversely affect our business, operating results, and financial condition.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.
We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which our platform is used or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property and proprietary rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may claim that our platform infringes their intellectual property rights, and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.
Third parties may claim that our platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform and services overlaps with that of other products and services, and as the volume of our software patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have in the past received immaterial, and may in the future receive material or immaterial, claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third-party intellectual property infringement, misappropriation or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology and intellectual property of third parties into our products. This could also result in us losing valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for these intellectual property rights, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.
Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
A portion of the technologies we use incorporates “open source” software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative work we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of open source software or claiming non-compliance with the applicable open source licensing terms.
In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires us to make the source code publicly available, and therefore can affect our ability to protect our intellectual property rights with respect to that software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification or derivative work of such licensed software. If an author or other third-party that distributes open source software that we use or license alleges that we did not comply with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the open source software, required to release proprietary source code, required to obtain licenses from third parties or required to comply with the conditions unless and until we can re-engineer the product so that it complies with the open source license or does not incorporate the open source software.
Neither the United States nor foreign courts have interpreted a large number of open source licenses, and accordingly, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our platform, to re-develop our platform or to release our proprietary source code under the terms of an open source license, any of which could harm our business. Enforcement activity for open source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we could be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our platform, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to our reputation and challenges in recruitment or retention of engineering personnel. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional development resources to change our platform.
We license technology from third parties, and our inability to maintain those licenses could harm our business.
We incorporate technology that we license from third parties, including software, into our platform. Licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement claims due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we conduct business. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against its licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop our platform that is dependent on that technology would be limited, and our business could be harmed. Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all and which may require us to use alternative technology of lower quality or performance standards. As a result, our business, operating results and financial condition would be adversely affected.
The failure of our IT systems or a security breach involving customer, student or employee personal data, and the remediation of any such failure or breach, could materially impact our reputation and adversely affect our business, results of operations or financial condition.
Our business operations utilize a variety of IT systems. Although we have established appropriate contingency plans to mitigate the risks associated with a failure of our IT systems or a security breach, if one of our key IT systems were to suffer a failure or security breach, this could have a material adverse effect on our business, results of operations or financial condition. Further, we rely on third parties for certain IT services. If an IT service provider were to fail or the relationship with us were to end, we might be unable to find a suitable replacement in a timely manner, and our business, results of operations or financial condition could be materially adversely affected. We continually modify and enhance our IT systems and technologies to increase productivity and efficiency. As new systems and technologies are implemented, we could experience unanticipated difficulties resulting in unexpected costs and adverse impacts to our business processes. When implemented, the systems and technologies may not provide the benefits anticipated and could add costs and complications to ongoing operations, which may have a material adverse effect on our business, results of operations or financial condition.
Any security breach of our IT systems or those of our IT service providers could result in disruptions to our operations. To the extent that such a breach results in a loss or damage to our data, or an inappropriate disclosure of confidential or personal information, it could cause significant damage to our reputation, affect our relationships, lead to claims against us and ultimately materially adversely affect our business, results of operations or financial condition. In addition, since our customers consists largely of educational institutions, maintaining the trust of schools, parents, and students is critical. Consequently, any breach involving student information would likely result in disproportionate reputational damage compared to other types of corporate breaches.
Any interruptions in our operations due to cyberattacks or to our failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation, business, operating results, and financial condition.
We have been the target of attempted cyber-attacks in the past, and we may be subject to unauthorized access of digital data with the intent to misappropriate information, corrupt data or cause operational disruptions in the future. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures, divert management’s attention from operations, deter people from using our platform, damage our brand and reputation, and materially adversely affect our business and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.
We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. State-supported and geopolitical-related cyberattacks may increase in connection with Russia’s invasion of Ukraine and any related political or economic responses and counter-responses. The war in Ukraine and associated activities in Ukraine and Russia have increased the risk of cyberattacks on various types of infrastructure and operations, and the United States government has warned companies to be prepared for a significant increase in Russian cyberattacks in response to the sanctions on Russia. If our services are unavailable when end users attempt to access them, our customers may seek other services, which could reduce demand for our solutions from target customers.
We have processes and procedures in place designed to enable us to recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. Although we believe we maintain cybersecurity and data privacy programs sufficient for our current operations and intend to expand such programs as our operations grow, as an early-stage company, we have not made significant investments in such programs. Further, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.
Risks Related to our Common Stock and this Offering
If our common stock fails to comply with the continued listing requirements of the Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our common stock and make obtaining future debt or equity financing more difficult for us.
Companies listed on Nasdaq are subject to delisting for, among other things, failure to maintain a minimum closing bid price of $1.00 per share for 30 consecutive business days or failure to maintain a minimum market value of listed securities (“MVLS”) of at least $35,000,000. As previously reported, on November 25, 2025, we received a letter from Nasdaq indicating that the MVLS of our common stock was below $35 million for the previous 30 consecutive business days. In addition, on December 11, 2025, we received another letter from Nasdaq notifying us that the closing bid price of our common stock was below $1.00 for the previous 30 consecutive business days.
Neither of the letters from Nasdaq have an immediate effect on the listing or trading of our common stock on Nasdaq. In accordance with Nasdaq’s listing rules, we have a period of 180 calendar days, or until May 26, 2026, to regain compliance with the MVLS requirement and a period of 180 calendar days, or until June 9, 2026, to regain compliance with the bid price requirement. To regain compliance with the MVLS requirement, the MVLS of our common stock must close at $35 million or more for a minimum of 10 consecutive business days during this compliance period, unless Nasdaq exercises its discretion to require a longer period. To regain compliance with the bid price requirement, the minimum bid price of our common stock must be $1.00 or more for a minimum of 10 consecutive business days during this compliance period, unless Nasdaq exercises its discretion to require a longer period.
If we do not regain compliance within either of the prescribed periods, Nasdaq will provide written notification that our securities are subject to delisting. We may then appeal the determination to a Hearings Panel pursuant to Nasdaq Listing Rule 5815(a), but there can be no assurance that Nasdaq would grant our request for approval of its compliance plan.
If we cannot comply with the Nasdaq Listing Rules either now or in the future, our common stock would be subject to delisting and would likely trade on the over-the-counter market. If our common stock were to trade on the over-the-counter market, selling shares of our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in shares of our common stock, further limiting the liquidity of our common stock. As a result, the market price of our common stock may be depressed, and you may find it more difficult to sell shares of our common stock. Such delisting from Nasdaq and continued or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Tumim, or the actual gross proceeds resulting from those sales.
On July 8, 2025, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $30,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Tumim at our discretion from time to time over a period commencing on the date on which all of the conditions to our right to commence sales of our common stock to Tumim set forth in the Purchase Agreement were satisfied (“Commencement Date”) and ending 24 months after July 8, 2025.
We generally have the right to control the timing and amount of any sales of our shares of common stock to Tumim under the Purchase Agreement. Sales of our common stock, if any, to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or no additional amount of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by Tumim for the shares of common stock that we may elect to sell to them under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Tumim under the Purchase Agreement, the purchase price per share that Tumim will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreement, if any.
Moreover, the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 (of which we have received proceeds of approximately $5.6 million, with approximately $24.4 million in available proceeds remaining under the Purchase Agreement) of our common stock to Tumim, and we have previously registered for resale 6,500,000 shares of our common stock and are registering 5,000,000 shares of our common stock for resale under this prospectus. If after the Commencement Date, we elect to sell to Tumim all of the shares of common stock being registered for resale under this prospectus that are available for sale by us to Tumim in purchases under the Purchase Agreement, depending on the market prices of our common stock for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of the shares may be substantially less than the $30,000,000 total commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more shares than the shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the total commitment of $30,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Tumim under the Purchase Agreement.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 5,000,000 shares of our common stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of common stock, if any, we ultimately sell to Tumim under the Purchase Agreement.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim. Pursuant to the Convertible Note, 3i will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares converted. If and when we do elect to sell shares of our common stock to Tumim pursuant to the Purchase Agreement or 3i elects to convert the Convertible Note into shares of common stock, after the selling stockholders have acquired such shares, the selling stockholders may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by us to Tumim or conversions by 3i at prices lower than the prices such investors paid for their shares in this offering.
Issuances of our common stock to the selling stockholders may cause substantial dilution to our existing stockholders, the issuance of the shares of our common stock acquired by the selling stockholders could cause the price of our common stock to decline, and the actual number of shares we will issue under the Purchase Agreement and the Convertible Note, at any one time or in total, is uncertain.
This Registration Statements relates to the issuance of up to 7,500,000 shares of common stock to 3i upon conversion of the Convertible Note and to an aggregate amount of up to $30,000,000 (of which we have received proceeds of approximately $5.6 million, with approximately $24.4 million in available proceeds remaining under the Purchase Agreement) of shares of our common stock that we may sell to Tumim from time to time prior to the 24-month anniversary of July 8, 2025. The number of shares ultimately offered for resale by the selling stockholders under this prospectus is dependent upon the number of shares we elect to sell to Tumim under the Purchase Agreement and that 3i elects to convert under the Convertible Note. See “Committed Equity Financing” and “The 3i Transaction” for more information about our obligations under the Purchase Agreement and the Convertible note.
Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement and conversion under the Convertible Note may cause the trading price of our common stock to decline. After the selling stockholders have acquired shares under the Purchase Agreement or Convertible Note, they may sell all, some or none of those shares. Sales to Tumim by us pursuant to the Purchase Agreement and conversions by 3i pursuant to the Convertible Note under this prospectus may result in substantial dilution to the interests of other holders of our common stock. The resale of a substantial number of shares of our common stock by the selling stockholders in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. We have the right to control the timing and amount of any sales of our shares to Tumim (other than the mandatory purchase notice described above that we are obligated to issue), and the Purchase Agreement may be terminated by us at any time at our discretion without penalty. However, we cannot control the timing and of conversion of the Convertible Note by 3i.
The extent to which we rely on Tumim as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.
The price of our common stock may be volatile.
The price of our common stock may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our user growth, retention, engagement, revenue or other operating results;

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developments involving our competitors;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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actual or anticipated fluctuations in quarterly or annual operating results;

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any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

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publication of research reports by securities analysts about us, our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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additional shares of common stock being sold into the market by us or our stockholders, including the selling stockholders, or the anticipation of such sales, or the sale of shares by existing stockholders subject to lock-up agreements into the market, when applicable “lock-up” periods end;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the number of shares of common stock available for public sale;

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announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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announcements by us or estimates by third parties of actual or anticipated changes in the number of our customers or the level of user engagement;

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changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole, including interest rate changes and inflation;

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developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

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other events or factors, including those resulting from wars, recessions, instability in the global banking system, local and national elections, international currency fluctuations, corruption, political instability and acts of terrorism.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and seriously harm our business.
We are classified as a “controlled company” for purposes of the Nasdaq Listing Rules and therefore qualify for certain exceptions from certain corporate governance requirements. As a result, in the event we rely on such exceptions, our stockholders would not have the same protections afforded to stockholders of companies that are not controlled companies.
Currently, dSpace bSpace, and Fiza control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:
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the requirement that a majority of a company’s board of directors consist of independent directors;

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the requirement that nominating matters be decided solely by independent directors; and

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the requirement that executive and officer compensation matters be decided solely by independent directors.

Accordingly, in the event that we decide to rely on the “controlled company” exemption to reduce our corporate governance requirements, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and may remain an emerging growth company for up to five years following the fifth anniversary of the date of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. The reduced disclosure and other requirements that we may take advantage of include:
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not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

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presenting reduced disclosure about our executive compensation arrangements;

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not being required to hold non-binding advisory votes on executive compensation or golden parachute arrangements;

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being exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

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relying on extended transition periods for complying with new or revised accounting standards, a result of which is that our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
We do not intend to pay cash dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and the price and trading volume of our common stock may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, in certain instances companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.
Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we are not able to implement the requirements of Section 404, as well as any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Provisions in our charter documents and under Delaware law, including anti-takeover provisions, could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.
Our second amended and restated certificate of incorporation (our “Charter”) and second amended and restated bylaws (our “Bylaws”) include anti-takeover provisions, which may have the effect of delaying or preventing a merger, acquisition or other change of control of us that our stockholders may consider favorable. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, the Charter and Bylaws include provisions that:
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require super-majority voting to amend provisions in the Charter and Bylaws;

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provide that stockholders holding more than 40% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders holding 40% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors;

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provides that our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders to be held in 2025 and the initial term of our non-independent directors will expire at our second annual meeting of stockholders to be held in 2026;

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provide that only a majority of our board of directors, the chairman of our board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities will be authorized to call a special meeting of stockholders;

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do not provide for cumulative voting;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders entitled to vote at an election of directors;

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provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws, subject to Delaware General Corporation Law (“DGCL”) requirements; and

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.
Our Charter contains exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our Charter provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter, the Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Charter provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that a Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results.
There may be a limited market for our common stock.
Our common stock is a relatively new and illiquid security. There is no assurance that an active trading market for our common stock will develop or be sustained. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares at a time and price that you deem appropriate. Low trading volume can also make it difficult for us to raise additional capital through the sale of equity securities. If we need to raise additional capital in the future, we may be unable to do so on favorable terms, or at all, if an active trading market for our common stock does not exist.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus may include forward-looking statements. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, information concerning possible or projected future results of our operations; business strategies; prospects; future cash flows; financing plans; plans and objectives of management; or any other statements regarding future cash needs, future operations and future financial results.
Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While we believe that these forward-looking statements are reasonable, there can be no assurance that we will achieve or realize these plans, intentions or expectations. You should understand that the following important factors could affect our future results prior to and following the offering and could cause those results to differ materially from those expressed or implied by the forward-looking statements in this prospectus. These risks include but are not limited to:
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risks related to disruption of management’s time from ongoing business operations due to this offering;

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litigation, complaints, product liability claims and/or adverse publicity;

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the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, inflation, instability in the global banking system, global unrest, and global health epidemics, such as the COVID-19 pandemic;

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changes in federal and state contracting policies and shifts in educational policy priorities;

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the failure to maintain relationships with third-party software developer partners or failure to expand our partnerships with industry partners;

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sales of our common stock by us or our stockholders, including the selling stockholders, which may result in increased volatility in our stock price; and

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privacy and data protection laws, privacy or data breaches, or the loss of data.

These and other factors that could cause actual results to differ from those implied by the forward- looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus, as well as those described under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors may emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

COMMITTED EQUITY FINANCING
General
On July 8, 2025, we entered into the Purchase Agreement and the associated Registration Rights Agreement (the “Registration Rights Agreement”) with Tumim. Pursuant to the Purchase Agreement, we have the right to sell to Tumim up to a total commitment of $30,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement.
Under the Registration Rights Agreement, we are obligated to file a registration statement with the SEC to register for resale by Tumim the shares of common stock we may issue to Tumim under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we filed a registration statement on Form S-1 (File No. 333-288978), pursuant to which 6,500,000 shares of common stock were registered for resale pursuant to the Purchase Agreement. As of the date of this prospectus, Tumim has resold 6,482,141 shares of common stock pursuant to the prior registration statement. Therefore, we have filed the Registration Statement that includes this prospectus with the SEC to register 5,000,000 additional shares of common stock under the Securities Act for resale that we may issue to Tumim under the Purchase Agreement.
We do not have further right to commence any sales of our common stock to Tumim under the Purchase Agreement until all of the conditions to our right to make sales of our common stock to Tumim set forth in the Purchase Agreement have been satisfied, including that the Registration Statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. We will control the timing and amount of any sales of our common stock to Tumim. Actual sales of shares of our common stock to Tumim under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for our company and our operations.
The purchase price per share of the shares of common stock that we elect to sell to Tumim pursuant to the Purchase Agreement will be equal to: (a) in the event that the valuation period consists of only one trading day, the lower of (i) ninety-seven percent (97.0%) of the VWAP during the applicable valuation period and (ii) the closing sale price on the first trading day immediately following the date on which Tumim receives a valid purchase notice, or (b) in the event the valuation period consists of three trading days, ninety- seven percent (97.0%) of the lowest VWAP during the applicable valuation period. When delivering a purchase notice, we have the ability to elect, in our sole discretion, a valuation period of one trading day or three trading days. There is no upper limit on the price per share that Tumim could be obligated to pay for the common stock under the Purchase Agreement.
Under the applicable Nasdaq rules, we were not permitted to issue to Tumim under the Purchase Agreement more than 4,656,828 shares of our common stock (including the Commitment Shares (as defined below)) (the “Exchange Cap”), unless we obtained stockholder approval to do so. On October 15, 2025, our stockholders approved the issuance of shares above the Exchange Cap, and thus the Exchange Cap no longer applies.
The Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), including the Commitment Shares, would result in Tumim beneficially owning more than the Beneficial Ownership Limitation of 4.99% of the outstanding common stock (or 9.99% if elected by Tumim by delivery of notice at least 61 days prior to effectiveness of such increase).
Because the purchase price per share to be paid by Tumim for the shares of common stock that we may elect to sell to Tumim under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock, as of the date of this prospectus it is not possible for us to predict the number of shares of common stock that we will sell to Tumim under the Purchase Agreement, the actual purchase price per share to be paid by Tumim for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of January 31, 2026, there were 33,302,983 shares of our common stock outstanding, of which 16,013,522 shares were held by non-affiliates, which excludes the 12,500,000 shares of common stock registered by the Registration Statement of which this prospectus forms a part. If all of the shares offered for resale by Tumim under this prospectus were issued and outstanding as of January 31, 2026, such shares would represent approximately 13.1% of the total number of shares of our common stock outstanding and approximately 23.8% of the total number of outstanding shares held by non-affiliates.
The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to Tumim. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for costs of this transaction, for operating expenses, working capital, strategic and general corporate purposes.
The issuance of our common stock to Tumim pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.
As consideration for Tumim’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company issued to Tumim 47,141 shares of common stock upon filing of the prior registration statement (the “Initial Commitment Shares,” and together with the Additional Commitment Shares, the “Commitment Shares”). In addition, as consideration for Tumim’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, we agreed to issue Additional Commitment Shares upon the date on which we received from Tumim total aggregate cash proceeds equal to $10,000,000 as payment for shares purchased by Tumim under the Purchase Agreement (the “Additional Commitment Shares Trigger Date”) in an amount equal to (a) $150,000, divided by (b) the lower of (i) the closing sale price of the common stock on the trading day immediately preceding the Additional Commitment Shares Trigger Date, and (ii) the average closing sale prices of the common stock for the five trading days immediately preceding the Additional Commitment Shares Trigger Date. We have also agreed to reimburse Tumim for its reasonable out-of-pocket fees and expenses (including of its legal counsel), up to a maximum of $25,000.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Neither the Company nor Tumim may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.
Purchase of Shares by Tumim
Upon the terms and subject to the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, from time to time at our sole discretion over period from and after the Commencement Date and ending on the 24-month anniversary of July 8, 2025, to direct Tumim to purchase up to a maximum amount of shares of common stock based on a percentage of total trading volume of the common stock during the relevant valuation period at the applicable purchase price per share to be calculated on the trading day Tumim receives a valid purchase notice from the Company (the “Purchase Exercise Date”) in accordance with the Purchase Agreement.
The maximum number of shares of common stock that Tumim is required to purchase in any single purchase under the Purchase Agreement (the “Purchase Maximum Amount”) is equal to:
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with respect to a purchase where the valuation period consists of one trading day, such number of shares of common stock equal to the lower of: (i) 25% of the trading volume in the common stock on Nasdaq for the applicable Purchase Exercise Date for such purchase; and (ii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $1,000,000 by (B) the VWAP on the Purchase Exercise Date; or

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with respect to a purchase where the valuation period consists of three trading days, such number of shares of common stock equal to the lower of: (i) 40% of the trading volume in the common stock on Nasdaq for the applicable Purchase Exercise Date for such purchase; and (ii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $2,000,000 by (B) the VWAP on the Purchase Exercise Date.

The purchase price per share of the shares of common stock that we elect to sell to Tumim pursuant to the Purchase Agreement will be equal to: (a) in the event that the valuation period consists of only one trading day, the lower of (i) ninety-seven percent (97.0%) of the VWAP during the applicable valuation period and (ii) the closing sale price on the first trading day immediately following the date on which Tumim receives a valid purchase notice, or (b) in the event the valuation period consists of three trading days, ninety-seven percent (97.0%) of the lowest VWAP during the applicable valuation period. When delivering a purchase notice, we have the ability to elect, in our sole discretion, a valuation period of one trading day or three trading days. There is no upper limit on the price per share that Tumim could be obligated to pay for the common stock under the Purchase Agreement.
The Purchase Price to be paid by Tumim in a purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.
The payment for shares in respect of each purchase under the Purchase Agreement will be settled on the trading day immediately following the end of the relevant valuation period for each purchase.
Conditions Precedent to Commencement and For Delivery of Purchase Notices
Our right to deliver purchase notices to Tumim under the Purchase Agreement, and Tumim’s obligation to purchase shares of common stock pursuant to notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement Date, and (ii) the satisfaction of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Tumim’s control, which conditions include the following:
•
the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•
our having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•
the Registration Statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Tumim under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Tumim being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

•
the SEC shall not have issued any stop order suspending the effectiveness of the Registration Statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by us to Tumim under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the common stock for offering or sale in any jurisdiction;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the Registration Statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by us to Tumim under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;
•
this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to the Commencement Date, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

•
trading in the common stock shall not have been suspended by the SEC or Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock;

•
we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

•
no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•
the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors;

•
our reservation out of our authorized and unissued common stock 6,000,000 shares of common stock solely for the purpose of issuing shares to Tumim pursuant to purchases that may be effected by us pursuant to the Purchase Agreement; and

•
the receipt by Tumim of the opinions, bring-down opinions and negative assurances from our outside counsel in the forms mutually agreed to by us and Tumim prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
•
the 24-month anniversary of July 8, 2025;

•
the date on which Tumim shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to its $30,000,000 total commitment under the Purchase Agreement;

•
the date on which the common stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other Eligible Market;

•
the 30th trading day next following the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such 30th trading day; and

•
the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for our company or for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to Tumim. We and Tumim may also terminate the Purchase Agreement at any time by mutual written consent.
Tumim also has the right to terminate the Purchase Agreement upon fivetrading days’ prior written notice to us, but only upon the occurrence of certain events, including:
•
the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

•
the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

•
our failure to file with the SEC, or the SEC’s failure to declare effective, the Registration Statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

•
the effectiveness of the Registration Statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of twenty consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period, other than due to acts of Tumim;

•
trading in the common stock on The Nasdaq Capital Market (or if the common stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days; or

•
we are in material breach or default of the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten trading days after notice of such breach or default is delivered to us pursuant to the Purchase Agreement.

No termination of the Purchase Agreement by us or by Tumim will become effective prior to the fifth trading day immediately following the applicable settlement date related to any pending Purchase that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending purchase (as applicable), and both we and Tumim have agreed to complete our respective obligations with respect to any such pending purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by Tumim
Tumim has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, from July 8, 2025 until the 24-month anniversary of July 8, 2025, we are limited in our ability to enter into specified variable rate transactions irrespective of any earlier termination of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance.
Effect of Performance of the Purchase Agreement on our Stockholders
All shares of common stock that may be issued or sold by us to Tumim under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering (excluding the Commitment Shares) may be issued and sold by us to Tumim from time to time at our discretion over a period of commencing on the Commencement Date and ending on the 24-month anniversary of July 8, 2025. The resale by Tumim of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, by Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our common stock to Tumim pursuant to the Purchase Agreement, after Tumim has acquired such shares, Tumim may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim in this offering as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Tumim under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Although the Purchase Agreement provides that we may sell up to an aggregate of $30,000, 000 (of which we have received proceeds of approximately $5.6 million from the issuance and sale of 6,482,141 shares of common stock, with approximately $24.4 million in available proceeds remaining under the Purchase Agreement) of our common stock to Tumim, we are registering 5,000,000 shares of our common stock for resale under this prospectus. If we elect to sell to Tumim all of the 5,000,000 shares of common stock being registered for resale under this prospectus that are available for sale by us to Tumim under the Purchase Agreement, depending on the market prices of our common stock, the actual gross proceeds from the sale of the shares may be substantially less than the $30,000,000 total commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more shares than being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the total commitment of $30,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock over the 5,000,000 shares registered in this Registration Statement that we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Tumim under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 5,000,000 shares of our common stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of common stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of shares of common stock to Tumim under the Purchase Agreement at varying purchase prices:
Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim(2)	Gross Proceeds from the Sale of Shares to Tumim Under the Purchase Agreement(3)
$0.25	5,000,000	13.1%	$1,250,000
$0.35	5,000,000	13.1%	$1,750,000
$0.417(4)	5,000,000	13.1%	$2,085,000
$0.45	5,000,000	13.1%	$2,250,000
$0.55	5,000,000	13.1%	$2,750,000
$0.65	5,000,000	13.1%	$3,250,000
$0.75	5,000,000	13.1%	$3,750,000

(1)
Although the Purchase Agreement provides that we may sell up to $30,000,000 of our common stock to the stockholder, we are only registering 5,000,000 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to the stockholder under the Purchase Agreement. The number of registered shares to be issued as set forth in this column gives effect to (i) the Beneficial Ownership Limitation, and (ii) the total commitment amount of $30,000,000.

(2)
The denominator is based on 33,302,983 shares outstanding as of January 31, 2026, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Tumim in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)
Excludes Additional Commitment Shares issuable to Tumim for which no proceeds are received by us.

(4)
The closing sale price of our common stock on January 30, 2026.

THE 3i TRANSACTION
On April 10, 2025, we entered into a Securities Purchase Agreement (the “SPA”) with 3i, pursuant to which 3i agreed to purchase, for an aggregate purchase price of $20,000,000, two senior secured convertible promissory notes from the Company in the aggregate principal amount of $21,505,377, in each case subject to the terms and conditions set forth in the SPA.
On the April 11, 2025 (the “First Closing Date”), a closing was held for the purchase by 3i of the Convertible Note the principal amount of $13,978,495, for an aggregate purchase price of $13,000,000. As of January 31, 2026, the remaining outstanding principal balance was $8,724,153.
The Convertible Note matures on April 11, 2027, unless extended pursuant to the terms thereof. The Convertible Not bears interest at a rate of 6.0% per annum, has a 7.0% original issuance discount, and is secured by a first priority security interest in substantially all the assets of the Company, including its intellectual property. Interest on the Convertible Note is guaranteed through the maturity date regardless of whether or not the Convertible Note is earlier converted or redeemed.
The Convertible Note is convertible (in whole or in part) at any time prior to its maturity date into the number of shares of common stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid late charges with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $12.39 per share (“Initial Conversion Price”). At no time may 3i hold or be required to take more than 4.99% (or up to 9.99% at the election of 3i pursuant to the Convertible Note) of the outstanding common stock.
The conversion price of the Convertible Note is subject to a floor price of $0.22 (the “Floor Price”).
In addition, if an Event of Default (as defined in the Convertible Note) has occurred, 3i may elect to convert all or a portion of the Convertible Note into shares of common stock at a price equal to the lesser of (i) 80% of the volume-weighted average price of the common stock (“VWAP”) of the shares of common stock as of the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default Notice (as defined below) and (ii) 80% of the average VWAP of common stock for the five trading days with the lowest VWAP of the shares of common stock during the ten consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default Notice.
Upon the occurrence of an Event of Default, we are required to deliver written notice to 3i within one business day (an “Event of Default Notice”). At any time after the earlier of (a) 3i’s receipt of an Event of Default Notice, and (b) 3i becoming aware of an Event of Default, 3i may require us to redeem all or any portion of the Convertible Note at a 10% premium. Upon an Event of Default, the Convertible Note shall bear interest at a rate of 11.0% per annum.
Beginning 90 days after the First Closing Date, and every month thereafter, we must repay 3i $665,643 towards the principal balance of the Convertible Note and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of common stock, at the Company’s option (collectively, the “Installment Amount”). 3i will also have the right to accelerate monthly repayment obligations by receiving shares of common stock. For any Installment Amount paid in the form of shares of common stock, the applicable conversion price will be equal to the lesser of (a) the Initial Conversion Price, and (b) 95% of the lowest VWAP in the ten trading days immediately prior to such conversion.
In connection with a “Change of Control” (as defined in the Convertible Note), 3i has the right to require us to redeem all or any portion of the Convertible Note in cash at a price equal to 110% times the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, (iii) a “make-whole” amount to ensure that, if paid, 3i will have received the guaranteed interest pursuant to the Convertible Note and (iv) all accrued and unpaid late charges with respect to the amounts described in (i), (ii) and (iii), if any.
In connection with the SPA, we entered into a registration rights agreement with 3i (the “3i RRA”). Pursuant to the 3i RRA, we are obligated to file a registration statement with the SEC to register for resale by

3i the shares of common stock we may issue to 3i under the Convertible Note. In accordance with our obligations under the 3i RRA, we filed a registration statement on Form S-1 (File No. 333-286641), pursuant to which 7,899,048 shares of common stock were registered for resale pursuant to the Convertible Note. Due to the decrease in the bid price of our common stock, we are registering an additional 7,500,000 shares of common stock for resale that we may issue to 3i under the Convertible Note to abide by the terms of the 3i RRA.
On the First Closing Date, certain officers and directors of the Company, as well as other holders of shares of common stock, the Company, and 3i entered into a voting agreement (the “Voting Agreement”), pursuant to which the stockholders agreed, until the termination of the Voting Agreement, not to sell, assign, transfer, pledge, encumber or otherwise dispose of any common stock held by such stockholder and other similar restrictions against transfer and alienation, unless a proposed transferee agrees to be bound by the terms of the Voting Agreement.

USE OF PROCEEDS
This prospectus relates to shares of common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
We may receive up to $24.4 million in remaining available gross proceeds from Tumim pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”
We intend to use any proceeds from the selling stockholders that we receive under the Purchase Agreement for operating expenses, working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the selling stockholders and our independent registered public accountants.

PLAN OF DISTRIBUTION
Our shares of common stock offered by this prospectus are being offered by the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of common stock offered by this prospectus could be effected in one or more of the following methods:
•
ordinary brokers’ transactions;

•
transactions involving cross or block trades;

•
through brokers, dealers, or underwriters who may act solely as agents;

•
“at the market” into an existing market for our shares of common stock;

•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•
in privately negotiated transactions; or

•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The selling stockholders are each an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The selling stockholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that they have acquired and may in the future acquire from us pursuant to the Purchase Agreement or the Convertible Note. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholders have informed us that each such broker-dealer will receive commissions from the selling stockholders that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the selling stockholders may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the selling stockholders.
We know of no existing arrangements between the selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholders, any compensation paid by the selling stockholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the selling stockholders. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued the Initial Commitment Shares, and will issue the Commitment Shares to, Tumim as a commitment fee — the number of Additional Commitment Shares we issue to Tumim depends on our stock price at various times, namely prior to the date we have sold $10,000,000 in shares of common stock to Tumim pursuant to the Purchase Agreement. We also have agreed to reimburse Tumim for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, up to a maximum amount of $25,000. We also have agreed to reimburse 3i for the fees and disbursements of its counsel, payable upon the issuance of the Convertible Note, in an aggregate amount not to exceed $150,000.
We also have agreed to indemnify the selling stockholders and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Each of the selling stockholders has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by such selling stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering will be approximately $45,585.
Tumim has represented to us that at no time between a recent date specified in the Purchase Agreement and prior to the date of the Purchase Agreement, has Tumim or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Tumim has agreed that during the term of the Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the selling stockholders.
Our common stock is currently listed on Nasdaq under the symbol “ZSPC”.

DIVIDEND POLICY
We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Historical results may not be indicative of future performance. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” or in other sections of this prospectus.
In this discussion, we use certain non-GAAP financial measures. Explanation of these non-GAAP financial measures and reconciliation to the most directly comparable GAAP financial measures are included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Investors should not consider non-GAAP financial measures in isolation or as substitutes for financial information presented in compliance with GAAP.
Overview
We are a leading provider of augmented and virtual reality educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and the Career and Technical Education (“CTE”) markets.
Graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it, and interact with it as if it were real. We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution for higher grade levels, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.
We estimate using data from national government sources specifying the number of schools within their regions that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the

United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
Our Business Model
We generate revenue by selling hardware, software and services to customers, who are primarily K-12 schools, as well as community colleges, technical colleges and trade colleges. Our hardware product includes our flagship product, the Inspire laptop which works together with our patented stylus product to create an interactive AR/VR experience. Our software consists of a series of educational applications that run on our hardware to provide interactive experiences. Our services consist of support services from our professional development team. We are focused on driving substantial annual growth in software applications revenue and product revenue while maintaining modest growth in services revenue.
Hardware Product Revenue
Our platform is designed to work with a wide range of learning applications, for both K-12 education and CTE, that come to life by having 3D models projected out of the screen. Our flagship product is the Inspire line of products, our latest laptop product built in partnership with a major PC OEM. It is our first product offering 3D stereo visualization without the need to utilize glasses/eyewear. Our initial original edition product offerings (OE) used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US. Product revenue accounted for 52% and 58% of our total revenue for the nine months ended September 30, 2025 and 2024, respectively.
Software Applications Revenue
Our platform allows for immersive experiential learning experiences across science, math technology, engineering and career training applications. We derive software applications revenue from the sale of licenses and subscription plans to the software applications available on our platform.
Our software applications are priced based on the number of devices or users and length of the contract. We offer discount programs based on increases in volume of devices or users and the length of the contract. We believe the wide variety and flexibility of our software applications help us retain existing customers and acquire additional customers. Software applications revenue accounted for 38% and 35% of our total revenue for the nine months ended September 30, 2025 and 2024, respectively. We expect that going forward our software applications revenue will grow faster in absolute dollars and as a percentage of our total revenue than our product or service revenues.
We typically invoice our customers annually in advance of providing software and services. Software sales consist of licenses of our functional intellectual property that are materially satisfied at a point in time when key codes are provided to allow customers to access the software. In transactions where a third-party is involved in providing software licenses to a customer, we recognize the revenue from the third-party ratably on a straight-line basis.

Services Revenue
Our services are a “turn-key” solution that aids customers with configuring purchased products with software and license keys specific to the customer’s use. This service allows the applicable school to quickly get started with an out-of-the-box ready system. We derive services revenue from installation and/or training services for products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month delivered remotely or on-site at the customer’s location. Additionally, we offer one- and two-year extended warranty contracts that customers can purchase at their option, which are also separate performance obligations. Services revenue accounted for 11% and 8% of our total revenue for the nine months ended September 30, 2025 and 2024, respectively.
Key Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.
Bookings Growth
We track the bookings growth in our business very closely and we believe this is a key indicator of our business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion. Our bookings growth is represented below for each of the periods presented:
	Three Months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Bookings	$7,436	$11,736	$22,746	$35,173
United States CTE & K-12 Bookings
We believe our ability to retain and grow our product and software revenue will be dependent on our ability to grow in both our United States CTE and K-12 market segments. We track our performance in this area by measuring our bookings from customers in each of these markets. We calculate this metric on a quarterly basis by comparing the aggregate number of bookings in each market for the most recent quarter divided by the number of bookings attributable to the same market for the same quarter in the previous fiscal year. CTE bookings accounted for approximately 49% and 41% for the three months ended September 30, 2025 and 2024, respectively, while K-12 bookings accounted for approximately 51% and 59%, for the three months ended September 30, 2025 and 2024, respectively. CTE bookings accounted for approximately 38% and 34% for the nine months ended September 30, 2025 and 2024, respectively, while K-12 bookings accounted for approximately 62% and 66%, for the nine months ended September 30, 2025 and 2024, respectively.
Subsequent to September 30, 2024, we experienced significant cancellations (“debooks”) of previously reported customer commitments that affect full year bookings performance. These debooks totaled $1.8 million for the nine months ended September 30, 2024. The primary factors contributing to these debooks were customer financial constraints.
Management believes the disclosure of these material debooks provides investors with important context for evaluating business performance. While we do not routinely adjust previously reported bookings figures for normal course cancellations, the magnitude of these debooks was deemed material enough to warrant specific disclosure in this prospectus.
International Bookings
We track our performance in international sales by measuring bookings from our international reseller partners relative to total bookings. We calculate this metric on a quarterly basis by comparing the aggregate amount of bookings attributable to international partners for the most recent quarter compared to the number of bookings attributable to international partners for the same quarter in the previous fiscal year and the prior quarter. International bookings accounted for approximately 17% and 27% for the three months ended September 30, 2025 and 2024, respectively. International bookings accounted for approximately 14% and 16% for the nine months ended September 30, 2025 and 2024, respectively.
Software Subscription Renewable Revenue Growth
We believe that our ability to renew and increase the software revenues on our platform from existing customers is an indicator of market penetration, adoption, the growth of our business and future revenue trends. Software sales of our solutions are purchased on an annual or multi-year basis, as well as one-time licenses to allow (i) an unlimited number of users on a particular device or (ii) a particular number of users to access our applications. We include subscriptions for both device and user-based applications and services in our measure of renewing revenue. Our customers typically enter into annual licenses or subscriptions with us, although some enter into multi-year agreements. Customers have no contractual obligation to renew their licenses or subscriptions with us after the completion of their initial term.
We believe the level of renewing revenue is an important indicator of future business success, as it is an indicator of sales growth of customer expansion accounts, utilization of our platform and future margin improvement. Our renewing revenue includes:
(i)
renewal of prior customer agreements in whole or in part, plus

(ii)
additional software titles added to existing customer agreements, and

(iii)
software revenues related to sales of new systems as part of an expansion of the customer footprint.

The above aspects of software revenue are captured in the annualized contract value (ACV) and net dollar revenue retention rate (NDRR) metrics described below under “Retention and Expansion of Customers.” We believe that these annualized measures provide important context to understanding the strength and growth of our software license revenue. We expect to accelerate the transition of our revenue mix to software from hardware through continued improvement in renewing revenue from the retention and expansion of our customers.
Retention and Expansion of Customers
Our ability to increase revenue depends in part on retaining our existing customers and expanding their use of our platform. We offer an integrated, comprehensive set of solutions that cover K-12/STEM and CTE. We have a variety of software bundles targeted at different areas of learning and grade levels. Retaining and expanding our existing customer base is critical to our success.
To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active software licenses, with particular attention to customers with at least $50,000 in annualized contract value (“ACV”). Our ACV for the nine months ended September 30, 2025 and 2024 was approximately $10.2 million and $11.3 million, respectively. We calculate our Dollar-Based Retention Rate as of a given period end by starting with the ACV from all customers as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our Dollar- Based Retention Rate. For the trailing twelve-month period ended September 30, 2025 and 2024, our NDRR on customers with at least $50,000 of ACV was 77% and 102%, respectively.
Average Term Length
We measure the ACV dollar-weighted term length of our renewable software license agreements. We believe, an increase in term length is a signal that customers are adopting our products for long-term use, which decreases the risk that a customer will choose not to renew their software licenses. CTE agreements are typically longer-term than K-12 agreements, and as a result, the dollar-weighted term length measure can reflect a mix shift of license agreements between these product lines.
Non-GAAP Financial Measures
We use non-GAAP financial measures in addition to our results of operations reported in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income (loss). We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted EBITDA
We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization expense, stock-based compensation, change in fair value of convertible debt, loss on debt extinguishment and income tax expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.
The following table presents our Adjusted EBITDA from operations for each of the periods presented:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP Net Loss	$(6,169)	$(204)	$(18,103)	$(17,197)
Add back (deduct):
Interest expense	306	596	1,109	2,235
Depreciation and amortization	6	2	7	9
Income tax (benefit) expense	(1)	—	12	34
Stock-based and equity related compensation	2,754	51	5,582	7,401
Loss on change in fair value of convertible debt	1,148	—	623	—
Loss on extinguishment of debt	—	—	—	52
Adjusted EBITDA	$(1,956)	$445	$(10,770)	$(7,466)
Factors Affecting Our Performance
We believe that our growth and financial performance are dependent upon many factors, including the key factors described below which are in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”
Retention of Key Employees
In 2020, in response to concerns relating to the COVID-19 pandemic, we made significant changes to our business, including changes to our structure and employee base. We moved to a remote working environment at the onset of the pandemic and have transitioned to a hybrid working environment. In many respects, we believe these changes have better positioned our workforce and our company for profitability. However, we believe we have many employees that are key to our operations, and in the event some of these key employees were to leave our company, it would have a detrimental effect on our business and operations.
Strategic PC OEM Partnerships
Prior to our most recent laptop product, Inspire, we worked exclusively with tier-one Original Development Manufacturers (“ODMs”) to manufacture our products. In 2021, we made the strategic decision to partner with a major PC OEM, working together to build Inspire, a proprietary laptop product, which allowed us to leverage the OEM’s supply chain network and volumes. As of September 30, 2025, approximately 21,600 Inspires have been shipped under our agreement with this PC OEM. Our master agreement with our PC OEM partner is subject to an initial one-year term, with automatic renewal for subsequent one-year terms. Either party is permitted to terminate the agreement upon written notice delivered to the other party not later than three months prior to the expiration of the applicable term. During 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. If either PC OEM decided to discontinue their relationship with us, our business could be materially and adversely impacted. We also rely upon one third-party partner located in China to manufacture our stylus. If our manufacturing partners that we rely upon decide to discontinue their relationship with us and we are unable to replace such parties on similar terms or at all, our business could be materially and adversely impacted.
Scaling in the United States
Our fundamental go-to-market model is built upon a solution-oriented selling approach. We believe it is critical that we continue to grow and scale our business in the United States in order to be successful. School districts can at times be prone to long sales cycles as a result of the bureaucratic purchasing process. In addition, education funding is subject to change based on political, policy or economic variables at the federal, state or local level, which can impact a school district’s funding, both positively and negatively, and impact our business in the United States.
Software Acquisitions for Growth
An important component to our future growth plan going forward is the acquisition of key software companies and/or intellectual property in specific areas within the education market. We believe that the completion and successful integration of such companies and assets will be important to our success.
Beginning in the first quarter of 2025, new tariffs were announced on imports to the U.S. (“U.S. Tariffs”), including tariffs on imports from China, where the Company manufactures its products, and multiple nations have announced tariffs and other actions in response. Trade negotiations are ongoing, but overall the global trade environment remains fluid and highly uncertain. Modifications and delays to the U.S. Tariffs have been announced and further changes are expected to be made in the future. Tariffs and other measures that are applied to the Company’s products or their components can have a material adverse impact on the Company’s business, results of operations and financial condition, including impacting the Company’s supply chain, pricing and gross margin. The ultimate impact remains uncertain and will depend on several factors, including whether additional or incremental U.S. Tariffs or other measures are announced or imposed, to what extent other countries implement tariffs or other retaliatory measures in response, and the overall magnitude and duration of these measures. Trade and other international disputes can have an adverse impact on the overall macroeconomic environment and result in shifts and reductions in spending for the Company’s products and services, all of which can further adversely affect the Company’s business and results of operations.
Components of Results of Operations
Revenue
Our revenue consists of hardware revenue, software applications revenue and services revenue. We recognize revenue at the amount to which we expect to be entitled when control of the products, software or services is transferred to its customers as described below. We have elected to record revenue net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded within other current liabilities until remitted to the relevant government authority.
Hardware Revenue — Hardware revenue is generated from the sale of our learning stations bundled with pre-loaded perpetual license software, accessories necessary for full use of our products, including stylus, eyewear (if needed) and power adapters, and a standard assurance type warranty. Hardware accessories are also sold on a stand-alone basis. Customers place orders for the hardware and we fulfill the order and ship the hardware directly to the customer or authorized resellers. Generally, we receive payment from customers or authorized resellers at the time of hardware delivery; however, in certain circumstances our United States customers may remit payment at a later date pursuant to the terms of their agreement with us. We recognize hardware revenue associated with a sale in full at the time of shipment. Customers purchasing hardware from us also typically purchase our enabled software applications for use on their devices.
Software Applications Revenue — Software applications revenue is generated from the sale of internally developed and third-party applications enabled for use on our products licensed over specified contractual terms. Most software applications reside on our products and require license keys to activate, although certain applications are web-based and require user log-ins. Customers who license our software use it on our products under different subscription terms based on the number of devices or users and length of the contract. We do not require customers to license software applications when purchasing our products.
We typically invoice our customers annually in advance based on their subscription. Software sales that consist of licenses of functional intellectual property are satisfied at a point in time when key codes are provided to allow customers to access the software. In transactions where we provide user-based software licenses to a customer, we recognize software revenue ratably on a straight-line basis. For the sale of third-party applications where we obtain control of the application before transferring it to the customer, we recognize revenue based on the gross amount billed to customers.
Services Revenue — We derive services revenue from implementation, professional development and technical services delivered remotely or on-site at the customer’s location and extended service type warranties. Services are either delivered by our personnel or our qualified third-party representatives. Under the third-party arrangements, we will pay the third-party for their delivery services and bill the customer directly. We will also repair our products for a fee if the nature of the repair is outside the scope of the applicable warranty, but this is not a significant source of revenue. Each service type does not significantly impact the functionality of the others, or the hardware/software being provided. Services are typically invoiced in advance and revenue is recognized based on the passage of time during the contract period. We believe that the passage of time corresponds directly to the satisfaction of the performance obligations.
Cost of Goods Sold
Cost of goods sold consists of cost of hardware sold, cost of software sold and cost of services sold. Overall cost of revenue is largely dependent on a combination of revenue types, hardware component supply and pricing and cost of third-party software applications.
Cost of Hardware Sold — Cost of hardware sold consists primarily of costs associated with the manufacture of our products and personnel-related expenses associated with manufacturing employees, including salaries, benefits, bonuses, overhead and stock-based compensation.
All of our products are manufactured by manufacturers located primarily in China. We have entered into agreements for the supply of many components; however, there can be no guarantee that we will be able to extend or renew these agreements on similar terms, or at all. Although most components in the products essential to our business are generally available from multiple sources, certain custom and new technology components are currently obtained from single or limited sources. We compete for various components with other participants in the markets for personal computers, tablets and accessories. Therefore, many components, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant commodity pricing fluctuations.
Cost of hardware sold also includes costs of acquiring third-party devices and components, and costs associated with shipping devices to customers. We have outsourced much of our transportation and logistics management for the distribution of products. While these arrangements can lower operating costs, they also reduce our direct control over distribution. During the COVID-19 pandemic, certain of our logistical service providers experienced disruptions. Refer to “Supply Chain Challenges” for more information.
Cost of goods sold related to delivered hardware and bundled software, including estimated standard warranty costs, are recognized at the time of sale.
Cost of Software Sold — Cost of software sold consists primarily of fees paid to third parties for software licenses, costs associated with the technical support of software applications and the cost of our customer success operations. Costs incurred to provide product-related bundled services and unspecified software upgrade rights are recognized as cost of sales as incurred.

Cost of Services Sold — Cost of services sold consists primarily of personnel costs associated with the development and delivery of the services. Some of these costs are internal resources while others are associated with third parties engaged to develop or deliver the services. Other costs include travel and technology used in the development or delivery of the services. Cost of services revenue, including those for extended service type warranty and repair expenses relating to our products, are recognized as cost of sales as incurred or upon completion of the service obligation.
Operating Expenses
Our operating expenses consist primarily of selling, general and administrative expenses and product engineering and R&D expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation and sales commissions. Operating expenses also include overhead costs, including rent, utilities, insurance, legal and office supplies.
Selling and marketing — Selling and marketing expenses consist of labor and other costs directly related to the promotion of our products, including compensation for our marketing team and travel expense incurred in connection with promotional efforts.
General and administrative expenses — General, and administrative expenses consist primarily of personnel-related expenses associated with our finance, legal, IT, human resources, facilities and administrative employees, including salaries, benefits, bonuses, sales commissions and stock-based compensation. Commissions paid on the sale of hardware and short-term software licenses are recognized upon delivery. Commissions paid on the sale in which at least a portion of the goods and services will be satisfied over a period of time (services primarily consisting of extended warranties) are not material and are expensed when incurred. General and administrative expenses also include external legal, accounting and other professional services fees, operational software and subscription services and other corporate expenses.
Research and development expenses — Research and development expenses consist primarily of product engineering and personnel-related expenses associated with our hardware and software engineering employees, including salaries, benefits, bonuses and stock-based compensation. R&D expenses also include third-party contractor or professional services fees, and software and subscription services dedicated for use by our engineering organization. We expect that our R&D expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. In addition, R&D expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period-to-period.
Interest Expense
Interest expense consists primarily of changes in accrued interest expense, interest payments and amortization of debt issuance costs for our debt facilities. See “Liquidity and Capital Resources — Debt and Financing Arrangements.”
Income Tax Expense (Benefit)
Income tax expense (benefit) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business.

Results of Operations
The following table sets forth our results of operations for the three and nine months ended September 30, 2025 and 2024:
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands)	2025	2024	$	%	2025	2024	$	%
Revenues:
Hardware	3,768	$7,713	$(3,945)	(51)%	11,908	$17,115	$(5,207)	(30)%
Software	4,319	5,612	(1,293)	(23)%	8,667	10,222	(1,555)	(15)%
Services	706	894	(188)	(21)%	2,436	2,226	210	9%
Total Revenues	8,793	14,219	(5,426)	(38)%	23,011	29,563	(6,552)	(22)%
Cost of goods sold(1)	4,294	7,857	(3,563)	(45)%	12,132	17,466	(5,334)	(31)%
Gross profit	4,499	6,362	(1,863)	(29)%	10,879	12,097	(1,218)	(10)%
Operating expenses:
Research and development(1)	1,568	1,040	528	51%	3,937	4,088	(151)	(4)%
Selling and marketing(1)	4,340	3,265	1,075	33%	12,290	12,132	158	1%
General and administrative(1)	3,385	2,033	1,352	67%	11,159	10,771	388	4%
Total operating expenses	9,293	6,338	2,955	47%	27,386	26,991	395	1%
Loss from operations	(4,794)	24	(4,818)	(20,075)%	(16,507)	(14,894)	(1,613)	11%
Other (expense) income:
Interest expense	(306)	(596)	290	(49)%	(1,109)	(2,235)	1,126	(50)%
Other income (expense), net	78	368	(290)	(79)%	148	18	130	719%
Loss on extinguishment of debt	—	—	—	N/A	—	(52)	52	(100)%
Loss on change in fair value of convertible debt	(1,148)	—	(1,148)	—	(623)	—	(623)	—
Loss before income taxes	(6,170)	(204)	(5,966)	2,925%	(18,091)	(17,163)	(928)	5%
Income tax (benefit) expense	(1)	—	(1)	N/A%	12	34	(22)	(67)%
Net loss	$(6,169)	$(204)	$(5,965)	2,924%	$(18,103)	$(17,197)	$(906)	5%

(1)
Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
	(unaudited)
Cost of goods sold	$26	$—	$58	$115
Research and development	141	18	318	729
Sales and marketing	773	29	1,582	2,597
General and administrative	1,424	4	3,234	3,960
Total stock-based compensation expense	$2,364	$51	$5,192	$7,401

Comparison of financial results for the three months ended September 30, 2025 and 2024
Revenue
	Three Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Revenues:
Hardware	$3,768	$7,713	$(3,945)	(51)%
Software	4,319	5,612	(1,293)	(23)%
Services	706	894	(188)	(21)%
Total Revenues	$8,793	$14,219	$(5,426)	(38)%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$10,172	$11,304	$(1,132)	(10)%
Net Dollar Retention Rate (NDRR)	77%	102%	(25)%
Total revenue decreased by $5.4 million, or 38%, for the three months ended September 30, 2025 to $8.8 million as compared to the three months ended September 30, 2024. This decrease in revenue is primarily attributable to lower hardware and software revenues attributable to uncertainty in our K-12 end-user markets where funding sources have been disrupted, causing longer than usual sales cycles, and in some cases prompting customers to delay receipt of confirmed order bookings. Potential tariff volatility surcharges have also contributed to potentially elongated sales cycles as we communicate these pricing impacts to customers in revised quotes.
Hardware revenue decreased by $3.9 million or 51%, to $3.8 million for the three months ended September 30, 2025, from $7.7 million for the three months ended September 30, 2024. The decrease in hardware revenue was primarily attributable to a decrease in units shipped. For the three months ended September 30, 2025 and 2024, hardware revenue as a percentage of total revenue was 43% and 54%, respectively.
Software revenue decreased by $1.3 million or 23%, to $4.3 million for the three months ended September 30, 2025, from $5.6 million for the three months ended September 30, 2024. Software content purchased on new unit deployments and retention of existing software licenses revenue were disproportionately affected by customer funding disruptions in the three months ended September 30, 2025. For the three months ended September 30, 2025 and 2024, software revenue as a percentage of total revenue is 49% and 39%, respectively.
Our key software retention metrics are as follows: (1) ACV as of September 30, 2025 decreased to $10.2 million as compared to September 30, 2024 of $11.3 million and (2) NDRR for the trailing twelve-month period ended September 30, 2025 was 77%, as compared to 102% for the trailing twelve-month period ended September 30, 2024.
Service revenue decreased by $0.2 million or 21%, to $0.7 million for the three months ended September 30, 2025, from $0.9 million for the three months ended September 30, 2024. The decrease in revenue was primarily attributable to decreased sales of extended warranty and technology support services. For the three months ended September 30, 2025 and 2024, services revenue as a percentage of total revenue was 8% and 6%, respectively.

	Three Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Cost of goods sold:
Hardware	$2,665	$5,545	$(2,880)	(52)%
Software	1,081	1,665	(584)	(35)%
Services	501	329	172	52%
Excess and obsolete	47	318	(271)	(85)%
Total cost of goods sold	$4,294	$7,857	$(3,563)	(45)%
For the three months ended September 30, 2025, total cost of goods sold decreased by $3.6 million, or 45%, to $4.3 million compared to $7.9 million for the three months ended September 30, 2024. This decrease was primarily attributable to reduced hardware costs of $2.9 million due to fewer units sold partially and the lower cost of Inspire units. For the three months ended September 30, 2025 and 2024, gross margin was 51% and 45%, respectively.
Cost of hardware sold decreased by $2.9 million, or 52%, to $2.7 million for the three months ended September 30, 2025, from $5.5 million for the three months ended September 30, 2024. The decrease in cost of hardware sold was primarily attributable to a decrease in the volumes shipped of Inspire laptops and reductions in the bill of materials costs of the new Inspire 2 laptop, relative to the Inspire 1 model which was sold during the three months ended September 30, 2024.
The Company’s hardware costs include shipping and handling fees paid to the primary logistics agent for tariffs, custom duties and related logistics expenses. For the three months ended September 30, 2025, these costs were approximately $0.1 million, as compared to $0 for the three months ended September 30, 2024.
For the three months ended September 30, 2025 and 2024, hardware gross margin was 36% and 28%, respectively.
Cost of software sold decreased by $0.6 million or 35%, to $1.1 million for the three months ended September 30, 2025, from $1.7 million for the three months ended September 30, 2024. The decrease in cost of software sold corresponded to decreased sales of third party point-in-time software and overall software application sales. The decrease in third-party point-in-time software costs was also related to success in acquiring software applications on which the company formerly incurred revenue share. For the three months ended September 30, 2025 and 2024, software gross margin was 68% and 70%, respectively.
Cost of services sold increased by $0.2 million or 52%, to $0.5 million for the three months ended September 30, 2025, from $0.3 million for the three months ended September 30, 2024. For the three months ended September 30, 2025 and 2024, services gross margin was 25% and 63%, respectively.
Excess and obsolete expense decreased by $0.3 million or 85%, to $47,000 for the three months ended September 30, 2025, from $0.3 million in the three months ended September 30, 2024. The decrease was attributable to the write-off of inventory in the three months ending September 30, 2024.
Excluding the $0.1 million of shipping costs paid to the primary logistics agent and the write-off of excess and obsolete charges in the three months ended September 30, 2025, gross margin for the three months ended September 30, 2025 would have been 52% compared to the actual gross margin of 51%.

Operating Expenses
	Three Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
	(unaudited)
Operating Expenses:
Research and development	$1,568	$1,040	$528	51%
Selling and marketing	4,340	3,265	1,075	33%
General and administrative	3,385	2,033	1,352	67%
Total operating expenses	$9,293	$6,338	$2,955	47%
For the three months ended September 30, 2025, operating expenses increased by $3.0 million, or 47%, to $9.3 million from $6.3 million for the three months ended September 30, 2024. The increase in expenses was primarily attributable to an increase of $2.3 million of stock-based compensation expense due to annual grants of 1.3 million RSUs to members of the Board of Directors, named executive officers and employees in February and March 2025 at a grant date fair value of $17.5 million. After removing the stock-based compensation and RSU expense from the totals, for the three months ended September 30, 2025, the adjusted operating expenses totaled $6.6 million and resulted in an increase of $0.3 million or 4%, from the $6.3 million total operating expenses for the three months ended September 30, 2024. This net increase was primarily due to increased costs in personnel and professional expenses through the three months ended September 30, 2025 and additional selling and marketing activities.
Research and development expenses increased by $0.5 million or 51%, to $1.6 million for the three months ended September 30, 2025, from $1.0 million for the three months ended September 30, 2024. The increase in expenses was primarily attributable to an increase in compensation costs resulting from higher headcount, as well as expanded R&D project activities including new product development and outside services.
Selling and marketing expenses increased by $1.1 million or 33%, to $4.3 million for the three months ended September 30, 2025, from $3.3 million for the three months ended September 30, 2024. The increase in expenses was mainly due to higher compensation and commission expenses associated with the expanded sales team, reflecting increased pay levels and performance-based incentives.
General and administrative expenses increased by $1.4 million or 67%, to $3.4 million for the three months ended September 30, 2025, from $2.0 million for the three months ended September 30, 2024. The increase in expenses was primarily attributable to the increase in stock-based compensation expense of $1.4 million.
Interest Expense
	Three Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Interest expense	$(306)	$(596)	290	(49)%
For the three months ended September 30, 2025, interest expense decreased by $0.3 million, or 49%, to $0.3 million, from $0.6 million for the three months ended September 30, 2024. The decrease in interest expense was primarily attributable to the convertible loans converting into Common Stock as part of the IPO in December 2024 and a lower interest rate on the convertible debt entered into in April 2025 compared to the debt paid off with a portion of the proceeds from the convertible debt.
Income Tax Expense
Income tax expense for each of the three months ended September 30, 2025 and 2024 was immaterial. We estimate an annual effective tax rate for the year ending December 31, 2025 of (0.09)% as we incurred losses for the three months ended September 30, 2025 and expect to continue to incur losses through the remainder of our fiscal year, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2025. The United States federal statutory rate is 21% while our effective tax rate for the years ended December 31, 2024 and 2023 was 0.1% and zero, respectively. No federal or state income taxes are expected outside of immaterial state tax payments.
Comparison of financial results for the nine months ended September 30, 2025 and 2024
Revenue
	Nine Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Revenues:
Hardware	$11,908	$17,115	$(5,207)	(30)%
Software	8,667	10,222	(1,555)	(15)%
Services	2,436	2,226	210	9%
Total Revenues	$23,011	$29,563	$(6,552)	(22)%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$10,172	$11,304	$(1,132)	(10)%
Net Dollar Retention Rate (NDRR)	77%	102%	(25)%
Total revenue decreased by $6.6 million, or 22%, for the nine months ended September 30, 2025 to $23.0 million as compared to $29.6 million for the nine months ended September 30, 2024. This decrease in revenue was primarily attributable to lower hardware revenues and attributable to uncertainty in the Company’s K-12 end-user markets where funding sources have been disruptive, causing longer than usual sales cycles, and in some cases prompting customers to delay receipt of confirmed order bookings. Potential tariff volatility surcharges have also contributed to potentially elongated sales cycles as we communicate these pricing impacts to customers in revised quotes.
Hardware revenue decreased by $5.2 million or 30%, to $11.9 million for the nine months ended September 30, 2025, from $17.1 million for the nine months ended September 30, 2024. The decrease in hardware revenue was primarily attributable to tariff and trade policy uncertainty, as well as uncertainty in federal funding sources for education available to our K-12 segment customers, and the resulting impact on laptop shipments, during nine months ended September 30, 2025. For the nine months ended September 30, 2025 and 2024, hardware revenue as a percentage of total revenue was 52% and 58%, respectively.
Software revenue decreased by $1.6 million or 15%, to $8.7 million for the nine months ended September 30, 2025 from $10.2 million for the nine months ended September 30, 2024. Notwithstanding adverse factors affecting hardware shipments, and software content purchased on new unit deployments, retention of existing software licenses revenue, and increases in the sales price of software, generated an improvement in software revenue relative to the decline in hardware revenue. For the nine months ended September 30, 2025 and 2024, software revenue as a percentage of total revenue was 38% and 35%, respectively.
Our key software retention metrics are as follows: (1) ACV as of September 30, 2025 decreased to $10.2 million as compared to September 30, 2024 of $11.3 million and (2) NDRR for the trailing twelve-month period ended September 30, 2025 was 77%, as compared to 102% for the trailing twelve-month period ended September 30, 2024.
Service revenue increased by $0.2 million or 9%, to $2.4 million for the nine months ended September 30, 2025, from $2.2 million for the nine months ended September 30, 2024. The increase in service revenue was primarily attributable to increased sales of extended warranty and technology support services. For the nine months ended September 30, 2025 and 2024, services revenue as a percentage of total revenue was 11% and 8%, respectively.

	Nine Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Cost of goods sold:
Hardware	$8,010	$12,563	$(4,553)	(36)%
Software	2,520	3,509	(989)	(28)%
Services	1,375	1,072	303	28%
Excess and obsolete	227	322	(95)	(30)%
Total cost of goods sold	$12,132	$17,466	$(5,334)	(31)%
For the nine months ended September 30, 2025, total cost of goods sold decreased by $5.3 million, or 31%, to $12.1 million compared to $17.5 million for the nine months ended September 30, 2024. This decrease was primarily attributable to reduced hardware costs of $4.6 million due to fewer shipments of Inspire units, a decrease in software costs of $1.0 million and a decrease in excess and obsolete of $0.1 million, partially offset by an increase in service cost of $0.3 million. For the nine months ended September 30, 2025 and 2024, gross margin was 47% and 41%, respectively.
Cost of hardware sold decreased by $4.6 million, or 36%, to $8.0 million for the nine months ended September 30, 2025, from $12.6 million for the nine months ended September 30, 2024. The decrease in cost of hardware sold was primarily attributable to the 30% decrease in hardware revenue driven primarily by a decrease in the volumes shipped of Inspire laptops, as well as reductions in the bill of materials costs of the new Inspire 2 laptop relative to the Inspire 1 model which was sold during the nine months ended September 30, 2024.
The Company’s hardware costs include shipping and handling fees paid to the primary logistics agent for tariffs, custom duties and related logistics expenses. For the nine months ended September 30, 2025, these costs were approximately $0.1 million, as compared to $0 for the nine months ended September 30, 2024.
For the nine months ended September 30, 2025 and 2024, hardware gross margin was 35% and 27%, respectively.
Cost of software sold decreased by $1.0 million or 28%, to $2.5 million for the nine months ended September 30, 2025, from $3.5 million for the nine months ended September 30, 2024. The decrease in cost of software sold corresponded to decreased sales of third party point-in-time software and overall software application sales. The decrease in third-party point-in-time software costs was also related to success in acquiring software applications on which the company formerly incurred revenue share. For the nine months ended September 30, 2025 and 2024, software gross margin was 68% and 66%, respectively.
Cost of services sold increased by $0.3 million or 28%, to $1.4 million for the nine months ended September 30, 2025, from $1.1 million for the nine months ended September 30, 2024. The increase in cost of services sold was primarily attributable to increased sales of technology support services. For the nine months ended September 30, 2025 and 2024, services gross margin was 42% and 52%, respectively.
Excess and obsolete expense decreased $0.1 million or 30%, to $0.2 million for the nine months ended September 30, 2025, from $0.3 million in the nine months ended September 30, 2024. The decrease was attributable to the write-off of inventory costs in the nine months ending September 30, 2024.
Excluding the $0.1 million of shipping costs paid to the primary logistics agent and the write-off of $0.2 million of excess and obsolete costs in the nine months ended September 30, 2025, gross margin for the nine months ended September 30, 2025 would have been 49% compared to the actual gross margin of 47%.

Operating Expenses
	Nine Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
	(unaudited)
Operating Expenses:
Research and development	$3,937	$4,088	$(151)	(4)%
Selling and marketing	12,290	12,132	158	1%
General and administrative	11,159	10,771	388	4%
Total operating expenses	$27,386	$26,991	$395	1%
For the nine months ended September 30, 2025, operating expenses increased by $0.4 million, or 1%, to $27.4 million from $27.0 million for the nine months ended September 30, 2024. The increase in expenses was primarily attributable to increased costs in personnel.
Research and development expenses decreased by $0.2 million or 4%, to $3.9 million for the nine months ended September 30, 2025, from $4.1 million for the nine months ended September 30, 2024. The decrease in expenses was primarily attributable to a decrease in stock-based compensation expense of $0.4 million due to grants to employees in March 2024.
Selling and marketing expenses increased by $0.2 million or 1%, to $12.3 million for the nine months ended September 30, 2025, from $12.1 million for the nine months ended September 30, 2024. The increase in expenses was primarily attributable to increased headcount and compensation expense partially offset by a decrease in stock-based compensation expense of $1.0 million due to grants to employees in March 2024.
General and administrative expenses increased by $0.4 million or 4%, to $11.2 million for the nine months ended September 30, 2025, from $10.8 million for the nine months ended September 30, 2024. The increase in expenses was primarily attributable to increased costs in personnel and professional expenses in 2025 related to being a public Company partially offset by a $0.7 million decrease in stock compensation expenses due to grants to employees in March 2024.
Interest Expense
	Nine Months Ended September 30,		Change
(in thousands)	2025	2024	$	%
Interest expense	$(1,109)	$(2,235)	1,126	(50)%
For the nine months ended September 30, 2025, interest expense decreased by $1.1 million, or 50%, to $1.1 million, from $2.2 million for the nine months ended September 30, 2024. The decrease in interest expense was attributable to the convertible loans converted into Common Stock as part of the IPO in December 2024 and a lower interest rate on the convertible debt entered into in April 2025 compared to the debt paid off with a portion of the proceeds from the convertible debt.
Income Tax Expense
Income tax expense for each of the nine months ended September 30, 2025 and 2024 was immaterial. We estimate an annual effective tax rate for the year ending December 31, 2025 of (0.09)% as we incurred losses for the nine months ended September 30, 2025 and expect to continue to incur losses through the reminder of our fiscal year, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2025. The United States federal statutory rate is 21% while our effective tax rate for the years ended December 31, 2024 and 2023 was 0.1% and zero, respectively. No federal or state income taxes are expected outside of immaterial state tax payments.

Cash Flows
The following table summarizes our cash flows for the periods presented:
	Nine Months September 30,
(in thousands)	2025	2024
Net cash used in operating activities	$(14,025)	$(3,850)
Net cash used in investing activities	$(21)	$(8)
Net cash provided by financing activities	$13,709	$4,027
Operating Activities
For the nine months ended September 30, 2025, our operating activities used cash of $14.0 million, primarily due to our net loss of $18.1 million and the changes in our operating assets and liabilities of $2.4 million, partially offset by adjustments for non-cash charges, including stock-based compensation expense of $5.2 million, the change in fair value of convertible debt of $0.6 million, issuance of restricted stock units of $0.4 million, provision for excess and obsolete inventory of $0.2 million, and non-cash amortization of other debt discount of $0.1 million. The change in our operating assets and liabilities was primarily the result of an increase in accounts receivable of $0.5 million and prepaid and other assets of $1.0 million and a decrease in accounts payable of $1.7 million and deferred revenue of $0.6 million, partially offset by a decrease in inventory of $0.7 million and an increase in accrued expenses of $0.1 million and accrued interest of $0.7 million.
For the nine months ended September 30, 2024, our operating activities used cash of $3.9 million, primarily due to our net loss of $17.2 million partially offset by changes in our operating assets and liabilities of $5.8 million, an adjustment for non-cash charge of stock-based compensation expense of $7.4 million, and loss on extinguishment of debt of $0.1 million. The change in our operating assets and liabilities was primarily the result of a decrease in accounts receivable of $0.6 million and inventory of $1.0 million, and an increase in accounts payable of $1.9 million, accrued expenses of $0.2 million, deferred revenue of $1.1 million, and accrued interest of $1.3 million partially offset by an increase in prepaid expenses and other assets of $0.3 million.
Investing Activities
For the nine months ended September 30, 2025 and 2024, net cash used in investing activities was immaterial due to our low capital equipment requirements.
Financing Activities
For the nine months ended September 30, 2025, net cash provided by financing activities was $13.7 million primarily due to proceeds from convertible debt of $13.0 million, other debt issuances of $4.0 million, proceeds from issuance of common stock from equity line-of-credit of $3.6 million, and proceeds from exercise of stock options of $0.2 million partially offset by repayment of other debt issuances of $6.8 million, and fees paid for debt issuance of $0.1 million.
For the nine months ended September 30, 2024, net cash provided by financing activities was $4.0 million primarily due to proceeds from convertible notes of $5.0 million and proceeds from other term loan issuances of $3.5 million partially offset by repayment of other debt issuances of $3.9 million and fees paid for deferred offering costs of $0.5 million.
Liquidity and Capital Resources
As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of $308.5 million and $290.4 million, respectively. Our net losses were $18.1 million and $17.2 million for the nine months ended September 30, 2025 and 2024, respectively. A portion of our net losses in the nine months ended September 30, 2024 related to $7.4 million in stock compensation expense from options issued during the period.
As of September 30, 2025 and December 31, 2024, we had cash and cash equivalents of $4.3 million and $4.9 million, respectively. In April 2025, we raised $14.0 million in a Senior Secured Convertible

Note Financing. See Note 5 to our condensed consolidated financial statements for the nine months ended September 30, 2025 elsewhere in this prospectus for additional information. In the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, we raised $20.6 million, $18.5 million and $11.4 million, respectively, for an aggregate of $50.5 million through debt and financing arrangements, including the $13.0 million of convertible debt, $7.5 million of net proceeds from the IPO, $9.3 million under loan and security agreements with Fiza, $5.0 million in convertible notes and $5.6 million in other debt issuances. In May 2024 and June 2024, we entered into multiple loan agreements from an existing lender to borrow a total of $3.5 million secured by certain of our assets. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. See Note 1 to our condensed consolidated financial statements for the three and nine months ended September 30, 2025 included elsewhere in this prospectus for additional information on our assessment.
During the nine months ended September 30, 2025, we incurred a net loss of $18.1 million and had Adjusted EBITDA of ($10.7) million and negative cash flows from operations of $14.0 million. For the years ended December 31, 2024 and 2023, we incurred net losses of $20.8 million and $13.0 million, respectively, and incurred negative cash flows from operations of $8.9 million and $6.4 million, respectively. We had combined cash and cash equivalents of $4.3 million and $4.9 million as of September 30, 2025 and December 31, 2024, respectively. We have incurred operating losses and negative cash flows from operations since inception. Our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing our products, availability of additional financing, gaining customer acceptance and uncertainty of achieving future profitability among other factors discussed under “Cautionary Note Regarding Forward — Looking Statements”. Our success depends on the outcome of our research and development activities, scale-up and successful partnering and commercialization of our products and product candidates. In February 2025, we entered into two Loan and Security agreements that provided us with $2.0 million in financing. In April 2025, we entered into a convertible debt agreement that may provide us with up to $20.0 million in financing. In July 2025, we entered into an equity line-of-credit agreement that may provide us with up to $30.0 million in equity. In August 2025, we entered into new debt loans that provided us with $2.0 million in financing.
Management has projected cash on hand may not be sufficient to allow us to continue operations and there is substantial doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds for working capital through equity or debt financings or other sources may depend on the financial success of our business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. Further financings may have a dilutive effect on stockholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital at a reasonable cost and at the required times, or at all, we may not be able to continue our business operations or we may be unable to advance our growth initiatives, either of which could adversely impact our business, financial condition and results of operations.
Sources of Liquidity
We have historically funded our operations through the issuance of common stock and preferred stock to private investors, our IPO in December 2024, and debt financing. Our accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. The conditions identified above raise substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.
Issuance of Common Stock
On December 6, 2024, we completed an IPO of 2.2 million shares of Common Stock at a price of $5.00 per share, which included 0.3 million shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriting discounts and commissions of $0.8 million and offering expenses of $2.5 million, we received net proceeds from the IPO of $7.5 million. In connection with the IPO, 4.0 million outstanding shares of preferred stock were converted into 18.7 million shares of Common Stock. See Notes 6 (Temporary Redeemable Preferred Stock and Stockholders’ Equity) for more information.
Debt and Financing Arrangements
Fiza Term Debt.
The Company has three outstanding loans as of September 30, 2025 with Fiza Investments Limited, (“Fiza”) with a total outstanding principal balance of $7.2 million. On April 10, 2025, in connection with the Senior Secured Convertible Note Financing described in Note 5 to the to the condensed consolidated financial statements, the maturity date of the Fiza loans were amended to be the latter to occur of December 31, 2027 or the date in which there is no debt outstanding under the Senior Secured Convertible Note (as defined in Note 5 to the to the condensed consolidated financial statements). As of September 30, 2025 and December 31, 2024, gross principal amounts due on the Fiza term debt is $7.2 million and have been classified as non-current other term loans on the balance sheet.
On April 11, 2025, in connection with the Senior Secured Convertible Note Financing (as defined below), the Company entered into an amendment (the “Fiza 1 Amendment”) to that certain Loan and Security Agreement with Fiza dated November 3, 2022 (the “Fiza 1 Agreement”). Pursuant to the Fiza 1 Amendment, the maturity date of the Fiza 1 Agreement is extended to December 31, 2027. The Fiza 1 Amendment also amends the repayment schedule such that, beginning on the latter to occur of December 31, 2027 or the date in which there is no debt outstanding under the Senior Secured Convertible Note (the “Convertible Note Repayment Date”), the Company will repay all remaining principal and interest under the Fiza 1 Agreement over twelve equal monthly installments.
On April 11, 2025, also in connection with the Senior Secured Convertible Note Financing, the Company entered into an amendment (the “Fiza 2 and 3 Amendment”) to a Loan and Security Agreement dated July 11, 2024 with Fiza (the “Fiza 2 and 3 Agreement”). Pursuant to the Fiza 2 and 3 Amendment, the interest rate under the Fiza 2 and 3 Agreement was lowered from 25% to 20%. In addition, until the Convertible Note Repayment Date, the Company shall make monthly payments of interest only. The remaining principal and interest shall be amortized and repaid over 12 months beginning on the Convertible Note Repayment Date, the Company will repay all remaining principal and interest under the Fiza 1 Agreement over twelve monthly installments.
On April 11, 2025, the Company and Fiza entered into an intercreditor agreement (the “Intercreditor Agreement), with the institutional investor in the Senior Secured Convertible Note Financing (the “Note Investor”), pursuant to which, among other things, Fiza subordinated its security interest in the assets of the Company to the security interest of the Note Investor under the Security Agreement in the same assets and agreed to certain covenants limiting its ability to receive cash payments from the Company, including pursuant to the Fiza 1 Agreement and Fiza 2 and 3 Agreement.
Itria Other Term Loans.
On February 26, 2025, the Company entered into two Loan and Security Agreements (“Term Loans 8 and 9”) in the principal amounts of $1,100,000 and $900,000 (“Term Loans 8 and 9”) with Itria Ventures LLC

(“Itria”). The Term Loans 8 and 9 bear interest at a rate of 18.00% per year (subject to increases upon an event of default) and are payable on a monthly basis in 12 equal installments, maturing on February 26, 2026. The Company may prepay the Term Loans 8 and 9 in full at any time during the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance. In connection with the Senior Secured Convertible Note financing on April 10, 2025, Term Loans 8 and 9 were prepaid. See Note 5 — Debt and Related Party Debt for more information.
On August 20, 2025, the Company entered into two Loan and Security Agreements in the principal amounts of $1,000,000 each (“Term Loans 10 and 11”) for an aggregate total of $2,000,000. One of the Term Loans 10 and 11 bears interest at a rate of 18.00% per year and is payable on a monthly basis in 15 equal installments, maturing on the 15-month anniversary of the funding date. The second Term Loans 10 and 11bears interest at a rate of 18.99% per year and is payable on a monthly basis in 18 equal installments, maturing on the 18-month anniversary of the funding date. The Company may prepay either of Term Loans 10 and 11Loans in full at any time after the first month of the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance if the Term Loans 10 and 11are prepaid within the first 12 months of the term. See Note 5 — Debt and Related Party Debt for more information.
The outstanding balance of all Itria loans as of September 30, 2025 and December 31, 2024 is $1.9 million and $4.8 million, respectively.
Senior Secured Convertible Note Financing.
On April 10, 2025, the Company entered into a securities purchase agreement (the “Note SPA”) with the Note Investor, pursuant to which the Company sold, and the Note Investor purchased, a senior secured convertible note issued by the Company (the “Senior Secured Convertible Note,” and such financing, the “Senior Secured Convertible Note Financing”) in the original principal amount of $13,978,495, which is convertible into shares of the Company’s Common Stock. The Senior Secured Convertible Note Financing closed on April 11, 2025.
The gross proceeds to the Company from the Senior Secured Convertible Note Financing, prior to the payment of legal fees and transaction expenses, was $13,000,000. Subject to the satisfaction of certain conditions contained in the Note SPA, the Company may issue an additional senior secured convertible note to the Note Investor in the principal amount of $7,526,882 (for additional gross proceeds of $7,000,000). The Company intends to use the net proceeds from the Senior Secured Convertible Note Financing to repay existing debt and for working capital and general corporate purposes.
Description of the Note
The Senior Secured Convertible Note was issued with an original issue discount of 7.0% and accrues interest at a rate of 6.0% per annum. The Senior Secured Convertible Note matures on April 11, 2027, unless extended pursuant to the terms thereof. Interest on the Senior Secured Convertible Note is guaranteed through April 11, 2027 regardless of whether the Senior Secured Convertible Note is earlier converted or redeemed. The Senior Secured Convertible Note is secured by a first priority security interest in substantially all the assets of the Company, including its intellectual property.
The Senior Secured Convertible Note is convertible (in whole or in part) at any time prior to April 11, 2027 into the number of shares of Common Stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid late charges with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $12.39 per share (“Initial Conversion Price” and such shares issuable upon conversion of the Note, the “Conversion Shares”). In addition, upon the effectiveness of the registration statement covering the resale of the Conversion Shares and before the 90th day after the closing under the Note SPA, the Note Investor has the right to convert up to $750,000 (or a higher amount mutually agreed upon by the parties) principal per month, priced at 97% of the lowest volume-weighted average price of the Common Stock (“VWAP”) in the 10 trading days prior to the conversion. Pursuant to the Note SPA, in certain cases, the Note Investor must limit the selling of Common Stock to the higher of (i) 15% of the daily trading volume or (ii) $100,000 per trading day. At no time may the Note Investor hold or be required to take more than 4.99% (or up to 9.99% at the election of the Investor pursuant to the Senior Secured Convertible Note) of the outstanding Common Stock.
The conversion price of the Senior Secured Convertible Note was subject to a floor price of $1.98. On October 15, 2025, the Company entered into an amendment to the Senior Secured Convertible Note pursuant to which the floor price was amended to $0.60 (for more information regarding the amendment, see Note 15 — Subsequent Events).
In addition, if an Event of Default (as defined in the Senior Secured Convertible Note) has occurred under the Note, the Note Investor may elect to convert all or a portion of the Senior Secured Convertible Note into shares of Common Stock at a price equal to the lesser of (i) 80% of the VWAP of the shares of Common Stock as of the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default notice and (ii) 80% of the average VWAP of Common Stock for the five trading days with the lowest VWAP of the shares of Common Stock during the ten consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default notice.
Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Note Investor within one business day. At any time after the earlier of (a) the Note Investor’s receipt of an Event of Default notice, and (b) the Note Investor becoming aware of an Event of Default, the Note Investor may require the Company to redeem all or any portion of the Senior Secured Convertible Note a 10% premium. Upon an Event of Default, the Senior Secured Convertible Note shall bear interest at a rate of 11.0% per annum.
Beginning 90 days after April 11, 2025, and every month thereafter, the Company must repay the Note Investor $665,643 towards the principal balance of Senior Secured Convertible Note and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). The Note Investor also has the right to accelerate monthly repayment obligations by receiving shares of Common Stock. For any Installment Amount paid in the form of shares of Common Stock, the applicable conversion price will be equal to the lesser of (a) the Initial Conversion Price, and (b) 95% of the lowest VWAP in the ten trading days immediately prior to such conversion.
In connection with a “Change of Control” (as defined in the Senior Secured Convertible Note), the Note Investor will have the right to require the Company to redeem all or any portion of the Note in cash at a price equal to 110% times the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, (iii) a “make-whole” amount to ensure that, if paid, the Note Investor will have received the guaranteed interest pursuant to the Note and (iv) all accrued and unpaid late charges with respect to the amounts described in (i), (ii) and (iii), if any.
Issuance of Preferred Stock
On January 23, 2026, we entered into a Securities Purchase Agreement (the “SPA”) with an institutional investor (the “Purchaser”), pursuant to which we sold 1,500,000 shares of Series P Preferred Stock and Warrants to purchase 1,000,000 shares of Common Stock for an aggregate purchase price of $3,000,000. The initial purchase price per share of Series P Preferred Stock was $2.00. The initial exercise price for the Warrants is $3.00 per share, subject to standard and customary adjustments.
Each share of Series P Preferred Stock has a stated value of $2.00, subject to adjustment as set forth in the Certificate of Designations (the “Stated Value”). Holders of Series P Preferred Stock are entitled to receive cumulative dividends at a rate of eighteen percent (18%) per annum, payable annually. Dividends accrue and compound annually and are payable solely in additional shares of Series P Preferred Stock.
In the event of any liquidation, dissolution, or winding-up of the Company, or a Change of Control Transaction (as defined in the Certificate of Designations), holders of Series P Preferred Stock are entitled to receive, prior to any distribution to holders of junior securities, an amount per share equal to the Stated Value plus any accrued and unpaid dividends.

The Series P Preferred Stock votes together with the Company’s Common Stock on an as-converted basis. Additionally, as long as any shares of Series P Preferred Stock remain outstanding, the Company cannot take certain actions without the affirmative vote of the holders of a majority of the outstanding Series P Preferred Stock. These actions include, among others: (a) adversely altering the rights of the Series P Preferred Stock; (b) creating any class of stock senior to or pari passu with the Series P Preferred Stock; or (c) amending the Company’s Certificate of Incorporation in a manner that adversely affects the holders.
Beginning on the third anniversary of the Original Issue Date (as defined in the Certificate of Designations), holders may opt to convert their shares of Series P Preferred Stock into shares of Common Stock. The conversion rate is determined by dividing the Stated Value (plus accrued unpaid dividends) by the “Conversion Price.” The initial “Conversion Price” is the Stated Value ($2.00) and is subject to adjustment for stock splits, stock dividends, and similar events. All outstanding shares of Series P Preferred Stock will automatically convert into shares of Common Stock on the fifth anniversary of the Original Issue Date. For the automatic conversion occurring on the fifth anniversary of the Original Issue Date, the conversion rate is the lower of (y) the Conversion Price and (z) 80% of the 90-Day VWAP of the Company’s Common Stock.
The Series P Preferred Stock may not be converted if such conversion would result in the holder (together with its affiliates) beneficially owning in excess of 4.99% of the Company’s outstanding Common Stock. A holder may increase or decrease this limitation upon notice to the Company, up to a maximum of 9.99%, provided that any increase will not be effective until the 61st day after such notice. The Company is prohibited from issuing shares of Common Stock upon conversion of the Series P Preferred Stock if such issuance would breach the Company’s obligations under the rules of the Trading Market (the “Exchange Cap”), unless shareholder approval is obtained.
Contractual Obligations
Our principal commitments consist of obligations for office space under a non-cancelable operating lease that expires in January 2026, as well as repayment of borrowings under other financing arrangements as described above under “— Liquidity and Capital Resources — Debt and Financing Arrangements.” In addition, we have agreements with certain hardware suppliers to purchase inventory; as of September 30, 2025, we had approximately $11.2 million in purchase obligations outstanding under such agreements, all of which are scheduled to come due on or before December 31, 2025.
Critical Accounting Estimates
As discussed in our audited consolidated financial statements included in this prospectus for the year ended December 31, 2024, the discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in those consolidated financial statements. These judgments can be subjective and complex, and consequently, actual results could differ from those estimates. Our most critical accounting policies and estimates relate to revenue recognition, including Standalone Selling Price (“SSP”) and the allocation of the transaction price; leases; impairment of intangible assets; impairment of long-lived assets; valuation of accounts receivable; valuation of inventory; valuation of debt and embedded features; stock compensation; and income taxes (including uncertain tax positions). There have been no significant changes to the Company’s accounting policies subsequent to December 31, 2024.
Revenue Recognition
We recognize revenue from signed contracts with customers, change orders (approved and unapproved) and claims on those contracts that we conclude to be enforceable under the terms of the signed contracts. Some of our contracts have one clearly identifiable performance obligation. However, many contracts provide the customer several promises that include hardware, software and professional services. The determination of the number of performance obligations in a contract requires significant judgment and could change the timing of the amount of revenue recorded for a given period.

For contracts with multiple performance obligations, the transaction price is allocated based on standalone selling prices (SSP), with list prices typically used for most items. For post-contract support services (“PCS”) significant judgement is involved based on factors such as specific services offered, business models and operational efficiency. The Company regularly reassesses this estimate as changes could materially impact revenue recognition timing and amounts.
Discounts in certain contracts with customers are deemed variable consideration but are known at the time of revenue recognition.
Inventory
Our inventory, which includes raw materials and finished goods is valued using the weighted average cost method for hardware inventory while software inventory is recorded at actual cost. We periodically review the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.
Convertible Debt
We have issued convertible promissory notes and evaluate embedded features for potential bifurcation as derivatives.
For the recent convertible note described in Note 5, we elected the fair value option under ASC 825, measuring the entire instrument at fair value with changes recognized in earnings. This election is irrevocable and applied to the whole instrument, consistent with ASC 825-10 guidance. Key estimates include the valuation of original issue discount, accrued interest, and make-whole provisions, which require assumptions about discount rates, credit risk, and market conditions. The fair value option under ASC 825 simplifies the accounting by eliminating the need to bifurcate embedded derivatives under ASC 815 and aligns with the principles outlined in ASC 470 for debt instruments. This approach requires ongoing reassessment of fair value inputs and assumptions, which can significantly affect reported earnings and liabilities. All fees related to the convertible note were expensed as incurred and not recorded as debt issuance costs.
Income Taxes
We use the asset and liability method under FASB ASC Topic 740, Income Taxes, when accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability.
We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
JOBS Act
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We are also a smaller reporting company meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Our Company
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology products. We focus on United States K-12 schools, the Career & Technical Education (CTE) sector and select international markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses.
Our hands-on “learning by doing” products have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our products directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our products in education environments provides an opportunity for significant scale.
From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. You can find additional information on our website at www.zspace.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Our Products
Our platform consists of three key components — hardware, software and services.
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Hardware.   Our proprietary hardware is the enabler of the 3D learning experience on our platform, allowing students to interact directly with complex, spatial, and abstract concepts. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

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Inspire Laptops.   Inspire is our current generation laptop product, built in partnership with a major PC OEM. It incorporates and delivers autostereoscopic 3D graphics not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus.

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Imagine Laptops.   Our Imagine laptops are focused on elementary school students. It was also built in partnership with a major PC OEM. Like the Inspire, the Imagine delivers autostereoscopic 3D graphics not requiring any eyewear or headset and uses the zSpace hand-held stylus. The Imagine, built with safety and comfort in mind for young learners, is smaller and lighter than the Inspire, making it easier for younger learners to use in the classroom. It also features a smaller screen, but similar CPU performance.

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Tracked styluses.   Our patented tracked styluses allow users to interact with the projection of the 3D information from our laptops to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our styluses work together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application. The styluses also support haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.
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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third-party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced Manufacturing, Health and Agri-Sciences.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Manufacturing and Suppliers
We utilize an outsourced manufacturing model for the production of our hardware and peripheries. We do not own or operate any manufacturing facilities. Instead, we rely on third-party contract manufacturers and original equipment manufacturers (OEMs) to produce our products in accordance with our specifications. We believe this asset-light approach allows us to minimize capital expenditures, scale production to meet demand, and leverage the purchasing power and supply chain expertise of our partners.
For our core Inspire laptop, we rely on major personal computer OEMs. By partnering with established PC manufacturers, we are able to leverage their extensive global supply chain networks, component purchasing power, and quality control certifications. This relationship allows us to deliver high-performance hardware without the overhead of managing a bespoke computer manufacturing line.
We rely on a specific third-party manufacturing partner located in China to assemble our proprietary stylus. This partner is responsible for component procurement, final assembly, and quality assurance testing based on our proprietary designs. Because our stylus utilizes specialized tracking technology that is integral to the zSpace user experience, this manufacturing relationship is critical to our product delivery.
In addition, we rely on third-party software developers to create and maintain appropriate software products for our platform. We engage these external development firms and contractors to augment our internal engineering teams, specifically to assist in the creation of educational content applications and system integrations. Relying on these third parties allows us to accelerate our content roadmap and offer a broader library of curriculum-aligned modules to our K-12 and CTE customers without bearing the full fixed costs of a large in-house content development staff.
Sales and Marketing
We believe we have developed a scalable go-to-market business built upon the strength of our platform and a targeted sales approach designed for education customers. We have deployed a multi-channel sales approach to reach potential customers. In general, in the United States, we employ a combination of a direct sales approach and a channel partner approach to expand our reach with the aim of providing a frictionless, convenient purchase process for customers. In international markets, we utilize an indirect partner go-to-market approach, and we have found that these third-party resellers offer strong relationships in particular schools or geographies. We believe this structure allows us to market our solutions effectively and efficiently to public schools of all sizes across the world.
Competitive Business Conditions
According to market analysis by Grand View Research, the global education technology market was valued at $163.5 billion in 2024 and is expected to grow at a compound annual growth rate (CAGR) of 13.3% from 2025 to 2030. Further, according to The Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $647 billion by 2031 compared to $52 billion in 2023. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are typically not evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, for example welding simulators. Additionally, potential customers might evaluate our products against a non-immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Competitors in the education technology ecosystem include:
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Companies that provide technology solutions and services to educators and students, such as Chegg, Coursera, Docebo, Duolingo, Instructure, Kahoot, Powerschool, and Udemy;

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CTE companies such as Degreed, Inc., LinkedIn Corporation through its LinkedIn Learning services, and Pluralsight, Inc.;

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Companies that operate in the virtual technology market, such as Apple, Google, Meta Platforms, Matterport Inc and Unity Software;

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Providers of free educational resources such as Khan Academy, Inc., The Wikipedia Foundation, Inc. and Google LLC through its YouTube services; and

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AR/VR focused companies such as Avantis Education, Prisms VR, Interplay Learning, Umety Solutions, Transfr, and Victory XR.

Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We have also found imitation products being sold at a small scale in the Middle East and Turkey. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities across the worldwide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye-tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.

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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.

Recent Developments
The majority of our customer base consists of United States public school districts, who purchase products as a primary K-12 educational tool and also to support career training education at the higher grade levels. These schools frequently rely on funding from the U.S. Department of Education (“US DoE”) for specific populations of students or strategic initiatives. When this funding is unavailable, schools rarely cut the core classes and services; instead, they cut the specialized support services that federal money supports.
Our business in the United States K-12 market is significantly influenced by the availability of government funding. In previous years, our revenue growth was supported by substantial federal stimulus funding allocated to schools, such as the Elementary and Secondary School Emergency Relief (ESSER) funds. However, as these specific funding programs have expired or been fully allocated, the budgetary environment for our K-12 customers has tightened. In addition, in January 2025, the current administration moved to make significant changes at the US DoE, including freezing federal grants and loans that many of our customers relied upon to purchase our products and services.
The operational disruptions and funding freezes initiated at the U.S. DoE in early 2025 created a volatile contracting environment for the education technology sector. As the administration moved to withhold federal grants and signal a potential dissolution of the agency, school districts — already grappling with the expiration of pandemic-era ESSER funds — adopted a defensive spending posture, freezing capital outlays to preserve cash for essential operations. This resulted in extended sales cycles for zSpace and a decrease in capital expenditures by schools, which has caused a decline in our revenue from this sector. We expect that our future results will continue to be sensitive to the cyclical nature of state and federal education budgets.
In this context, we are focused on scaling execution across a carefully selected set of growth vectors. These include:
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Targeted software growth via additional application acquisition.   We intend to pursue additional software applications in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenue.

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Continued Focus in the United States education market.   We expect to continue to drive growth by expanding use cases and introducing new applications within the United States. We are particularly focused on acquiring and retaining both K-12 and CTE users while expanding our sales with our Inspire products. With our large content library and pioneering AR/VR capabilities, we pride ourselves on our ability to deliver value across the education landscape including K-12 schools, community colleges, technical colleges and trade colleges. Going forward, we plan to continue to expand our content library and platform to address the needs of our current and future customers.

Research and Development
Our R&D team is headquartered in San Jose, California, with engineering resources situated throughout the United States. The R&D team has extensive experience in many key engineering disciplines including electrical engineering, firmware development, software application development and quality assurance.
Intellectual Property
Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our commercial partners and vendors. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of December 31, 2025, we had over 80 patents issued, and more than ten United States and foreign patent applications that are pending.
Human Capital Resources
Our employees are critical to our success. As of December 31, 2025, we had 50 full-time employees. We also employ part-time subject matter experts and engage consultants and contractors to supplement our permanent workforce. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or subject to a collective bargaining agreement. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We believe we offer competitive compensation and benefits packages, the principal purposes of which are to attract, retain and motivate our employees.
Facilities
Our corporate headquarters is located in a leased facility in San Jose, California. The facility is approximately 6,464 square feet, and our lease of this facility expires in October 2027. We believe this facility is adequate for the needs of our business.
Government Regulation
We are subject to various federal, state, local and foreign laws and regulations that affect our business, including those related to the education industry, data privacy, and data security. Because our hardware supply chain and sales reach international markets, we are also subject to complex trade restrictions. These include economic sanctions administered by the U.S. Treasury’s Office of Foreign Assets Control (OFAC), U.S. export control laws, and anti-corruption regulations such as the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act.
These laws prohibit business with certain embargoed countries, sanctioned persons, and restricted entities. As U.S. export policies evolve, particularly regarding technology manufacturing in Asia, we may face increased compliance costs or administrative burdens.
See the sections titled “Risk Factors,” including the sections titled “Risk Factors — Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition,” and “Risk Factors — Failure to comply with applicable laws and regulations, including export controls, anti-corruption, and education-specific data privacy regulations, could subject us to significant liability and adversely affect our business..”
Legal Proceedings
There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.
We are from time to time subject to claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition other than as follows:
On May 16, 2022, we entered into a merger agreement (the “EdtechX Merger Agreement”) with EdtechX Holdings Acquisition Corp II (“EdtechX”), a Special Purpose Acquisition Company (“SPAC”). The Original Merger Agreement with Edtech was terminated on June 21, 2023. On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware in connection with the termination of the EdtechX Merger Agreement, claiming breaches of contract and the implied covenant of good faith and fair dealing. Trial has been set for January 20, 2027. The Company believes this lawsuit is without merit and intends to vigorously defend itself against these allegations.

MANAGEMENT
Executive Officers and Directors
Our business and affairs are managed by or under the direction of our board of directors. The following table lists the names, ages as of December 31, 2025, and positions of the individuals who serve as our directors and executive officers:
Name	Age	Position
Paul Kellenberger	66	Chief Executive Officer and Chairman
Erick DeOliveira	56	Chief Financial Officer
Michael Harper	60	Chief Product, Engineering and Marketing Officer
Amit Jain	46	Director
Joanna Morris	59	Director
Abhay Pande	58	Director
Jane Swift	60	Director
Executive Officers
Paul Kellenberger serves as our Chief Executive Officer and as the Chairman of our board of directors. Mr. Kellenberger has served as our Chief Executive Officer of and as a member of our board of directors since December 2006. Prior to his position at zSpace, Mr. Kellenberger was CEO for Chancery Software Ltd., an Enterprise SIS provider, from June 2002 until it was sold to Pearson PLC in May 2006. Prior to Chancery, Mr. Kellenberger was the CEO of Promeo Technologies, a technology company, from May 2000 to May 2002 and Senior Vice President at Inacom Corporation (acquired by Compaq/Hewlett Packard), a computer service company, from January 1997 to January 1999. Mr. Kellenberger also served as a Vice President and Director of Motorola Inc., a telecommunications company, from January 1994 to January 1997. Mr. Kellenberger holds a B.A. in economics from the University of Western Ontario and an M.B.A. from McMaster University.
Erick DeOliveira serves as our Chief Financial Officer. Mr. DeOliveira has served as our Chief Financial Officer since April 2024, and served as our Deputy Chief Financial Officer from September 2023 until he became our Chief Financial Officer in April 2024. Prior to joining us, he was the Chief Financial Officer of Fernish.com from February 2023 to July 2023 until its acquisition by Vesta Homes. From October 2021 to April 2022, he served as Head of FP&A for Anaplan (acquired by Thoma Bravo). From April 2016 to January 2020, he served 100Plus, a digital health company, as an advisor and subsequently as CFO from January 2020 to October 2021 until its acquisition by Connect America. He was CFO of Ticketfly from April 2016 until the June 2017 acquisition by Eventbrite.com, through Eventbrite’s initial public offering in September 2018, until April 2019. Earlier in his career, he held leadership roles at Amazon.com and Microsoft, as well as military service as a Naval Officer. Mr. DeOliveira holds B. Eng. (Physics) and M.Eng. (Electrical Engineering) degrees from the Royal Military College of Canada, and an MBA from the Tuck School of Business at Dartmouth College.
Michael Harper serves as our Chief Product, Engineering and Marketing Officer. Mr. Harper has served as our Chief Product and Marketing Officer since April 2011. Since December 2005, Mr. Harper has been the Owner of Pathway for Success, LLC, a management consulting company. Earlier in his career, Mr. Harper held executive positions with Fortisphere, Inc., a provider of policy-based management software (acquired by Red Hat Inc.), from March 2007 to July 2009 and Syfact International B.V. (acquired by Nice Ltd./Actimize), a provider of investigative software, from January 2006 to December 2006. Mr. Harper holds a B.S.E.E. from Tulane University and an M.B.A from the Wharton School of Business at the University of Pennsylvania.

Directors
Amit Jain1 has served as a member of our board of directors since April 2021. Mr. Jain is Chief Investment Officer of Gulf Islamic Investments an investment management platform with more than $3 billion in direct investments in real estate, private equity and technology across US, UK, Europe, Middle East and India. Mr. Jain has provided investment and managed portfolio services at a global buy and build platform owned by KKR, a Sovereign Wealth Fund in Oman and family office in UAE. Mr. Jain holds a Computer Science & Engineering degree from the Indian Institute of Technology, Kanpur and an MBA from Insead.
Dr. Joanna Morris has served as a member of our board of directors since December 2024. Dr. Morris is Associate Professor of Psychology and Neuroscience at Providence College in Providence, RI. She is a former Rhodes Scholar who holds an A.B. (summa cum laude) from Dartmouth College, an M.Phil. in Theoretical Linguistics and Comparative Philology from the University of Oxford, and a Ph.D. in Psychology from the University of Pennsylvania. From 1998 – 2007, Dr. Morris was an Assistant Professor at Hampshire College, from 2007 – 2018, Dr. Morris was an Associate Professor at Hampshire College and from 2018 – 2023, Dr. Morris was a Professor at Hampshire College. She has also served as the Provosts Fellow in Cognitive Science at RISD before joining the faculty at Providence College in 2020.
Abhay Pande has served as a member of our board of directors since December 2024. He is currently the President and Chief Investment Officer of Leapfrog Acquisition Corporation, a publicly listed acquisition company. Mr. Pande is a former Investment Banking Managing Director at Citigroup Investment Banking, a position that he held from August 1998 until June 2023, and former private equity Managing Director at American Capital, a position that he held from July 2013 until June 2016. He has also served as a senior advisor with the Albright Stonebridge Group and Managing Director at Princeton Capital Advisors, which provides transactions and capital advisory services. Mr. Pande received an MBA from the University of Chicago Booth School of Business and a B.A. in economics from Dartmouth College.
Jane Swift has served as a member of our board of directors since December 2024. She is the CEO of Education at Work, a subsidiary of Britebound. Education at work is a national nonprofit committed to reshaping the education-to-career journey through paid, flexible work-based learning opportunities. Ms. Swift spent over fifteen years in state government, holding the offices of governor, lieutenant governor, secretary of consumer affairs and business regulation, and state senator in the State of Massachusetts. Since leaving public office, Ms. Swift has accumulated a wealth of experience in executive leadership and governance roles including as a chief executive officer; a board chair, member, and committee chair to public, private, and not-for-profit institutions; an adviser to entrepreneurial education companies; and as a partner in a venture capital fund. Since 2007, she has served as a Director and as Chair of the Compensation Committee on the Suburban Propane (NYSE: SPH) board of directors, a publicly traded propane distribution company. Ms. Swift is a Board member of the Hunt Institute and serves on the Advisory Board of the George W. Bush Institute.
Appointment of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors.
Family Relationships
There are no family relationships among any of our current or nominated executive officers or directors.
Controlled Company Exemption
Because our Controlling Stockholders control a majority of the voting power of our common stock, we are a “controlled company” for purposes of the listing standards of Nasdaq and the rules of the SEC. As a “controlled company”, exemptions under the listing standards of Nasdaq will exempt us from certain of Nasdaq’s corporate governance requirements, including the following requirements if we decide to rely on the “controlled company” exemption:
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that our board of directors be composed of a majority of “independent directors,” as defined under the rules of Nasdaq,

1
Amit Jain is currently employed by GII. Mohammad Al Hassan, the Co-CEO of GII owns 100% of the equity in bSpace, a principal stockholder. Accordingly, Mr. Jain may have interests that are different from the interests of other stockholders generally.

•
that our compensation committee be composed entirely of independent directors, and

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that our nominating and corporate governance committee be composed entirely of independent directors.

If we decide to rely on the “controlled company” exemption, for so long as we are a “controlled company” and continue to rely on the “controlled company” exemption,” holders of our common stock may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements to the extent we elect to take advantage of these exemptions. In the event that we cease to be a “controlled company”, we will be required to comply with these provisions within the transition periods specified in the rules of Nasdaq.
These exemptions do not modify the independence requirements for our audit committee.
Board Composition
Our board of directors consists of five members. Paul Kellenberger, our Chief Executive Officer, serves as Chairman of the board of directors. The primary responsibility of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. The board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of our Charter and Bylaws, our board of directors is classified, such that the initial term of our independent directors expires at our next annual meeting of stockholders and the initial term of our non-independent directors will expire at our second annual meeting of stockholders. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our Charter and Bylaws authorize only the members of the board of directors to fill vacancies on our board of directors. Stockholders representing more than 35% of our voting securities are entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities are entitled to nominate one person for election to our board of directors. In addition, the number of directors constituting the board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Since dSpace Investments Limited (“dSpace”) owns more than 35% of our voting securities, it is entitled to nominate two persons for election to our board of directors. However, dSpace has elected to nominate only one director in order to allow the board, at its current size, to continue to have a majority of independent members. Currently, Amit Jain has been selected by dSpace to serve on our board of directors.
Director Independence
Our board of directors has determined that each of the directors on our board of directors, other than Paul Kellenberger and Amit Jain qualifies as an independent director under the rules of Nasdaq, and SEC rules and regulations. Under the rules of Nasdaq, unless an explicit exemption exists, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board of directors has reviewed and discussed information provided by our directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We currently satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
Our board of directors has three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Copies of the charters for each committee are available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Abhay Pande, Joanna Morris, and Jane Swift, with Abhay Pande serving as the chair. Our board of directors has determined that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate. In addition, our board of directors has determined that Abhay Pande is an “audit committee financial expert” within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board of directors considered Mr. Pande’s formal education and previous experience in financial roles. This designation does not, however, impose on the individual any supplemental duties, obligations or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.
The principal functions of the audit committee are expected to include, among other things:
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selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

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ensuring the independence of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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considering the adequacy of our internal control and internal audit function;

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reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

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approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and with future requirements to the extent they become applicable to us. The audit committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.
Compensation Committee
Our compensation committee is composed of Jane Swift and Abhay Pande, with Jane Swift serving as the chair. The board of directors has determined that each of the members of our compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The principal functions of the compensation committee are expected to include, among other things:
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reviewing and approving, or recommending that the board of directors approve, the compensation of our Chief Executive Officer and our other executive officers;

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reviewing succession plans for our Chief Executive Officer;

•
reviewing and recommending to the board of directors the compensation of our directors;

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administering our stock and equity incentive plans; and

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establishing our overall compensation philosophy.

The composition and function of the compensation committee complies with all applicable requirements of Nasdaq and all applicable SEC rules and regulations. The Compensation Committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jane Swift and Joanna Morris, with Joanna Morris serving as the chair. The board of directors determined that each of the members of our nominating and corporate governance committee meets the independence requirements under Nasdaq and SEC rules.
The principal functions of the nominating and corporate governance committee are expected to include:
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identifying and recommending candidates for membership on the board of directors;

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recommending directors to serve on board committees;

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reviewing and recommending to our board of directors any changes to our corporate governance principles;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors; and

•
advising our board of directors on corporate governance matters.

The composition and function of the nominating and corporate governance committee will complies with all applicable requirements of Nasdaq and all applicable SEC rules and regulations. The nominating and corporate governance committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. Other than Paul Kellenberger, our Chief Executive Officer, none of our executive officers currently serves or has served as a member of our board of directors, or as a member of the compensation committee, or of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2024 or 2025.
Code of Business Conduct and Ethics
Our Board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website at https://investor.zspace.com/documents-and-charters. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by the applicable rules.
Insider Trading Policy
Our board of directors has adopted an Insider Trading Policy which prohibits trading based on “material, nonpublic information” regarding our company or any company whose securities are listed for trading or quotation in the United States. The policy covers all officers and directors of the company and its subsidiaries, all other employees of the company and its subsidiaries, and consultants or contractors to the company or its subsidiaries who have or may have access to material non-public information and members of the immediate family or household of any such person. The policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. The policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Whistleblower Policy
Our board of directors has adopted a whistleblower policy to provide employees with a confidential and anonymous method for reporting concerns about our conduct or employees’ conduct free from retaliation. Our whistleblower policy is available on our investor relations page on the Company’s website at https://investor.zspace.com/documents-and-charters.
Clawback Policy
Our board of directors has adopted a clawback policy, which provides that in the event we are required to prepare an accounting restatement due to noncompliance with any financial reporting requirements under the securities laws or otherwise erroneous data or we determine there has been a significant misconduct that causes financial or reputational harm, we shall recover a portion or all of any incentive compensation. The policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Limitations of Liability and Indemnification of Directors and Officers
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition, we have entered into indemnification agreements with each of our directors and executive officers and expect to enter into a similar agreement with any new director or executive officer. The indemnification agreements, together with our bylaws, will provide that we will jointly and severally indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding. Additionally, we will agree to advance to the indemnitee all out-of-pocket costs of any type or nature whatsoever incurred in connection therewith.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our principal executive officer, Chief Financial Officer and our two most highly compensated executive officers other than our principal executive officer (together, the “NEOs”) for 2025 and 2024.
Name and Principal Position	Year	Base Salary	Stock Awards(1)	Option Awards(2)	Non-equity Sales Incentive Compensation	All other compensation	Total
Paul Kellenberger Chief Executive Officer and Director	2025	$482,971	$4,781,120	$—	$98,167(3)	$46,168(4)	$5,408,426
	2024	$400,000	—	$2,994,351	$162,311(5)	$2,900(6)	$3,559,562
Erick DeOliveira Chief Financial Officer	2025	$383,333	$3,300,400	$—	$23,750(7)	$37,514(4)	$3,744,997
	2024	$300,000	—	$94,497	$—	$2,900(6)	$397,397
Mike Harper Chief Product, Engineering and Marketing Officer	2025	$387,500	$2,426,240	$—	$159,458(8)	$37,514(4)	$3,010,712
	2024	$325,000	—	$674,831	$131,878(5)	$2,900(6)	$1,134,609

(1)
The amount reported in the “Stock Awards” column represents the aggregate grant date fair value of restricted stock units (“RSUs”) granted to the named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value of these RSU awards was determined based on the closing market price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the value of our stock-based compensation, please refer to Note 7 “Stock Based Compensation Expense” to our unaudited consolidated financial statements included in this prospectus for the quarterly period ended September 30, 2025.

(2)
The amount reported in the “Option Awards” column is based on the grant date fair value of the option award as computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 7, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our audited consolidated financial statements included in this prospectus for the year ended December 31, 2024.

(3)
The amount reported represents bonus payments made during the 2025 fiscal year to Mr. Kellenberger under the performance cash award provisions of our employee incentive plan, equal to 50% of the approved bonus amounts for each of the 2023 and 2024 fiscal years, based on Company achievement of financial targets and individual achievement of performance goals for those years.

(4)
The amount reported represents (i) 401(k) company matching contributions of $2,000, (ii) $900 of monthly mobile phone compensation earned by such individual and (iii) a payout of previously accrued but unused vacation time in connection with the Company’s transition to an unlimited vacation policy, pursuant to which vacation time is no longer accrued.

(5)
The amount reported is the sum of bonus payments made during the 2024 fiscal year to such individual under the performance cash award provisions of our employee incentive plan for Company achievement of financial targets and personal achievement of individual performance goals during the 2022 fiscal year.

(6)
The amount reported represents (i) 401(k) company matching contributions of $2,000 and (ii) $900 of monthly mobile phone compensation earned by such individual.

(7)
The amount reported represents bonus payments made during the 2025 fiscal year to Mr. DeOliveira under the performance cash award provisions of our employee incentive plan, equal to 50% of the approved bonus amounts for the 2024 fiscal year, based on Company achievement of financial targets and individual achievement of performance goals for that year.

(8)
The amount reported represents bonus payments made during the 2025 fiscal year to Mr. Harper under the performance cash award provisions of our employee incentive plan, equal to the total approved bonus amounts for each of the 2023 and 2024 fiscal years, based on Company achievement of financial targets and individual achievement of performance goals for those years.

Narrative Disclosure to Summary Compensation Table
The following describes the material elements of our compensation program as applicable to our NEOs and reflected in the Summary Compensation Table above.
Base Salary
Base salaries for our NEOs were established primarily based on individual negotiations with the executive officers when they joined our company. In determining compensation for our executive officers, we considered salaries provided to executive officers of our peer companies, each executive officer’s anticipated role criticality relative to others at our company, and our determination of the essential need to attract and retain our NEOs. In 2025, the base salaries of each of our executive officers was increased to align their compensation more closely with the median base salary levels of our compensation peer group.
Annual Incentive Awards
Each of our NEOs is eligible to receive an annual cash bonus, payable based upon the achievement of performance goals set annually by our board of directors. During 2025, our board of directors approved a bonus with an aggregate value of $303,500 for 2023 for Messrs. Kellenberger and Harper for achievement of financial targets and personal achievement of individual performance goals during the 2023 fiscal year (the “2023 Bonuses”). In 2025, our board of directors approved a bonus with an aggregate value of $162,292 for Messrs. Kellenberger, Harper, and DeOliveira for achievement of financial targets and personal achievement of individual performance goals during the 2024 fiscal year (the “2024 Bonuses” and, together with the 2023 Bonuses, the “Accumulated Bonuses”). During 2025, the Company paid 50% of the Accumulated Bonuses for each named executive officer except Mr. Harper, who received 100% of his Accumulated Bonus. The timing and amount of Board-approved bonus payments were determined by our management, based on a number of factors, including the Company’s cash availability and retention considerations.
Sales Incentive Plan
Our Sales Incentive plan is designed to provide financial incentives and rewards for sales and business development achievement as measured against individually assigned sales targets. Participation in the Sales Incentive Plan is limited, among our NEOs, to the Chief Sales Officer. For any eligible employee or contractor, we execute an individual target sheet alongside a terms and conditions document.
Employee Benefits and Perquisites
Our NEOs are eligible to participate in our health and welfare plans on the same terms and conditions as those provided to our full-time employees. We also reimburse our NEOs for reasonably incurred and properly documented business expenses. In connection with the Company’s transition to an unlimited vacation policy during 2025, we paid out previously accrued but unused vacation time to our NEOs.
Retirement Benefits
We maintain a 401(k) plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain I.R.S. Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. We may elect to make matching or other contributions into participants’ individual accounts. We currently match pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Equity Compensation
We have previously granted, and we intend to, from time to time, grant equity awards to our NEOs which grants are generally subject to vesting based on each NEO’s continued service. Each of our NEOs currently holds outstanding options to purchase shares of our common stock that were granted under either our 2007 Stock Plan or the 2017 Stock Plan, as set forth in the table below entitled “2024 Outstanding Equity Awards at Fiscal Year-End.” 2024 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our NEOs, information regarding outstanding stock options as of December 31, 2025.

	Option Awards(1)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul Kellenberger*	233(2)	—	$720.00	10/23/2027
	266(3)	—	$720.00	10/23/2027
	3,000(3)	—	$720.00	2/27/2028
	433,760(3)	—	$0.53	04/13/2031
	1,864,990(3)	—	$2.57	03/04/2034
Erick DeOliveira	23,500	32,905(4)	$2.57	03/04/2034
Mike Harper	71(3)		$720.00	10/23/2027
	333(3)		$720.00	2/27/2028
	97,173(3)		$0.53	04/13/2031
	420,309(3)		$2.57	03/04/2034

(1)
All of the outstanding equity awards were granted under our 2007 Stock Plan or our 2017 Stock Plan, as footnoted below.

(2)
Option issued under the 2007 Plan. The option is fully vested and exercisable.

(3)
Option issued under the 2017 Plan. The option is fully vested and exercisable.

(4)
Option issued under the 2017 Plan and vests with respect to one-third (1/3rd) of the total number of shares subject to the option on the vesting commencement date, which was September 18, 2023, and the remainder vests in 36 equal monthly installments thereafter.

*
Employee Director

Equity Plans
2007 Stock Plan
The 2007 Equity Incentive Plan (the “2007 Stock Plan”) provides for the grant of options, restricted stock and other stock option awards to our directors, employees and consultants and to directors and employees of our subsidiaries or affiliates. As of December 31, 2025, there are a total 854 shares of our common stock subject to outstanding option awards under the 2007 Stock Plan. Since 2017, we have not granted and do not intend to grant any further awards under the 2007 Stock Plan.
2017 Stock Plan
The 2017 Equity Incentive Plan (the “2017 Stock Plan”) provides for the grant of options, stock appreciation rights, restricted stock and other stock option awards to our directors and employees, and to directors and employees of any of our subsidiaries or affiliates. As of December 31, 2025, a total of 5,852,802 shares of our common stock are subject to outstanding option awards under the 2017 Stock Plan. Since December 6, 2024, we have not granted and do not intend to grant any further awards under the 2017 Stock Plan.
2024 Stock Plan
In December 2024, we adopted the 2024 Equity Incentive Plan (the “2024 Stock Plan”) to provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or cash-based awards to our directors, employees, non-employee directors and service providers. As of December 31, 2025, the maximum number of shares available for issuance to participants pursuant to awards under the 2024 Plan is 2,708,175. The shares available for issuance under the 2024 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. As of December 31, 2025, there were 895,434 shares of our common stock subject to outstanding awards under the 2024 Plan. The following is a summary of certain provisions of the 2024 Stock Plan, and is qualified in its entirety by the full text of the 2024 Stock Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Purpose
The purpose of the 2024 Stock Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to our company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.
Administration
The 2024 Stock Plan is administered by the compensation committee of our board of directors. The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Stock Plan. The plan administrator may delegate to one or more of our officers the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Share Reserve
An aggregate of 2,708,175 shares of common stock may be issued under the 2024 Stock Plan. Shares underlying any awards under the 2024 Stock Plan that are forfeited, cancelled, held back to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Stock Plan. The payment of dividend equivalents in cash shall not count against the share reserve.
Annual Limitation on Awards to Non-Employee Directors
The 2024 Stock Plan contains a limitation whereby the grant date value of all awards under the 2024 Stock Plan and all other cash compensation paid by us to any non-employee director may not exceed $250,000 in any calendar year, although our board of directors may, in its discretion, make exceptions to the limit in extraordinary circumstances.
Stock Options
The 2024 Stock Plan permits both options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Stock Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees. Nonqualified options may be granted to any persons eligible to receive awards under the 2024 Stock Plan.
The exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Stock Appreciation Rights
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock
The plan administrator may award restricted shares of common stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.
Restricted Stock Units and Dividend Equivalents
The plan administrator may award restricted stock units which represent the right to receive common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with us, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in common stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.
Other Stock or Cash Based Awards
Other stock or cash based may be granted either alone, in addition to, or in tandem with, other awards granted under the 2024 Stock Plan and/or cash awards made outside of the 2024 Stock Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which such awards will be made, the amount of such awards, and all other conditions, including any dividend and/or voting rights.
Change in Control
Except as set forth in an award agreement issued under the 2024 Stock Plan, in the event of a change in control (as defined in the 2024 Stock Plan), each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (i) our continuation of such outstanding stock awards (if we are the surviving corporation); (ii) the assumption of such outstanding stock awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (iv) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (A) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (B) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (v) provide that such award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the 2024 Stock Plan or the provisions of such Award; or (vi) provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.
The 2024 Stock Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon a change in control as may be provided in the award agreement for such stock award, but in the absence of such provision, no such acceleration will occur.
Tax Withholding
Participants in the 2024 Stock Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of ours to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of ours to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.
Transferability of Awards
The 2024 Stock Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.
Amendment and Termination
Our board of directors and the plan administrator may each amend, suspend, or terminate the 2024 Stock Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Stock Plan will require the approval of our stockholders. Generally, without stockholder approval, (i) no amendment or modification of the 2024 Stock Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.
All stock awards granted under the 2024 Stock Plan will be subject to recoupment in accordance with our Clawback Policy.
Executive Employment Agreements
Paul Kellenberger Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Paul Kellenberger, our Chief Executive Officer (the “Kellenberger Agreement”). Under the Kellenberger Agreement, Mr. Kellenberger is entitled to an annual base salary of $400,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Kellenberger is entitled, subject to the approval of our board of directors, to equity awards, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors increased Mr. Kellenberger’s annual base salary to $500,000 effective March 1, 2025.
The Kellenberger Agreement also provides that if Mr. Kellenberger’s employment is terminated without Cause or if Mr. Kellenberger terminates his employment for Good Reason, each as defined in the Kellenberger Agreement, subject to Mr. Kellenberger’s execution and non-revocation of a release of claims in favor of us then Mr. Kellenberger shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Kellenberger would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Kellenberger was employed by us in the year of termination and the denominator being 365. Mr. Kellenberger may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Kellenberger for such monthly COBRA premiums for twelve months. The Kellenberger Agreement also contains certain restrictions related to confidentiality, non- disparagement and intellectual property assignment that are applicable during or after the time that Mr. Kellenberger is employed by us.
Erick DeOliveira Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Erick DeOliveira, our Chief Financial Officer (the “DeOliveira Agreement”). Under the DeOliveira Agreement, Mr. DeOliveira is entitled to an annual base salary of $300,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. DeOliveira is entitled, subject to the approval of our board of directors, to equity awards in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors increased Mr. DeOliveira’s annual base salary to $400,000 effective March 1, 2025.
The DeOliveira Agreement also provides that if Mr. DeOliveira’s employment is terminated without Cause or if Mr. DeOliveira terminates his employment for Good Reason, each as defined in the DeOliveira Agreement, subject to Mr. DeOliveria’s execution and non-revocation of a release of claims in favor of us, then Mr. DeOliveira shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. DeOliveira would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. DeOliveira was employed by us in the year of termination and the denominator being 365. Mr. DeOliveira may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. DeOliveira for such monthly COBRA premiums for twelve months. The DeOliveira Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. DeOliveira is employed by us.
Michael Harper Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Michael Harper, our Head of Product, Engineering, and Marketing (the “Harper Agreement”). Under the Harper Agreement, Mr. Harper is entitled to an annual base salary of $325,000 and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Harper is entitled, subject to the approval of our board of directors, to equity awards in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors raised Mr. Harper’s annual base salary to $400,000 effective March 1, 2025.
The Harper Agreement also provides that if Mr. Harper’s employment is terminated without Cause or if Mr. Harper terminates his employment for Good Reason, each as defined in the Harper Agreement, subject to Mr. Harper’s execution and non-revocation of a release of claims in favor of us, then Mr. Harper shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Harper would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Harper was employed by us in the year of termination and the denominator being 365. Mr. Harper may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Harper for such monthly COBRA premiums for twelve months. The Harper Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. Harper is employed by us.
Non-Employee Director Compensation
The following table sets forth information concerning our non-employee directors compensation for services during the year ended December 31, 2025. All compensation that we paid to our employee directors is set forth in the table in “Executive Compensation — Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Amit Jain(1)	$30,000	$150,000	$—	$—	$180,000
Joanna Morris(2)	$30,000	$150,000	$—	$—	$180,000
Abhay Pande(3)	$30,000	$150,000	$—	$—	$180,000
Jane Swift(4)	$30,000	$150,000	$—	$—	$180,000
Angela Prince(5)	$30,000	$150,000	$—	$—	$180,000
Pankaj Gupta(6)	$30,000	$150,000	$—	$—	$180,000
Total	$180,000	$900,000	$—	$—	$1,080,000

(1)
Mr. Jain has served as a member of our board of directors since April 2021.

(2)
Dr. Morris has served as a member of our board of directors since December 2024.

(3)
Mr. Pande has served as a member of our board of directors since December 2024.

(4)
Ms Swift has served as a member of our board of directors since December 2024.

(5)
Ms. Prince served as a member of our board of directors from December 2024 until December 9, 2025, when she stepped down from the board of directors.

(6)
Mr. Gupta served as a member of our board of directors from January 2021 until December 9, 2025, when he stepped down from the board of directors

Beginning in 2025, we pay our non-employee directors an annual cash retention fee of $30,000 and $150,000 in common stock for his or her services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:
•
any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•
any person who beneficially owns more than 5% of our common stock;

•
any immediate family member of any of the foregoing; or

•
any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Historically, certain of our insiders and other related parties have been part of the funding groups that have provided funding to us via loans, convertible loans, preferred equity and direct equity investments into us as further described in this prospectus and below.
Other than the transactions described below and the compensation arrangements for our NEOs, which we describe above, there were no related party transactions to which we were a party since the beginning of our last fiscal year or during the two fiscal years preceding our last fiscal year, or any currently proposed related party transaction.
bSpace Investments Limited
bSpace Investments Limited (“bSpace”) owns 5,506,800 common shares, or 16.5% as of January 31, 2026, of our common stock. Mohammed Al Hassan, the Co-CEO of Gulf Islamic Investments, LLC (“GII”), personally holds 100% of the equity interest in bSpace. As such, although GII does not own any securities of bSpace, GII may be deemed to be an affiliate of bSpace.
dSpace Investments Limited
dSpace owns 11,580,670 shares of our common stock which is 34.8% of our common stock as of January 31, 2026. Pankaj Gupta, the Co-CEO of GII, holds 100% of the equity interest in dSpace in his personal capacity. As such, although GII does not own any securities of dSpace, GII may be deemed to be an affiliate of dSpace.
Fiza Investments Limited
As of January 31, 2026, Fiza Investments Limited (“Fiza”) holds an aggregate of $7.2 million in principal amount of our convertible notes, plus accrued interest and an aggregate of approximately $2.2 million in principal amount of our non-convertible loans and 1,176,471 shares, or approximately 3.5%, of our common stock. Based on information reported in a Schedule 13G, Hamad Alaljumairi, the Senior Vice President of Investment Placement of GII, holds 100% of the equity interest in Fiza in his personal capacity. As such, he may be deemed to be the beneficial owner of the securities held by Fiza, as determined under rules issued by the SEC. Mr. Alaljumairi disclaims beneficial ownership of all such securities. As such, although GII does not own any securities of Fiza, GII may be deemed to be an affiliate of Fiza.
Related Person Transactions Policy
Our board of directors has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a Related Person (as defined in the policy) has a direct or indirect material interest resulting in a potential transaction with a Related Person.

Our audit committee of the board of directors is responsible for the oversight of the policy and as such, will be entitled to rely upon determinations made and reported by our management. Our management will be responsible for determining whether a transaction is a Related Person Transaction subject to the policy, including whether the Related Person has a material interest, based on a review of all facts and circumstances. Upon a determination by our management that a transaction is a Related Person Transaction subject to the policy, the material facts concerning the transaction and the Related Person’s interest in the transaction must be reported to our audit committee.
The policy applies to the members of our board of directors, our executive officers (as defined under the regulations of the Securities and Exchange Commission), including, in any case, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, and all of our employees. It is the responsibility of all directors, officers, employees to comply with the policy. Members of the families of our directors, officers and employees and others living with them and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing also are expected to comply with the policy, as if they themselves were our directors, officers or employees.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-offering company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee will be responsible for reviewing related party transactions for compliance with the related transactions policy. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and in which a related party had or will have a direct or indirect material interest, as determined by the audit committee, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to, the purpose of the transaction, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Related party transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related party’s interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2026 (the “Beneficial Ownership Date”) by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (ii) each of our NEOs; (iii) each of our directors; and (iv) all of our executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock.
Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of January 31, 2026. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares(1)
Greater than 5% Stockholders
bSpace Investments Limited(2)	5,506,800	16.5%
dSpace Investments Limited(3)	11,580,670	34.8%
Named Executive Officers and Directors
Erick DeOliveira	40,097	*
Michael Harper(4)	556,971	1.1%
Paul Kellenberger(5)	2,367,034	6.6%
Amit Jain	13,441	*
Joanna Morris	13,441	*
Abhay Pande	13,441	*
Jane Swift	13,441	*
All Directors and Executive Officers as a Group (7 persons)	3,017,866	9.1%

*
Less than one percent.

(1)
Based on 33,302,983 shares of common stock outstanding as of January 31, 2026.

(2)
Based solely on information provided in a Schedule 13G filed on February 14, 2025 by bSpace Investments Ltd and Mohammed Al Hassan. The shares are held of record by bSpace Investments Ltd. Mohammed Al Hassan holds 100% of the equity interest in bSpace Investments Ltd in his personal capacity. The address for bSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(3)
Based solely on information provided in a Schedule 13G filed on February 14, 2025 by dSpace Investments Ltd and Pankaj Gupta. The shares are held of record by dSpace Investments Ltd. Pankaj Gupta holds 100% of the equity interest in dSpace Investments Ltd and therefore may be deemed to be the beneficial owner of the securities held by dSpace Investments Ltd. Pankaj Gupta disclaims beneficial ownership of all such securities. The address for dSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(4)
Includes 518,574 shares of common stock issuable to Mr. Harper upon the exercise of options that are exercisable within 60 days after January 31, 2026.

(5)
Includes 2,302,249 shares of common stock issuable to Mr. Kellenberger upon the exercise of options that are exercisable within 60 days after January 31, 2026.

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale by Tumim of up to 5,000,000 shares of our common stock that have been and may be issued by us to Tumim under the Purchase Agreement and up to 7,500,000 shares of our common stock that may have been issued pursuant to conversion of the Convertible Note. For additional information regarding the shares of our common stock included in this prospectus, see the sections titled “Committed Equity Financing” and “The 3i Transaction” above. We are registering the shares of our common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim on July 8, 2025 and the 3i RRA we entered into with 3i on April 11, 2025, in order to permit the selling stockholders to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Tumim Registration Rights Agreement, the SPA, the Convertible Note and the 3i RRA, and as set forth elsewhere in this prospectus, neither Tumim nor 3i has not had any material relationship with us within the past three years.
The table below presents information regarding the selling stockholders and the shares of our common stock that may be resold by the selling stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of January 31, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the selling stockholders under this prospectus. The selling stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the selling stockholders will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the selling stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 33,302,983 shares of our common stock outstanding on January 31, 2026. Because the purchase price or conversion price, as applicable, under the Purchase Agreement or the Convertible Note, as the case may be, will be determined at the end of the applicable valuation period therefor, the actual number of shares of our common stock that we may sell to the selling stockholders under the Purchase Agreement and the Convertible Note may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholders of all of the shares of our common stock being offered for resale pursuant to this prospectus.
In the event of stock splits, stock dividends or similar transactions involving the shares of common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act.
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)
	Number	Percent(1)		Number	Percent
Tumim Stone Capital LLC(3)	0(4)	—	5,000,000	0	—
3i, LP(5)	1,749,098(6)	—	7,500,000	0	—

(1)
Applicable percentage ownership is based on 33,302,983 shares of our common stock outstanding as of January 31, 2026.

(2)
Assumes the sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(3)
The business address of Tumim Stone Capital LLC is 2 Wooster Street, 2nd Floor, New York, NY 10013. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow,

3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.
(4)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of our common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Tumim to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim, would cause Tumim’s beneficial ownership of our common stock to exceed the exceed 4.99% (or up to 9.99% upon the Tumim’s election) of our then outstanding shares of common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may not be amended or waived under the Purchase Agreement.

(5)
The business address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(6)
3i may not convert, and we may not issue or sell any our shares of common stock to 3i, any portion of the 7,500,000 shares of common stock to the extent such shares, when aggregated with all other our common stock then beneficially owned by 3i, would cause 3i’s beneficial ownership of our shares of common stock to exceed the Beneficial Ownership Limitation. Due to the Beneficial Ownership Limitation, notwithstanding the maximum number of shares and percentage reflected above, 3i’s beneficial ownership of our shares of common stock at any time will not exceed 4.99% of our outstanding shares of common stock, or 1,749,098 shares based on our shares of common stock outstanding as of January 31, 2026, plus the issuance of such 1,749,098 shares. The Beneficial Ownership Limitation may not be waived under the Convertible Note.

DESCRIPTION OF CAPITAL STOCK
The following describes our common stock, preferred stock and certain terms of our Charter and bylaws as proposed to be in effect immediately prior to the consummation of the offering. This description is a summary only and is subject to the complete text of our Charter and bylaws, which we will file as exhibits to the registration statement of which this prospectus is a part.
General
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Charter and our Bylaws to be in effect prior to the consummation of the offering and the provisions of applicable law.
The Charter, as amended, authorizes the issuance of up 105,000,000 shares, consisting of two classes of stock: (i) 100,000,000 shares of common stock, and (ii) 5,000,000 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”). As of January 31, 2026, there were 33,302,983 shares of common stock outstanding and 1,500,000 shares of Series P Preferred Stock outstanding. The number of shares of common stock outstanding excludes shares issuable in connection with options granted upon achievement of certain vesting conditions, shares reserved for issuance pursuant to the 2024 Stock Plan and other shares issuable upon conversion or exercise of outstanding convertible notes or warrants.
Reverse Stock Split
On December 29, 2023, we effected a 1-for-75 reverse split of our issued and outstanding common stock and Series A Preferred Stock (the “Reverse Split”). All share and per share information herein has been retroactively adjusted to reflect the Reverse Split, unless otherwise indicated.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible Preferred Stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. No such dividends are expected to be issued in the near future.
Voting Rights
Holders of shares of our common stock will be entitled to one vote for each share of our common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Charter or by applicable law, the holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter or pursuant to Delaware law.
We have not provided for cumulative voting for the election of directors in our Charter. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Preferred Stock
General
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation; provided, however, that if at least two-thirds of the total number of authorized directors of our board of directors (whether or not there exist any vacancies in previously authorized directorships) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of shares of Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of the certificate of designation), shall be required to effect such increase or decrease. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Series P Preferred Stock
On January 27, 2026, we filed a Certificate of Designations of Series P Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. The Certificate of Designations established a new series of preferred stock designated as “Series P Convertible Preferred Stock” (the “Series P Preferred Stock”) and authorizes the issuance of up to 5,000,000 shares of Series P Preferred Stock, par value $0.00001 per share.
Each share of Series P Preferred Stock has a stated value of $2.00, subject to adjustment as set forth in the Certificate of Designations (the “Stated Value”). Holders of Series P Preferred Stock are entitled to receive cumulative dividends at a rate of eighteen percent (18%) per annum, payable annually. Dividends accrue and compound annually and are payable solely in additional shares of Series P Preferred Stock.
In the event of any liquidation, dissolution, or winding-up of the Company, or a Change of Control Transaction (as defined in the Certificate of Designations), holders of Series P Preferred Stock are entitled to receive, prior to any distribution to holders of junior securities, an amount per share equal to the Stated Value plus any accrued and unpaid dividends.
The Series P Preferred Stock votes together with our common stock on an as-converted basis. Additionally, as long as any shares of Series P Preferred Stock remain outstanding, we cannot take certain actions without the affirmative vote of the holders of a majority of the outstanding Series P Preferred Stock. These actions include, among others: (a) adversely altering the rights of the Series P Preferred Stock; (b) creating any class of stock senior to or pari passu with the Series P Preferred Stock; or (c) amending our Certificate of Incorporation in a manner that adversely affects the holders.
Beginning on the third anniversary of the Original Issue Date (as defined in the Certificate of Designations), holders may opt to convert their shares of Series P Preferred Stock into shares of common stock. The conversion rate is determined by dividing the Stated Value (plus accrued unpaid dividends) by the “Conversion Price.” The initial “Conversion Price” is the Stated Value ($2.00) and is subject to adjustment for stock splits, stock dividends, and similar events. All outstanding shares of Series P Preferred Stock will automatically convert into shares of common stock on the fifth anniversary of the Original Issue Date. For the automatic conversion occurring on the fifth anniversary of the Original Issue Date, the conversion rate is the lower of (y) the Conversion Price and (z) 80% of the 90-Day VWAP of the Company’s common stock.
The Series P Preferred Stock may not be converted if such conversion would result in the holder (together with its affiliates) beneficially owning in excess of 4.99% of the Company’s outstanding common stock. A holder may increase or decrease this limitation upon notice to the Company, up to a maximum of 9.99%, provided that any increase will not be effective until the 61st day after such notice. The Company is prohibited from issuing shares of common stock upon conversion of the Series P Preferred Stock if such issuance would breach the Company’s obligations under the rules of Nasdaq, unless shareholder approval is obtained.
Anti-Takeover Effects of Certain Provisions of Our Charter, Our Bylaws, and Delaware Law
The provisions of the DGCL, the Charter, and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or Extraordinary General Meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Provisions of our Charter and Bylaws
Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
•
Board of Directors Vacancies.   The Charter and the Bylaws authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors and shall not be filled by stockholders. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•
Directors Removed Only for Cause.   The Charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock entitled to vote at an election of directors.

•
Classified Board of Directors.   The Charter provides for a classified board of directors. The initial term of our independent directors expired at our first annual meeting of stockholders and such directors were re-elected in October 2025 for a subsequent term. The initial term of our non-independent directors will expire at our next annual meeting of stockholders. Thereafter, directors in each class are expected to serve 2-year terms.

•
Stockholder Nomination of Directors.   The Bylaws provide that stockholders representing more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors. When we most recently appointed our directors, dSpace owned more than 35% of our voting securities and was entitled to nominate two persons for election to our board of directors, however it elected to only nominate one person to our board of directors. Amit Jain has been selected by dSpace to serve on our board of directors.

•
Supermajority Requirements for Amendments of the Charter and Bylaws.   The Charter further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock entitled to vote are required to amend or repeal any provision of the Charter, provided that if two-thirds of our board of directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Proposed Charter. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of common stock entitled to vote will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by our board of directors and submitted to the stockholders for adoption, if two-thirds of our board of directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock entitled to vote shall be required to adopt, amend, or repeal any provision of the Bylaws.
•
Calling Special Meetings of Stockholders.   The Charter and the Bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of the board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations.   The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

•
No Cumulative Voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter and Bylaws also do not provide for cumulative voting.

•
Choice of Forum.   In addition, the Charter provides that, to the fullest extent permitted by law, unless otherwise consented to in writing by us, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter or the Bylaws, any action asserting a claim against us that is governed by the internal affairs doctrine or any action to interpret, apply, enforce, or determine the validity of the Charter or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Charter will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. We will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.

These provisions may impose additional litigation costs on stockholders and limit their ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Listing Symbol
Our shares of common stock are currently traded on The Nasdaq Capital Market® under the symbol “ZSPC”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company. The address for the transfer agent is 2155 Woodlane Drive, Suite 100, Woodbury, Minnesota 55125.

SHARES ELIGIBLE FOR FUTURE RESALE
Future sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable, or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our common stock. We are registering up to 12,500,000 shares of common stock for resale by the selling stockholders, which will be immediately eligible for sale in the public market upon consummation of the offering. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock. Furthermore, because a substantial amount of our common stock outstanding (including securities convertible into or redeemable, exchangeable, or exercisable for shares of our common stock), recently became no longer subject to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market could materially adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.
The lock-up agreements entered into with Gulf Islamic Investments, LLC, dSpace Investments Limited and bSpace Investments Limited pertaining to our initial public offering expired on December 4, 2025. The lock-up agreements entered into with Fiza Investments Limited and our officers prevented such parties, subject to certain exceptions from disposing of or hedging 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, until December 4, 2025. On December 4, 2025, 19.7 million shares of common stock became eligible for sale in the public market. Approximately 8% of these additional shares were beneficially held by directors, executive officers and their affiliates and will be subject to certain limitations of Rule 144 under the Securities Act.
In addition, shares of common stock that are reserved for future issuance under our existing equity compensation plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
Generally, the balance of our outstanding shares of common stock will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
Rule 144
In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding; or

•
the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.
Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.
Regulation S
Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.
Rule 701
In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.
Equity Incentive Plans
We have filed a registration statement on Form S-8 (No. 333-286006) under the Securities Act to register all shares of common stock issued or issuable under the 2007 Stock Plan, the 2017 Stock Plan and the 2024 Stock Plan — or approximately 8.7 million shares of our common stock. Such registration automatically became effective upon filing. Accordingly, shares registered under such registration statement are available for sale in the open market following the expiration of the lock-up period. Shares issued under the plans after the effective date of the applicable registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. See “Executive Compensation — Equity Compensation” for a description of our equity incentive plans.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Pryor Cashman LLP, New York, New York.
EXPERTS
The consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as “the registration statement.”
As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and shares of common stock offered by this prospectus, please refer to the registration statement. This prospectus summarizes certain provisions of certain contracts and other documents filed as exhibits to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
Following the declaration of effectiveness of the registration statement on Form S-1, of which this prospectus forms a part, we will be required to file current, quarterly and annual reports, proxy statements and other information without charge with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

ZSPACE, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(Unaudited)
ZSPACE, INC.
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2024 AND DECEMBER 31, 2023

zSpace, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash, cash equivalents and restricted cash	$4,271	$4,864
Accounts receivable, net of allowance for credit losses of $34 and $44	3,617	3,176
Inventory, net	2,346	3,238
Prepaid expenses and other current assets	3,106	2,233
Total current assets	13,340	13,511
Property and equipment, net	35	21
Other assets	83	—
Total assets	$13,458	$13,532
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,965	$5,656
Accrued expenses and other current liabilities	5,304	5,365
Convertible debt	6,199	—
Other current debt	1,402	5,764
Current accrued interest	14	783
Deferred revenue, current portion	2,681	3,324
Total current liabilities	19,565	20,892
Convertible debt, noncurrent	3,361	—
Other noncurrent debt	7,711	6,191
Noncurrent accrued interest	2,186	819
Deferred revenue, net of current portion	320	318
Total liabilities	33,143	28,220
Commitments and contingencies (Note 11)
Stockholders’ deficit:
Common stock, $0.00001 par value; 100,000,000 shares authorized as of September 30, 2025; 26,482,448 and 22,849,378 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	288,634	275,383
Accumulated other comprehensive income	184	329
Accumulated deficit	(308,503)	(290,400)
Total stockholders’ deficit	(19,685)	(14,688)
Total liabilities and stockholders’ deficit	$13,458	$13,532
See accompanying notes to condensed consolidated financial statements.

zSpace, Inc,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$8,793	$14,219	$23,011	$29,563
Cost of goods sold	4,294	7,857	12,132	17,466
Gross profit	4,499	6,362	10,879	12,097
Operating expenses:
Research and development	1,568	1,040	3,937	4,088
Selling and marketing	4,340	3,265	12,290	12,132
General and administrative	3,385	2,033	11,159	10,771
Total operating expenses	9,293	6,338	27,386	26,991
(Loss) income from operations	(4,794)	24	(16,507)	(14,894)
Other (expense) income:
Interest expense	(306)	(596)	(1,109)	(2,235)
Other income, net	78	368	148	18
Loss on extinguishment of debt	—	—	—	(52)
Loss on change in fair value of convertible debt	(1,148)	—	(623)	—
Loss before income taxes	(6,170)	(204)	(18,091)	(17,163)
Income tax (benefit) expense	(1)	—	12	34
Net loss	(6,169)	(204)	(18,103)	(17,197)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(14)	(146)	(145)	(35)
Comprehensive loss	$(6,183)	$(350)	$(18,248)	$(17,232)
Net (loss) income available to common shareholders used in basic earnings per share	$(6,169)	$43,370	$(18,103)	$26,212
Net (loss) income available to common shareholders used in diluted earnings per share	$(6,169)	$43,452	$(18,103)	$26,459
Net (loss) income per common share – basic	$(0.26)	$235.81	$(0.78)	$147.77
Net (loss) income per common share – diluted	$(0.26)	$6.92	$(0.78)	$4.27
Weighted-average common shares outstanding – basic	24,020,175	183,917	23,283,602	177,381
Weighted-average common shares outstanding – diluted	24,020,175	6,274,679	23,283,602	6,196,769
See accompanying notes to condensed consolidated financial statements.

zSpace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF TEMPORARY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Amounts in thousands, except for share amounts)
(Unaudited)
Three Months Ended September 30, 2024:	Temporary Redeemable Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, July 1, 2024	3,984,088	$112,142	174,077	$—	$146,228	$339	$(286,570)	$(140,003)
Stock based compensation	—	—	—	—	51	—	—	51
Issuance of common stock from options exercised	—	—	—	—	34	—	—	34
Reduction of the original issue price from $1,000 to $600 per share	—	(43,656)	—	—	43,656	—	—	43,656
Net loss	—	—	—	—	—	—	(204)	(204)
Foreign currency translation adjustments	—	—	—	—	—	(146)	—	(146)
Balance, September 30, 2024	3,984,088	$68,486	174,077	$—	$189,969	$193	$(286,774)	$(96,612)
Three Months Ended September 30, 2025:
Balance, July 1, 2025	—	—	23,220,141	—	279,840	198	(302,334)	(22,296)
Stock based compensation	—	—	—	—	2,364	—	—	2,364
Issuance of common stock from options exercised	—	—	15,514	—	72	—	—	72
Issuance of common stock for note conversions	—	—	1,139,204	—	2,375	—	—	2,375
Issuance of restricted stock units	—	—	170,448	—	378	—	—	378
Issuance of common stock under equity line of credit	—	—	1,937,141	—	3,605	—	—	3,605
Net loss	—	—	—	—	—	—	(6,169)	(6,169)
Foreign currency translation adjustments	—	—	—	—	—	(14)	—	(14)
Balance, September 30, 2025	—	$—	26,482,448	$—	$288,634	$184	$(308,503)	$(19,685)
Nine Months Ended September 30, 2024:
Balance, January 1, 2024	3,978,898	$106,952	174,077	$—	$138,878	228	$(269,577)	$(130,471)
Stock based compensation	—	—	—	—	7,401	—	—	7,401
Cancellation of NCNV 1 preferred stock	(562)	(562)	—	—	—	—	—	—
Issuance of common stock from options exercised	—	—		—	34	—	—	34
Reduction of the original issue price from $1,000 to $600 per share	—	(43,656)	—	—	43,656	—	—	43,656
Issuance of NCNV 2 preferred stock	5,752	5,752	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(17,197)	(17,197)
Foreign currency translation adjustments	—	—	—	—	—	(35)	—	(35)
Balance, September 30, 2024	3,984,088	$68,486	174,077	$—	$189,969	193	$(286,774)	$(96,612)
Nine Months Ended September 30, 2025:
Balance, January 1, 2025	—	$—	22,849,378	$—	$275,383	329	$(290,400)	$(14,688)
Stock based compensation	—	—	—	—	5,192	—	—	5,192
Issuance of common stock from options exercised	—	—	100,274	—	157	—	—	157
Issuance of common stock for note conversions	—	—	1,421,874	—	3,907	—	—	3,907
Issuance of common stock under equity line of credit	—	—	1,937,141	—	3,605	—	—	3,605
Issuance of restricted stock units	—	—	173,781	—	390	—	—	390
Net loss	—	—	—	—	—	—	(18,103)	(18,103)
Foreign currency translation adjustments	—	—	—	—	—	(145)	—	(145)
Balance, September 30, 2025	—	$—	26,482,448	$—	$288,634	184	$(308,503)	$(19,685)

See accompanying notes to condensed consolidated financial statements.

zSpace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(18,103)	$(17,197)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of convertible debt	623	—
Non-cash amortization of other debt discount	56	48
Change in fair value of embedded derivative	—	16
Provision for excess and obsolete inventory	227	—
Stock-based compensation expense	5,192	7,401
Issuance of restricted stock units	390	—
Depreciation	7	9
Bad debt expense	31	—
Loss on extinguishment of debt	—	52
Changes in operating assets and liabilities:
Accounts receivable	(472)	631
Inventory	710	1,022
Prepaid expenses and other assets	(1,002)	(306)
Accounts payable	(1,691)	1,880
Accrued expenses	50	160
Deferred revenue	(641)	1,147
Accrued interest	598	1,287
Net cash used in operating activities	(14,025)	(3,850)
Cash flows from investing activities:
Capital expenditures	(21)	(8)
Net cash used in investing activities	(21)	(8)
Cash flows from financing activities:
Proceeds from convertible debt	13,000	5,000
Repayments of convertible debt	(156)	—
Proceeds from other debt issuances	4,000	3,500
Fees paid for debt issuance	(61)	—
Fees paid for other term loan issuances	—	(18)
Repayment of other debt issuances	(6,836)	(3,948)
Proceeds from issuance of common stock from equity line-of-credit	3,605	—
Fees paid for deferred offering costs	—	(541)
Proceeds from exercise of common stock options	157	34
Net cash provided by financing activities	13,709	4,027
Effects of exchange rate changes on cash and cash equivalents	(256)	(93)
Net decrease in cash, cash equivalents and restricted cash	(593)	76
Cash, cash equivalents and restricted cash, beginning of period	4,864	3,128
Cash, cash equivalents and restricted cash, end of period	$4,271	$3,204
Supplemental disclosure of cash flow information:
Cash paid for interest	$387	1,307
Cash paid for income taxes	$17	—
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$—	$295
Issuance of NCNV in exchange for related party debt and accrued interest	$—	$5,190
Issuance of SAFE agreements in exchange for accrued liabilities	$—	$3,250
Unpaid deferred offering costs	$—	$1,256
Conversion of convertible debt principal and interest payments into common stock	$3,907	$—
See accompanying notes to condensed consolidated financial statements.

ZSPACE, INC.
Notes to Condensed Consolidated Financial Statements
September 30, 2025
(Unaudited)
1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
zSpace, Inc. (“zSpace” or the “Company”) was incorporated in the state of Delaware in 2006 and is headquartered in San Jose, California with wholly owned subsidiaries in China and Japan. The Company is the developer of full-service augmented reality/virtual reality (“AR/VR”) solutions built for K-12 education and career technical education. zSpace’s primary product is a mixed reality hardware device that provides an immersive, collaborative, and interactive learning experience. zSpace generates revenues via hardware sales in addition to recurring software revenue for access to zSpace interactive learning applications. The Company’s customer base includes federal, state, and local governments who are making large investments in education technology.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and include the assets, liabilities, results of operations and cash flows of the Company.
The Company has prepared its unaudited condensed consolidated financial statements in accordance with GAAP in the United States of America (“GAAP”) and the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and notes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in this prospectus for the fiscal year ended December 31, 2024.
All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity Risk and Going Concern
For the three and nine months ended September 30, 2025, the Company incurred net losses of approximately $6.2 million and $18.1 million, respectively. For the three and nine months ended September 30, 2024, the Company incurred net losses of $0.2 million and $17.2 million, respectively. For the nine months ended September 30, 2025 and 2024, the Company incurred negative cash flows from operations of $14.0 million and $3.9 million, respectively. The Company had combined cash, cash equivalents and restricted cash balance of $4.3 million and $4.9 million as of September 30, 2025 and December 31, 2024, respectively. The Company has incurred operating losses and negative cash flows from operations since inception. The Company’s prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing, gaining customer acceptance, and uncertainty of achieving future profitability. The Company’s success depends on obtaining additional financing, increasing sales, expanding its partnerships with resellers, controlling costs, and continued research and development activities to improve product offerings to end-users. The Company has historically funded its operations through the issuance of common and temporary redeemable preferred stock to private investors (Note 6), the proceeds of its Initial Public Offering (the “IPO”) in December 2024 and debt financing (Note 5). The Company evaluated its financial condition as of the date of issuance and determined it is probable that, without consideration of a remediation plan to refinance existing debt facilities and raise new sources of capital, the Company would be unable to meet repayment obligations and the ongoing working capital shortfall in the next twelve months, and there is uncertainty about the Company’s ability to continue as a going concern. The conditions identified above raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance date of the condensed consolidated financial statements.
The unaudited condensed consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
Foreign Operations
Operations outside the United States include subsidiaries in China and Japan. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of AOCI. Income and expense accounts are translated at average exchange rates during the periods presented.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in preparation of these unaudited condensed consolidated financial statements are disclosed in the notes to financial statements for the fiscal year ended December 31, 2024 and have not changed significantly since those financial statements were issued.
Emerging Growth Company
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an EGC.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less, such as the Company’s money market funds, to be cash and cash equivalents.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheet as of September 30, 2025 and 2024, and December 31, 2024, to the amounts reported on the condensed consolidated statement of cash flows (in thousands):
	September 30, 2025	December 31, 2024	September 30, 2024
Cash	$3,800	$1,329	$2,898
Cash equivalents	162	3,228	—
Restricted cash	309	307	306
Total cash, cash equivalents and restricted cash	$4,271	$4,864	$3,204
The restricted cash is legally restricted to secure credit card charges incurred by the Company.

Accounts Receivable and Allowance for Credit Losses
Accounts receivable are customer obligations due under normal trade terms. Expected credit losses include losses expected based on known credit issues with specific customers as well as a general expected credit loss allowance based on relevant information, including historical loss rates, current conditions, and reasonable economic forecasts that affect collectability. The Company updates its allowance for credit losses on a quarterly basis with changes in the allowance recognized in loss from operations. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for credit losses.
After all attempts to collect accounts receivable balances have failed, the balance is written off against the allowance for credit losses. As of September 30, 2025 and December 31, 2024, the Company reported an allowance for credit losses balance of $34,000 and $44,000, respectively.
Convertible Debt
We have issued convertible promissory notes and evaluate embedded features for potential bifurcation as derivatives.
For the recent convertible note described in Note 5, we elected the fair value option under accounting Standards Codification (“ASC”) 825, Financial Instruments, (“ASC 825”) measuring the entire instrument at fair value with changes recognized in earnings. This election is irrevocable and applied to the whole instrument, consistent with ASC 825-10 guidance. Key estimates include the valuation of original issue discount, accrued interest, and make-whole provisions, which require assumptions about discount rates, credit risk, and market conditions. The fair value option under ASC 825 simplifies the accounting by eliminating the need to bifurcate embedded derivatives under ASC 815, Derivatives and Hedging (“ASC 815”) and aligns with the principles outlined in ASC 470, Debt (“ASC 470”) for debt instruments. This approach requires ongoing reassessment of fair value inputs and assumptions, which can significantly affect reported earnings and liabilities. All fees related to the convertible note were expensed as incurred and not recorded as debt issuance costs.
Fair Value of Financial Instruments
The carrying amounts of cash, cash equivalents, and restricted cash, accounts receivable, accrued liabilities, and accounts payable approximate fair value due to their relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying balance sheets. The following table represents the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis (in thousands):
	As of September 30, 2025
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$162	$—	$—	$162
Total financial assets	$162	$—	$—	$162
Convertible debt subject to credit risk analysis	$—	$9,560	$—	$9,560
Total financial liabilities	$—	$9,560	$—	$9,560
	As of December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$3,228	$—	$—	$3,228
Total financial assets	$3,228	$—	$—	$3,228
The Company measures its convertible debt at fair value on a quarterly basis. The fair value of the Company’s debt approximates book value as of September 30, 2025 utilizing a Monte Carlo simulation using observable market conditions for items such as interest free rates, discount rates and volatility assumptions. The fair value of the convertible debt has been categorized as a Level 2 item as of September 30, 2025.
Revenue
The Company accounts for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. The revenue recognition guidance provides a single model to determine when and how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue using a five-step model resulting in revenue being recognized as performance obligations within a contract have been satisfied. The steps within that model include: (i) identifying the existence of a contract with a customer; (ii) identifying the performance obligations within the contract; (iii) determining the contract’s transaction price; (iv) allocating the transaction price to the contract’s performance obligations; and (v) recognizing revenue as the contract’s performance obligations are satisfied. Judgment is required to apply the principles-based, five-step model for revenue recognition. Management is required to make certain estimates and assumptions about the Company’s contracts with its customers, including, among others, the nature and extent of its performance obligations, its transaction price amounts and any allocations thereof, the events which constitute satisfaction of its performance obligations, and when control of any promised goods or services is transferred to its customers. The standard also requires certain incremental costs incurred to obtain or fulfill a contract to be deferred and amortized on a systematic basis consistent with the transfer of goods or services to the customer.
The Company assesses the goods and/or services promised in each customer contract and separately identifies a performance obligation for each promise to transfer to the customer a distinct good or service. The Company then allocates the transaction price to each performance obligation in the contract using relative Standalone Selling Price (“SSP”). The Company determines standalone selling prices based on the price at which a good or service is sold separately. If the standalone selling price is not observable through historic data, the Company estimates the standalone selling price by considering the cost-plus margin approach, along with all reasonably available information, including peer-company selling information while taking into consideration market conditions and other factors, such as customer size, volume purchased, market and industry conditions, product specific factors and historical sales of the deliverables.
The Company sells proprietary augmented reality and virtual reality hardware, software, and related installation and training services to education customers. The Company has contractual agreements with customers that set forth the general terms and conditions of the relationship, including pricing of goods and services, payment terms and contract duration. Revenue is recognized when the obligation under the terms of the Company’s contract with its customer is satisfied and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services.
The Company offers standard warranty coverage on substantially all products which provides the customer with assurance that the product will function as intended during the first year. This standard warranty coverage is accounted for as an assurance warranty and is not considered to be a separate performance obligation. Returns and repairs under the Company’s general assurance warranty of products have not been material.
Payment is generally due within 30 days of invoice issuance. The Company uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year.
Hardware: Hardware sales represent separate performance obligations, all of which are satisfied at a point in time when the hardware is delivered to the customer, which is typically FOB shipping point.
Software: Software sales consist of licenses of functional intellectual property that are satisfied at a point in time when key codes are provided to allow customers to access the software, which is the contract start date.
In transactions where the Company provides user-based based software licenses to a customer, zSpace recognizes software revenue ratably on a straight-line basis. These fees charged to its customers are recognized on a gross basis as zSpace has determined that it is the principal in the transaction. As a principal to the transaction, the Company obtains control of the third-party software licenses before control is transferred to the customer. The fees paid to third parties for software licenses are recognized as transaction expenses and recorded in cost of goods sold in the condensed consolidated statements of operations and comprehensive (loss) income.
Services: The Company offers installation and/or training services for its products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month. Additionally, the Company offers one-and two-year extended warranty contracts customers can purchase at their option, which are also separate performance obligations. All warranty-related performance obligations are generally fulfilled evenly throughout the contract term. Services also includes post-contract support (“PCS”) which is akin to a stand-ready performance obligation that is provided throughout the contract term. For all services related performance obligations, the Company believes that the passage of time corresponds directly to the satisfaction of the performance obligations; therefore, an output method of measuring progress based on time elapsed during the contract period is used to recognize revenue ratably on a straight-line basis.
Contract Liabilities: The Company typically bills in advance of providing goods and services, including for installation and training services, PCS, and extended warranties, resulting in contract liabilities (i.e., deferred revenue). Contract liabilities are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.
Contract Costs: The Company incurs incremental contract commission costs to obtain contracts with customers which are expected to be recoverable through the term of those contracts. The Company allocates contract costs among the underlying performance obligations to which they relate and amortizes those costs on a systematic basis consistent with the pattern of the transfer of the goods and services. Contract cost assets are typically completely amortized soon after initial recognition as the majority of the Company’s revenue on the underlying performance obligations is recognized upon delivery of the goods or services.
Cost of Goods Sold
The Company includes within cost of goods sold those costs related to the manufacture and distribution of its AR/VR products, as well as the cost to purchase third-party software. Specifically, the Company includes in cost of goods sold each of the following: material costs, labor and employee benefit costs related to the manufacture of our products, and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts.
New Accounting Pronouncements
As of September 30, 2025 there are no new accounting pronouncements affecting the Company other than those discussed in the financial statements included in this prospectus for the year ended December 31, 2024.
3.   REVENUE
Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Product and service revenue are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in renewing versus non-renewing nature.
The following table disaggregates revenue by recognition method for the three and nine months ended September 30, 2025 and 2024 (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Point in time	$8,480	$13,784	$21,958	$28,220
Over time	313	435	1,053	1,343
Total	$8,793	$14,219	$23,011	$29,563

The following table disaggregates revenue by type of products and services for the three and nine months ended September 30, 2025 and 2024 (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Hardware	$3,768	$7,713	$11,908	$17,115
Software	4,319	5,612	8,667	10,222
Services	706	894	2,436	2,226
Total	$8,793	$14,219	$23,011	$29,563
The following table disaggregates revenue by geographic area for the three and nine months ended September 30, 2025 and 2024 (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
United States	$7,361	$13,711	$19,692	$26,662
International	1,432	508	3,319	2,901
Total	$8,793	$14,219	$23,011	$29,563
China made up $0.2 million and $7,700 of international sales for the three months ended September 30, 2025 and 2024, respectively, and $0.2 million and $0.6 million of international sales for the nine months ended September 30, 2025 and 2024, respectively.
The amount of deferred revenue as of September 30, 2025 and December 31, 2024 reflects the revenue expected to be recognized in future periods related to remaining performance obligations as the Company collects payment in advance of satisfaction of performance obligations.
As of September 30, 2025 and December 31, 2024, the Company has $3.0 million and $3.6 million in deferred revenue. As of September 30, 2025 approximately $2.7 million of the balance is expected to be earned within the next 12 months, with $0.3 million to be earned within the next 13 to 60 months.
As of December 31, 2024 approximately $3.3 million of the balance was expected to be earned within the next 12 months, with $0.2 million to be earned within the next 13 to 24 months and $0.1 million to be earned within the next 25 to 60 months.
As of September 30, 2025 and December 31, 2024, the Company had no contract assets.
4.   BALANCE SHEET COMPONENTS
Inventory, net
As of September 30, 2025 and December 31, 2024, inventory, net of reserve, consisted of the following (in thousands):
	September 30, 2025	December 31, 2024
Finished goods	$2,016	$2,970
Raw materials	366	303
Allowance for excess and obsolete inventory	(35)	(35)
Total inventory	$2,346	$3,238

Prepaid and other current assets
Prepaid expenses and other current assets consisted of the following at September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025	December 31, 2024
Advances to suppliers	$1,185	$669
Deferred software costs	346	471
Prepaid operating expense	1,574	1,093
Total prepaid expenses and other current assets	$3,106	$2,233
Accrued expenses and other liabilities
Accrued expenses and other current liabilities consisted of the following at September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025	December 31, 2024
Accrued purchases	$685	$685
Accrued compensation	2,400	2,074
Other current liabilities	2,219	2,606
Total accrued expenses and other current liabilities	$5,304	$5,365
5.   DEBT AND RELATED PARTY DEBT
As of September 30, 2025 and December 31, 2024, debt and related party debt is comprised of the following (in thousands):
	September 30, 2025	December 31, 2024
Short-term debt:
Fiza Investments Limited Loans, term debt	$—	$2,202
Other term loans	1,402	3,562
Total other current debt	1,402	5,764
Convertible debt	6,199	—
Total short-term debt	$7,601	$5,764
Other noncurrent debt:
Convertible debt	$9,560	$—
Other term loans	9,142	9,780
Less: debt issuance costs	(29)	(27)
Less: current portion	(7,601)	(3,562)
Total other noncurrent debt	$11,072	$6,191
All issuance costs related to the convertible debt issued during the nine months ended September 30, 2025 were expensed as incurred. There were no outstanding convertible debt instruments as of December 31, 2024.

As of September 30, 2025, future principal payments for long-term debt, including the current portion, are summarized as follows (in thousands):
Year Ending December 31,	Amount
2025	$2,491
2026	9,768
2027	9,404
Less adjustment to fair value of Senior Secured Convertible Debt	(2,990)
Total	$18,673
During the three and nine months ended September 30, 2025, the Company capitalized $31,000 and $0.1 million, respectively, of debt discount and issuance costs on term loans incurred. Debt discount and issuance costs incurred on convertible debt instruments were either eliminated through restructuring or extinguishment accounting or were considered immaterial and expensed when incurred for the three and nine months ended September 30, 2024.
Term Debt
The Company has three outstanding loans as of September 30, 2025 with Fiza Investments Limited, (“Fiza”) with a total outstanding principal balance of $7.2 million. On April 10, 2025, in connection with the Senior Secured Convertible Note Financing described below, the maturity date of the Fiza loans were amended to be the latter to occur of December 31, 2027 or the date in which there is no debt outstanding under the Senior Secured Convertible Note (as defined below). As of September 30, 2025 and December 31, 2024, gross principal amounts due on the Fiza term debt is $7.2 million and have been classified as non-current other term loans on the balance sheet.
Amendment of Existing Loan Agreements and Entering into the Intercreditor Agreement
On April 11, 2025, in connection with the Senior Secured Convertible Note Financing (as defined below), the Company entered into an amendment (the “Fiza 1 Amendment”) to that certain Loan and Security Agreement with Fiza dated November 3, 2022 (the “Fiza 1 Agreement”). Pursuant to the Fiza 1 Amendment, the maturity date of the Fiza 1 Agreement is extended to December 31, 2027. The Fiza 1 Amendment also amends the repayment schedule such that, beginning on the latter to occur of December 31, 2027 or the date in which there is no debt outstanding under the Senior Secured Convertible Note (the “Convertible Note Repayment Date”), the Company will repay all remaining principal and interest under the Fiza 1 Agreement over twelve equal monthly installments.
On April 11, 2025, also in connection with the Senior Secured Convertible Note Financing, the Company entered into an amendment (the “Fiza 2 and 3 Amendment”) to a Loan and Security Agreement dated July 11, 2024 with Fiza (the “Fiza 2 and 3 Agreement”). Pursuant to the Fiza 2 and 3 Amendment, the interest rate under the Fiza 2 and 3 Agreement was lowered from 25% to 20%. In addition, until the Convertible Note Repayment Date, the Company shall make monthly payments of interest only. The remaining principal and interest shall be amortized and repaid over 12 months beginning on the Convertible Note Repayment Date, the Company will repay all remaining principal and interest under the Fiza 1 Agreement over twelve monthly installments.
On April 11, 2025, the Company and Fiza entered into an intercreditor agreement (the “Intercreditor Agreement), with the institutional investor in the Senior Secured Convertible Note Financing (the “Note Investor”), pursuant to which, among other things, Fiza subordinated its security interest in the assets of the Company to the security interest of the Note Investor under the Security Agreement in the same assets and agreed to certain covenants limiting its ability to receive cash payments from the Company, including pursuant to the Fiza 1 Agreement and Fiza 2 and 3 Agreement.
Other Outstanding and Repaid Term Loans
On February 26, 2025, the Company entered into two Loan and Security Agreements (“Term Loans 8 and 9”) in the principal amounts of $1,100,000 and $900,000 (the “Loans”) with Itria Ventures LLC (“Itria”).

The Term Loans 8 and 9 bore interest at a rate of 18.00% per year (subject to increases upon an event of default) and were payable on a monthly basis in 12 equal installments, maturing on February 26, 2026. In connection with the Senior Secured Convertible Note financing on April 11, 2025, all outstanding principal and accrued interest on Term Loans 8 and 9 were prepaid.
In addition to the prepayment of Term Loans 8 and 9 above, all other outstanding term loans (including accrued interest) with Itria were prepaid on April 11, 2025, including: (i) Business Loan and Security Agreement (Tranche 1), dated January 31, 2023, for $4,000,000, (ii) Business Loan and Security Agreement (Tranche 3), dated April 12, 2023 for $680,000, (iii) Business Loan and Security Agreement (Tranche 4), dated May 17, 2024, for $1,000,000 and (iv) Business Loan and Security Agreement (Tranches 5 and 6), dated May 17, 2024, for an aggregate principal amount of $1,000,000, and (v) Business Loan and Security Agreement (Tranche 7), dated June 4, 2024, for $1,500,000. As a result of these repayments, all sums owed by Company to Itria under all of the Loan and Security Agreements have been satisfied in full and all commitments to extend credit lines under the Loan and Security Agreements are terminated.
On August 20, 2025, the Company entered into two Loan and Security Agreements (“Term Loans 10 and 11”) in the principal amounts of $1,000,000 each (“Term Loans 10 and 11”) with Itria for an aggregate total of $2,000,000 (less fees payable to Itria). One of the Term Loans 10 and 11 bears interest at a rate of 18.00% per year and is payable on a monthly basis in 15 equal installments, maturing on the 15-month anniversary of the funding date. The second Term Loans 10 and 11 bears interest at a rate of 18.99% per year and is payable on a monthly basis in 18 equal installments, maturing on the 18-month anniversary of the funding date. The Company may prepay either of the Term Loans 10 and 11 in full at any time after the first month of the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance if the Term Loans 10 and 11 are prepaid within the first 12 months of the term.
The outstanding balance of other outstanding and repaid term loans as of September 30, 2025 and December 31, 2024 is $1.9 million and $4.8 million, respectively and are recorded in the Other Current and Non-Current Debt line items in the condensed consolidated balance sheet.
Senior Secured Convertible Note Financing
On April 10, 2025, the Company entered into a securities purchase agreement (the “Note SPA”) with the Note Investor, pursuant to which the Company sold, and the Note Investor purchased, a senior secured convertible note issued by the Company (the “Senior Secured Convertible Note,” and such financing, the “Senior Secured Convertible Note Financing”) in the original principal amount of $13,978,495, which is convertible into shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”). The Senior Secured Convertible Note Financing closed on April 11, 2025.
The gross proceeds to the Company from the Senior Secured Convertible Note Financing, prior to the payment of legal fees and transaction expenses, was $13,000,000. Subject to the satisfaction of certain conditions contained in the Note SPA, the Company may issue an additional senior secured convertible note to the Note Investor in the principal amount of $7,526,882 (for additional gross proceeds of $7,000,000). The Company intends to use the net proceeds from the Senior Secured Convertible Note Financing to repay existing debt and for working capital and general corporate purposes.
The Note SPA contains customary representations, warranties, and covenants of the Company and the Note Investor.
Description of the Note
The Senior Secured Convertible Note was issued with an original issue discount of 7.0% and accrues interest at a rate of 6.0% per annum. The Senior Secured Convertible Note matures on April 11, 2027, unless extended pursuant to the terms thereof. Interest on the Senior Secured Convertible Note is guaranteed through April 11, 2027 regardless of whether the Senior Secured Convertible Note is earlier converted or redeemed. The Senior Secured Convertible Note is secured by a first priority security interest in substantially all the assets of the Company, including its intellectual property.
The Senior Secured Convertible Note is convertible (in whole or in part) at any time prior to April 11, 2027 into the number of shares of Common Stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid late charges with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $12.39 per share (“Initial Conversion Price” and such shares issuable upon conversion of the Note, the “Conversion Shares”). In addition, upon the effectiveness of the registration statement covering the resale of the Conversion Shares and before the 90th day after the closing under the Note SPA, the Note Investor has the right to convert up to $750,000 (or a higher amount mutually agreed upon by the parties) principal per month, priced at 97% of the lowest volume-weighted average price of the Common Stock (“VWAP”) in the 10 trading days prior to the conversion. Pursuant to the Note SPA, in certain cases, the Note Investor must limit the selling of Common Stock to the higher of (i) 15% of the daily trading volume or (ii) $100,000 per trading day. At no time may the Note Investor hold or be required to take more than 4.99% (or up to 9.99% at the election of the Investor pursuant to the Senior Secured Convertible Note) of the outstanding Common Stock.
The conversion price of the Senior Secured Convertible Note was subject to a floor price of $1.98. On October 15, 2025, the Company entered into an amendment to the Senior Secured Convertible Note pursuant to which the floor price was amended to $0.60 (for more information regarding the amendment, see Note 15 — Subsequent Events).
In addition, if an Event of Default (as defined in the Senior Secured Convertible Note) has occurred under the Note, the Note Investor may elect to convert all or a portion of the Note into shares of Common Stock at a price equal to the lesser of (i) 80% of the VWAP of the shares of Common Stock as of the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default notice and (ii) 80% of the average VWAP of Common Stock for the five trading days with the lowest VWAP of the shares of Common Stock during the ten consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of an applicable Event of Default notice.
Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Note Investor within one business day. At any time after the earlier of (a) the Note Investor’s receipt of an Event of Default notice, and (b) the Note Investor becoming aware of an Event of Default, the Note Investor may require the Company to redeem all or any portion of the Senior Secured Convertible Note at a 10% premium. Upon an Event of Default, the Senior Secured Convertible Note shall bear interest at a rate of 11.0% per annum.
Beginning 90 days after April 11, 2025, and every month thereafter, the Company must repay the Note Investor $665,643 towards the principal balance of the Senior Secured Convertible Note and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). The Note Investor also has the right to accelerate monthly repayment obligations by receiving shares of Common Stock. For any Installment Amount paid in the form of shares of Common Stock, the applicable conversion price will be equal to the lesser of (a) the Initial Conversion Price, and (b) 95% of the lowest VWAP in the ten trading days immediately prior to such conversion.
In connection with a “Change of Control” (as defined in the Senior Secured Convertible Note), the Note Investor shall have the right to require the Company to redeem all or any portion of the Note in cash at a price equal to 110% times the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, (iii) a “make-whole” amount to ensure that, if paid, the Note Investor will have received the guaranteed interest pursuant to the Note and (iv) all accrued and unpaid late charges with respect to the amounts described in (i), (ii) and (iii), if any.
Security Agreement and Intellectual Property Security Agreement
On April 11, 2025, the Company entered into a security agreement (the “Security Agreement”) and an intellectual property security agreement (the “Intellectual Property Security Agreement”), pursuant to which the Company granted to the Note Investor a security interest in all of the assets of the Company, including its intellectual property.
Conversion of Principal and Interest amounts into Common Stock
Between April 25, 2025 and September 30, 2025, the Company reduced its obligations under the Note by $4.0 million, consisting of (i) $3.9 million of principal and interest converted into 1,421,874 shares of Common

Stock at conversion prices ranging between $1.98 per share to $7.74 per share, and (ii) $0.1 million representing 20% of the proceeds received from certain transactions under the ELOC agreement as requested by the Investor.
In accordance with ASC 825-10-45-5, the Company determined that the changes in fair value of the Note during the periods presented were primarily attributable to changes in market interest rates and the discount rate used in the valuation model, rather than changes in the Company’s own credit risk. Accordingly, the change in fair value was recognized in net income rather than other comprehensive income. The net impact for the three and nine months ended September 30, 2025 was a loss of approximately $1.1 million and $0.6 million, respectively
6.   TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
The Company has shares reserved and available for future issuance of common stock as follows as of September 30, 2025:
September 30, 2025
Warrants	107,813
Awards outstanding under the 2017 and 2007 Equity Incentive Plans	5,856,563
Awards outstanding under the 2024 Equity Plan	1,315,430
Shares available for future issuance under the convertible debt note	6,477,174
Shares available for future issuance under equity line-of-credit agreement	4,562,859
Shares available for future issuance under the 2024 Equity Incentive Plan	1,218,964
Shares authorized and available for future issuance	53,978,749
Total shares reserved and available for future issuance of common stock	73,517,552
On December 6, 2024, the Company completed its IPO of 2.2 million shares of Common Stock at a price of $5.00 per share, which included 0.3 million shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriting discounts and commissions of $0.8 million and offering expenses of $2.6 million, the Company received net proceeds from the IPO of $7.5 million. In connection with the IPO, 4.0 million outstanding shares of preferred stock were converted into 18.7 million shares of Common Stock.
Common Stock Purchase Agreement
On July 8, 2025, the Company entered into a Common Stock Purchase Agreement (the “ELOC Agreement”) and a Registration Rights Agreement (the “RRA”) with Tumim Stone Capital LLC (“Tumim”). Pursuant to the ELOC Agreement, the Company has the right to sell to Tumim up to the lesser of (i) $30,000,000 worth of newly issued shares (the “ELOC Shares”) of the Company’s Common Stock and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations), from time to time during the term of the ELOC Agreement. Sales of Common Stock pursuant to the ELOC Agreement, and the timing of any sales, are solely at the option of the Company and the Company is under no obligation to sell securities pursuant to this arrangement. Shares of Common Stock may be sold by the Company pursuant to this arrangement over a period of up to 24 months after the closing of the transactions contemplated by the ELOC Agreement.
Upon the satisfaction of the conditions in the ELOC Agreement, including that a registration statement that the Company agreed to file with the SEC pursuant to the RRA is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC (such event, the “Commencement”), which occurred on August 3, 2025, the Company will have the right, but not the obligation, from time to time at its sole discretion during the term of the ELOC Agreement, to direct Tumim to purchase amounts of our Common Stock as set forth in the Purchase Agreement (each, a “Share Purchase”).
The Company will control the timing and amount of any sales of Common Stock to Tumim. Actual sales of ELOC Shares to Tumim under the ELOC Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock, trading volume of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.
The Company agreed to reimburse Tumim for the reasonable out-of-pocket expenses (including legal fees and expenses), up to a maximum of $25,000.
Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may the Company issue to Tumim under the ELOC Agreement more than 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the ELOC Agreement (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. Stockholder approval was subsequently obtained on October 15, 2025.
In all instances, the Company may not sell shares of our Common Stock to Tumim under the ELOC Agreement if it would result in Tumim beneficially owning more than 4.99% of the outstanding Common Stock.
The net proceeds from sales, if any, under the ELOC Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim. To the extent the Company sells shares under the ELOC Agreement, the Company currently plans to use any proceeds therefrom for operating expenses, working capital and other general corporate purposes.
Pursuant to the terms of the RRA, the Company agreed to file with the SEC one or more registration statements on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of our Common Stock that may be issued to Tumim under the ELOC Agreement. The ELOC Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
The ELOC Agreement will automatically terminate on the earliest to occur of (i) the 24-month anniversary after July 8, 2025, (ii) the date on which Tumim has purchased the total commitment worth of shares of Common Stock, (iii) the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other “Eligible Market” (as defined in the ELOC Agreement), (iv) 30 trading days after the Company commences a voluntary bankruptcy proceeding or any person commences a proceeding against the Company, or (v) the date on which a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors. The Company has the right to terminate the ELOC Agreement at any time after Commencement, at no cost or penalty, upon five trading days’ prior written notice to Tumim. Neither the Company nor Tumim may assign or transfer its rights and obligations under the ELOC Agreement or the RRA, and no provision of the ELOC Agreement or the RRA may be modified or waived by the parties.
As of September 30, 2025, the total shares issued under the ELOC Agreement are 1,937,141 for total proceeds of $3.6 million.
Preferred Stock
As of September 30, 2025 and December 31, 2024, the Company was authorized to issue 5,000,000 shares of preferred stock with no shares of preferred stock designated or outstanding. As of January 1 and September 30, 2024, the Company was authorized to issue 4,014,946 shares of preferred stock with a par value of $0.00001 per share, of which 3,874,946 shares were designated as Series A preferred stock and 140,000 shares were designated as NCNV preferred stock.
As discussed below, shares of NCNV 1 and NCNV 3 preferred stock were issued in December 2023. No amounts of NCNV 1, NCNV 2, or NCNV 3 preferred stock were previously outstanding.

	NCNV Preferred Stock 1		NCNV Preferred Stock 2		NCNV Preferred Stock 3
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2024	55,312	$55,312	—	$—	48,640	$48,640
Cancellation of NCNV 1 Preferred Stock	(562)	(562)	—	—	—	—
Issuance of NCNV 2 Preferred Stock in exchange for Debt Forgiveness	—	—	5,752	5,752	—	—
Reduction of the original issue price from $1,000 to $600 per share	—	(21,900)	—	(2,301)		(19,455)
Balance at September 30, 2024:	54,750	$32,850	5,752	$3,451	48,640	$29,185
Warrants
In connection with the IPO, the Company issued to the underwriter warrants to purchase 107,813 shares of Common Stock (including the over-allotment option exercised) at an exercise price of $7.50 per share. The warrants expire five years after the IPO in December 2029. The Company used the Black-Scholes method to determine the fair value of the warrants at the time of issuance to the underwriter and determined the warrants meet the requirements under ASC 718 to be classified as equity. The fair market value of the warrants were valued at $0.2 million at the time of issuance in December 2024.
Series A Preferred Stock
The Series A preferred stock had the following rights and privileges until all outstanding shares of the Series A preferred stock were converted into 3,874,946 shares of Common Stock as part of the Company’s IPO on December 6, 2024:
Dividend Rights
The holders of the Series A preferred stock are entitled to receive dividends at the rate of 11% per annum of the purchase price per share. The dividends accrued on a daily basis whether or not they are declared by the Board of Directors. No dividends were declared by the Board of Directors. Therefore, while the dividends were accruing on a daily basis, the Company had not recorded this as a liability on the Company’s consolidated balance sheets.
Redemption Rights (Liquidation)
In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock are entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders.
Conversion Rights
Each share of Series A preferred stock could be voluntarily converted into shares of Common Stock at any time. All outstanding shares of Series A preferred stock automatically converted into Common Stock upon the closing of the IPO by dividing the original issue price, as adjusted for dividends, by the conversion price. The initial Series A preferred stock conversion price was $0.7744515 per share. The conversion price was subject to adjustment upon issuances of additional shares of Common Stock if the consideration paid per share of Common Stock was less than the conversion price in effect immediately prior to the issuance of additional shares.
Voting Rights
Holders of the Series A preferred stock were entitled to cast the number of votes equal to 100 times the number of shares of Common Stock into which the shares of Series A preferred stock could be converted. Common stockholders are entitled to one vote for each share of common stock held.

NCNV Preferred Stock
On January 11, 2024, 562 shares of NCNV 1 preferred stock were converted into NCNV 2 preferred stock and 5,752 shares of NCNV 2 preferred stock were issued in exchange for all the outstanding debt from Kuwait Investment Authority.
The New NCNV Preferred Stock had a liquidation preference senior to the Series A preferred stock and Common Stock.
The New NCNV Preferred Stock had the following rights and privileges until it was converted into 13,097,040 shares of Common Stock as part of the Company’s IPO on December 6, 2024:
Dividend Rights
The holders of the New NCNV Preferred Stock were entitled to receive dividends at the rate of 5% of the issue price per share of $1,000, prior to payment of dividends to the holders of Series A preferred stock, if declared by the Board of Directors. The dividends were non-cumulative. On July 12, 2024, the Company amended its certificate of incorporation to change the issue price per share of the NCNV Preferred Stock from $1,000 to $600.
Conversion Rights
New NCNV Preferred Stock were non-convertible other than the automatic mandatory conversion provision described above.
Voting Rights
New NCNV Preferred Stock were non-voting.
7.   STOCK BASED COMPENSATION EXPENSE
Equity incentive plans
Prior to December 2024, the Company had adopted two equity incentive plans in 2007 (the “2007 Plan”) and 2017 (the “2017 Plan”). In December 2024, the Company adopted the 2024 Equity Incentive Plan (the “2024 Plan,” and together with the 2007 Plan and the 2017 Plan, the “Stock Plans”) to provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or cash-based awards to our directors, employees, non-employee directors and service providers. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements. Awards generally expire 10 years from the date of grant.
On February 13, 2025, the Company granted 724,646 Restricted Stock Units (“RSUs”) to its named executive officers and the members of the Board of Directors under the 2024 Plan at a fair market value of $12.9 million. The approximately 0.7 million officer and director RSUs vest at quarterly periods over one to three years. On March 31, 2025, the Company granted 620,934 RSUs to employees at a fair market value of $4.6 million. The approximately 0.6 million employee RSUs vest at quarterly periods over three years.
As of September 30, 2025, a total of 8,692,379 shares were authorized for issuance under the Stock Plans. As of September 30, 2025, 7,473,415 shares have been granted or issued under the Stock Plans, leaving 1,218,964 shares available for future awards. As of December 31, 2024, there were 5,980,204 shares granted under the 2007 Plan and the 2017 Plan. The shares available for issuance under the 2024 Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. Shares from the 2024 Plan which are forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares from the 2024 Plan which are withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.
Since December 6, 2024, we have not granted and do not intend to grant any further awards under the 2007 Plan or the 2017 Plan.

Time-Based Restricted Stock
Time-based restricted stock units (RSUs) granted to employees under the 2024 Plan typically vest over one to three years and are subject to forfeiture if employment terminates prior to the vesting or lapse of restrictions, as applicable. RSUs are not considered outstanding Common Stock until they vest. The value of RSUs is determined by the stock price on the grant date.
The following table summarizes the activity related to RSUs subject to time-based vesting requirements for the nine months ended September 30, 2025:
	RSUs
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2025	—	$—
Granted	1,528,030	7.18
Vested	(173,781)	7.46
Forfeited	(38,819)	7.46
Non-vested as of September 30, 2025	1,315,430	$7.13
As of September 30, 2025, total unrecognized stock-based compensation cost for RSUs was approximately $13.4 million which is expected to be recognized on a straight-line basis over a weighted average period of 1.7 years. The intrinsic value of RSUs as of September 30, 2025 was $1.3 million.
Determination of fair value of stock options
As of September 30, 2025 and December 31, 2024, the Company had approximately 5.9 million and 6.0 million options outstanding, respectively, under the 2007 Plan and the 2017 Plan. As of September 30, 2025 and December 31, 2024, all options outstanding were granted solely with time-based vesting requirements.
There were no options granted during the three and nine months ended September 30, 2025. The fair value of the stock options outstanding during the nine months ended September 30, 2024 was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:
September 30, 2024
Dividend yield	—
Expected term	5.0 – 6.1 years
Risk-free interest rates	1.0% – 4.5%
Expected volatility	54.9% – 66.4%

A summary of the Company’s stock option plan and the changes during the period ended September 30, 2025 is presented below:
	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Years	Aggregate Intrinsic Value
Balance, January 1, 2025	5,984,204	$3.04		8.00	$81,519,660
Expired	(1,742)	330.95
Forfeited	(25,625)	4.49
Exercised	(100,274)	1.56
Balance, September 30, 2025	5,856,563	$2.98		7.25	$5,739,432
Vested and Exercisable, September 30, 2025	5,502,559	$3.07		7.16	$5,392,508
Vested and Expected to Vest, September 30, 2025	5,856,563	$2.98		7.25	$5,739,432
Stock-based compensation included in the condensed consolidated statements of operations was as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of goods sold	$26	$—	$58	$115
Research and development	141	18	318	729
Sales and marketing	773	29	1,582	2,597
General and administrative	1,424	4	3,234	3,960
Total stock-based compensation expense	$2,364	$51	$5,192	$7,401
8.   TAXES
The Company estimates an annual effective tax rate of (0.09)% for the year ending December 31, 2025 as the Company incurred losses for the nine months ended September 30, 2025 and expects to continue to incur losses through the remainder of the fiscal year ending December 31, 2025, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2025. Therefore, no federal or state income taxes are expected outside of state minimum tax payments. The effective rate during this period includes income tax benefits and exclusions associated with convertible debt interest and changes in valuation allowances related to future deductible temporary differences.
Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company does not currently believe that realization of its deferred tax assets is more likely than not. As of September 30, 2025, the Company has no uncertain tax positions that require the establishment of a reserve.
On July 4, 2025, the One Big Beautiful Act (“OBBBA”) was signed into law. The OBBBA makes significant changes to U.S. tax law, including allowing for an immediate deduction for domestic research and development expenses, among other changes. The financial impact of the OBBBA is still being evaluated by the Company and an estimate of the financial impact is not yet practicable at the time of issuance of these financial statements.
9.   NET LOSS PER SHARE
Net loss per common share (“EPS”) is presented for both Basic EPS and Diluted EPS. Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares and common shares equivalents outstanding during the period. Diluted shares outstanding includes the dilutive effect of in-the-money options and convertible securities. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares. Diluted EPS for convertible securities is calculated using the ‘if-converted’ method, assuming all convertible securities outstanding during the period were converted into common stock at the beginning of the reporting period, resulting in an adjustment to both the numerator (net income) and denominator (weighted average shares outstanding) to reflect the potential dilution from such conversions.
When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore, those shares should be excluded from calculations of diluted earnings per share.
In computing the net income (loss) available to common shareholders, adjustments to the carrying value of preferred shares as a result of a modification accounted for as an extinguishment during a period should be subtracted or added to the net income (loss) in arriving at the net income (loss) available to common shareholders.
The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares for the three months ended September 30, 2025 and 2024:
	Three Months Ended September 30,
(in thousands, except per share data)	2025	2024
Net loss	$(6,169)	$(204)
Reduction of the original issue price of NCNV preferred share value from $1,000 to $600 per share	—	43,656
Cumulative preferred stock dividends	—	(82)
Net loss available to common shareholders used in basic earnings per share	(6,169)	43,370
Add back cumulative preferred stock dividends	—	82
Net (loss) income available to common shareholders used in diluted earnings per share	$(6,169)	$43,452
Weighted average number of common shares used in basic earnings per share	24,020,175	183,917
Adjustments to weighted average shares for shares used in diluted earnings per share:
Weighted average number of common shares for assumed options exercised	—	905,552
Weighted average number of common shares for assumed conversion of Series A shares	—	5,185,210
Weighted average number of common shares used in diluted earnings per share	24,020,175	6,274,679
Net (loss) income per common share – basic	$(0.26)	$235.81
Net (loss) income per common share – diluted	$(0.26)	$6.92

The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares for the nine months ended September 30, 2025 and 2024:
	Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024
Net loss	$(18,103)	$(17,197)
Accretion of NCNV preferred stock	—	—
Reduction of the original issue price of NCNV preferred share value from $1,000 to $600 per share	—	43,656
Cumulative preferred stock dividends
Cumulative preferred stock dividends	—	(247)
Net (loss) income available to common shareholders used in basic earnings per share	(18,103)	$26,212
Add back cumulative preferred stock dividends	—	247
Net (loss) income available to common shareholders used in diluted earnings per share	$(18,103)	$26,459
Weighted average number of common shares used in basic earnings per share	23,283,602	177,381
Adjustments to weighted average shares for shares used in diluted earnings per share:
Weighted average number of common shares for assumed options exercised	—	834,178
Weighted average number of common shares for assumed conversion of Series A shares	—	5,185,210
Weighted average number of common shares used in diluted earnings per share	23,283,602	6,196,769
Net (loss) income per common share – basic	$(0.78)	$147.77
Net (loss) income per common share – diluted	$(0.78)	$4.27
For the three and nine months ended September 30, 2025 and 2024, the following items have been excluded from the computation of diluted net loss per share because the effect of including these would have been anti-dilutive:
Nine Months Ended September 30:	2025	2024
Incentive stock options	5,856,563	5,997,539
Restricted stock units	1,315,430	—
Warrants	107,813	—
Shares available for future issuance under the convertible debt note	6,477,174	—
Shares available for future issuance under equity line-of-credit agreement	4,562,859	—
Temporary redeemable preferred stock	—	3,984,088
Total	18,319,839	9,981,627
10.   RELATED PARTY TRANSACTIONS
Gulf Islamic Investments Holding, LLC (“GII”)
In connection with the hiring in 2023 of the Company’s Chief Financial Officer, Erick DeOliveira, the Company has expensed and accrued $0.2 million as of September 30, 2025 with a related party, GII, for recruitment fees paid on the Company’s behalf by GII.

Kuwait Investment Authority
In February 2019, the Company entered into a loan security agreement with a related party, KIA, for $5.0 million. The KIA loan was amended during 2020 and 2021 and the details surrounding the initial and subsequent modifications are fully described in Note 5. As of December 31, 2022 the Company owed principal amounts of $5.0 million to KIA under the original agreement and subsequent amendments to the KIA loan.
On August 12, 2022, KIA forgave amounts due under its loan and security agreement in exchange for 8,062 shares of NCNV preferred stock. In January 2024, the Company entered into a loan termination agreement under which all remaining amounts outstanding under the KIA loan, plus unearned interest of $0.1 million, were redeemed for 5,750 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieved the Company of any further obligations under the KIA loan.
11.   COMMITMENTS AND CONTINGENCIES
Litigation
From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC Topic 450, Contingencies, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of September 30, 2025 and December 31, 2024, there were no matters pending that required provision.
Purchase Obligations
The Company has agreements with hardware suppliers to purchase inventory. As of September 30, 2025, the Company had $11.2 million in purchase obligations outstanding.
12.   MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE
The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
For the three months ended September 30, 2025, there were no individual customers which represented 10% or more of the Company’s total revenue. For the three months ended September 30, 2024, one individual customer represented 33% of the Company’s total revenue.
For the nine months ended September 30, 2025, there were no individual customers which represented 10% or more of the Company’s total revenue. For the nine months ended September 30, 2024, one individual customer represented 16% of the Company’s total revenue.
As of September 30, 2025, one customer accounted for approximately 14% of the Company’s accounts receivable. As of December 31, 2024, one customer accounted for approximately 10% of the Company’s accounts receivable.
13.   EMPLOYEE BENEFITS
The Company maintains a qualified 401(k) plan (the “401(k) Plan”) which allows participants to defer from 0% to 100% of cash compensation. The 401(k) Plan allows employees to contribute on a pretax and after-tax basis to a Traditional and Roth 401(k). The 401(k) Plan allows employees who meet the age requirements and reach the 401(k) Plan contribution limits to make catch-up contributions (which are eligible for matching contributions). Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The matching contributions to the 401(k) Plan totaled approximately $15,000 and $13,000 for the three months ended

September 30, 2025 and 2024, respectively. The matching contributions to the 401(k) Plan totaled approximately $0.2 and $0.1 million for the nine months ended September 30, 2025 and 2024, respectively.
14.   SEGMENT REPORTING
The Company’s chief operating decision maker is its chief executive officer who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance, and allocating resources. The Company’s chief operating decision maker reviews segment performance and allocates resources based upon revenues and expenses. As the Company has only one reportable segment, revenues and expenses are reported only on a consolidated basis. The measure of segment assets is reported in the balance sheet as total consolidated assets.
The following table presents selected financial information about revenues, expenses and net loss for the three and nine months ended September 30, 2025 and 2024 for the Company’s one reportable segment:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Hardware	$3,768	$7,713	$11,908	$17,115
Software	4,319	5,612	8,667	10,222
Services	706	894	2,436	2,226
Total revenues	8,793	14,219	23,011	29,563
Cost of goods sold
Hardware	2,665	5,545	8,010	12,563
Software	1,081	1,665	2,520	3,509
Services	501	329	1,375	1,072
Excess and obsolete	47	318	227	322
Total cost of goods sold	4,294	7,857	12,132	17,466
Gross profit	4,499	6,362	10,879	12,097
Operating expenses:
Research and development	266	165	580	915
Software engineering	452	288	1,156	916
Platform engineering	850	586	2,201	2,256
Sales	2,110	1,681	5,954	6,086
General and administrative	3,385	2,035	11,159	10,772
Marketing and business development	2,104	1,449	5,938	5,325
International sales	126	134	398	721
Total operating expenses	9,293	6,338	27,386	26,991
Loss from operations	(4,794)	24	(16,507)	(14,894)
Other (expense) income:
Interest expense	(306)	(596)	(1,109)	(2,235)
Other income (expense), net	78	368	148	18
Gain on change in fair value of convertible debt	(1,148)	—	(623)	—
Loss on extinguishment of debt	—	—	—	(52)
Loss before income taxes	(6,170)	(204)	(18,091)	(17,163)
Income tax expense (benefit)	(1)	—	12	34
Segment net loss	$(6,169)	$(204)	$(18,103)	$(17,197)

15.   SUBSEQUENT EVENTS
Management has evaluated subsequent events and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ending September 30, 2025, except as follows.
Notice of Minimum Market Value Deficiency and Subsequent Resolution
On October 1, 2025, the Company received a written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq indicating that the Company was not in compliance with the continued listing requirement set forth in Nasdaq Listing Rule 5450(b)(2)(C), which requires listed companies to maintain a minimum market value of publicly held shares (“MVPHS”) of at least $15,000,000. Based on the Staff’s review of the Company’s MVPHS, the Company’s MVPHS was below $15 million for the previous 30 consecutive business days.
On October 9, 2025, the Company submitted an application to transfer its listing from the Nasdaq Global Market to the Nasdaq Capital Market. The continued listing requirement for MVPHS on the Nasdaq Capital Market is $1,000,000.
Effective at the beginning of trading on October 16, 2025, the listing of the Company’s Common Stock was transferred to the Nasdaq Capital Market. On October 15, 2025, the Company received confirmation from the Staff that the Nasdaq Non-Compliance Matter was closed because of the transfer of the listing of the Company’s Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market, and that any future non-compliance will be measured from the date of such transfer.
Amendment of Senior Secured Convertible Note
On October 15, 2025, the Company entered into an Amendment to Senior Secured Convertible Note (the “Note Amendment”) with the Note Investor, which amended the terms of the Senior Secured Convertible Note.
The Note Amendment revised the definition of “Floor Price” as set forth in the Senior Secured Convertible Note from $1.98 per share of the Company’s common stock, par value $0.00001 per share (“Common Stock”) to $0.60 per share, subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions.
In addition, the Note Amendment revises the definition of “Equity Conditions,” the satisfaction of which is generally a prerequisite to the Company’s ability to make installments payments in shares of Common Stock. The Note Amendment modified the definition of “Equity Conditions” to reduce the required minimum VWAP of the Common Stock over the 20 trading days prior to the applicable date from $1.98 to $0.75 and to reduce the required minimum average daily trading volume of the Common Stock during the 20 trading days prior to the applicable date from $300,000 to $200,000.
Except as specifically set forth in the Note Amendment, all other terms, covenants, and conditions of the Senior Secured Convertible Note remain in full force and effect.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
zSpace, Inc.
San Jose, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of zSpace, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, temporary redeemable preferred stock and stockholder’s deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2022.
Spokane, Washington
March 27, 2025

zSpace, Inc,
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	December 31,
	2024	2023
ASSETS
Current assets
Cash, cash equivalents and restricted cash	$4,864	$3,128
Accounts receivable, net of allowance of $44 and $217	3,176	5,040
Inventory, net	3,238	3,535
Prepaid expenses and other current assets	2,233	1,975
Total current assets	13,511	13,678
Property and equipment, net	21	21
Deferred offering costs	—	148
Total assets	$13,532	$13,847
LIABILITIES, TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$5,656	$4,735
Accrued expenses and other current liabilities	5,365	9,229
Convertible debt	—	5,000
Other current debt	5,764	7,017
Current accrued interest	783	1,152
Deferred revenue, current portion	3,324	2,754
Total current liabilities	20,892	29,887
Noncurrent related party debt	—	5,000
Other noncurrent debt	6,191	2,053
Noncurrent accrued interest	819	138
Deferred revenue, net of current portion	318	288
Total liabilities	28,220	37,366
Commitments and contingencies (Note 11)
Temporary redeemable preferred stock:
Series A preferred stock, $0.00001 par value; 5,000,000 shares authorized as of December 31, 2024; 0 and 3,874,946 shares issued and outstanding as of December 31, 2024 and 2023, respectively; liquidation value of $0 as of December 31, 2024	—	3,000
NCNV 1, NCNV 2 and NCNV 3 preferred stock, $0.00001 par value; 0 shares authorized as of December 31, 2024; 0 and 103,952 shares issued and outstanding as of December 31, 2024 and 2023, respectively; liquidation value of $0 as of December 31, 2024	—	103,952
Stockholders’ deficit:
Common stock, $0.00001 par value; 100,000,000 shares authorized as of December 31, 2024; 22,849,378 and 174,077 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	275,383	138,878
Accumulated other comprehensive income	329	228
Accumulated deficit	(290,400)	(269,577)
Total stockholders’ deficit	(14,688)	(130,471)
Total liabilities, temporary redeemable preferred stock and stockholders’ deficit	$13,532	$13,847
See accompanying notes to consolidated financial statements.

zSpace, Inc,
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
	Year Ended December 31,
	2024	2023
Revenue	$38,098	$43,922
Cost of goods sold	22,529	27,028
Gross profit	15,569	16,894
Operating expenses:
Research and development	4,893	4,218
Selling and marketing	15,915	12,898
General and administrative	12,419	6,710
Other operating expenses	—	1,683
Total operating expenses	33,227	25,509
Loss from operations	(17,658)	(8,615)
Other (expense) income:
Interest expense	(2,815)	(2,900)
Other income (expense), net	43	23
Loss on extinguishment of debt	(359)	(1,541)
Loss before income taxes	(20,789)	(13,033)
Income tax expense	34	3
Net loss	(20,823)	(13,036)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	101	64
Comprehensive loss	$(20,722)	(12,972)
Net income (loss) available to common shareholders used in basic earnings per share	$22,524	$(19,269)
Net income (loss) available to common shareholders used in diluted earnings per share	$23,748	$(19,269)
Net income (loss) per common share – basic	$13.03	$(113.21)
Net income (loss) per common share – diluted	$1.03	$(113.21)
Weighted-average common shares outstanding – basic	1,728,127	170,212
Weighted-average common shares outstanding – diluted	23,127,693	170,212
See accompanying notes to consolidated financial statements.

zSpace, Inc.
CONSOLIDATED STATEMENTS OF TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Amounts in thousands, except for share amounts)
	Temporary Redeemable Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	3,941,980	$64,131	167,666	$—	$144,777	$164	$(256,541)	$(111,600)
Stock based compensation	—	—	—	—	1	—	—	1
Issuance of common stock from options exercised	—	—	6,411		3	—	—	3
Accretion of NCNV preferred stock	—	5,903	—	—	(5,903)	—	—	(5,903)
Cancellation of NCNV 1 preferred stock	(67,034)	(67,034)	—	—	—	—	—	—
Issuance of NCNV1, NCNV2 and NCNV3 preferred stock	103,952	103,952	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(13,036)	(13,036)
Foreign currency translation adjustments	—	—	—	—	—	64	—	64
Balance, December 31, 2023	3,978,898	106,952	174,077	—	138,878	228	(269,577)	(130,471)
Stock based compensation	—	—	—	—	7,735	—	—	7,735
Issuance of common stock from options exercised	—	—	14,841	—	34	—	—	34
Cancellation of NCNV 1 preferred stock	(562)	(562)	—	—	—	—	—	—
Issuance of NCNV2 preferred stock	5,752	5,752	—	—		—	—	—
Reduction of the original issue price of NCNV preferred share value from $1,000 to $600 per share	—	(43,656)	—	—	43,656	—	—	43,656
Proceeds from initial public offering, net of underwriting fees and offering costs of $2.9 million	—	—	2,156,250	—	7,462	—	—	7,462
Conversion of temporary redeemable preferred stock	(3,984,088)	(68,486)	18,677,710	—	68,486	—	—	68,486
Conversion of SAFE agreements	—	—	650,029	—	3,250	—	—	3,250
Conversion of debt	—	—	1,176,471	—	5,882	—	—	5,882
Net loss	—	—	—	—	—	—	(20,823)	(20,823)
Foreign currency translation adjustments	—	—	—	—	—	101	—	101
Balance, December 31, 2024	—	$—	22,849,378	$—	$275,383	$329	$(290,400)	$(14,688)

See accompanying notes to consolidated financial statements.

zSpace, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(20,823)	$(13,036)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of revolving line of credit commitment fee asset	—	61
Change in fair value of embedded derivative	(158)	—
Non-cash amortization of other debt discount	59	82
Provision for excess and obsolete inventory	402	807
Cancellation of purchase obligations	—	141
Stock-based compensation expense	7,735	1
Depreciation	12	32
Write-off of deferred offering costs	—	1,683
Loss on extinguishment of debt	359	1,541
Changes in operating assets and liabilities:
Accounts receivable	1,864	1,814
Inventory	(105)	(210)
Prepaid expenses and other current assets	(256)	(491)
Accounts payable	921	558
Accrued expenses	(1,089)	707
Deferred revenue	601	(1,403)
Accrued interest	1,604	1,303
Net cash used in operating activities	(8,874)	(6,410)
Cash flows from investing activities:
Capital expenditures	(13)	(5)
Net cash used in investing activities	(13)	(5)
Cash flows from financing activities:
Proceeds from convertible notes	5,000	—
Repayment of revolving line of credit	—	(3,000)
Proceeds from other debt issuances	3,500	11,378
Fees paid for debt issuance	(18)	(151)
Repayment of other debt issuances	(5,524)	(2,239)
Proceeds from initial public offering, net of underwriting fees of $0.8 million	10,027	—
Fees paid for deferred offering costs	(2,537)	(402)
Fees paid to creditors	—	(2)
Proceeds from exercise of common stock options	34	3
Net cash provided by financing activities	10,482	5,587
Effects of exchange rate changes on cash and cash equivalents	141	(105)
Net increase in cash, cash equivalents and restricted cash	1,736	(933)
Cash, cash equivalents and restricted cash, beginning of period	3,128	4,061
Cash, cash equivalents and restricted cash, end of period	$4,864	$3,128
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,704	1,457
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$295	$—
Accretion of NCNV preferred stock	$—	$5,903
Issuance of NCNV in exchange for related party debt and accrued interest	$5,190	$36,918
Issuance of SAFE agreements in exchange for accrued liabilities	$3,250	$—
Unpaid deferred offering costs	$—	$120
Conversion of SAFE agreements into common stock in connection with initial public offering	$3,250	$—
Conversion of Series A preferred stock into common stock in connection with initial public offering	$3,000	$—
Conversion of debt into common stock in connection with initial public offering	$5,882	$—
Conversion of temporary redeemable preferred stock into common stock in connection with initial public offering	$65,486	$—
See accompanying notes to consolidated financial statements.

zSPACE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business
zSpace, Inc. (“zSpace” or the “Company”) was incorporated in the state of Delaware in 2006 and is headquartered in San Jose, California with wholly owned subsidiaries in China and Japan. The Company is the developer of full-service augmented reality/virtual reality (“AR/VR”) solutions built for K-12 education and career technical education. zSpace’s primary product is a mixed reality hardware device that provides an immersive, collaborative, and interactive learning experience. zSpace generates revenues via hardware sales in addition to recurring software revenue for access to zSpace interactive learning applications. The Company’s customer base includes federal, state, and local governments who are making large investments in education technology.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and include the assets, liabilities, results of operations and cash flows of the Company.
All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity Risk and Going Concern
For the years ended December 31, 2024 and 2023, the Company incurred net losses of $20.8 million and $13.0 million, respectively. For the years ended December 31, 2024 and 2023, the Company incurred negative cash flows from operations of $8.9 million and $6.4 million, respectively. The Company had combined cash and cash equivalents balance of $4.9 million and $3.1 million as of December 31, 2024 and 2023, respectively. The Company has incurred operating losses and negative cash flows from operations since inception. The Company’s prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing, gaining customer acceptance, and uncertainty of achieving future profitability. The Company’s success depends on obtaining additional financing, increasing sales, expanding its partnerships with resellers, controlling costs, and continued research and development activities to improve product offerings to end-users. The Company has historically funded its operations through the issuance of common and temporary redeemable preferred stock to private investors (Note 6), the proceeds of its Initial Public Offering (the “IPO”) in December 2024 and debt financing (Note 5). The Company evaluated its financial condition as of the date of issuance and determined it is probable that, without consideration of a remediation plan to refinance existing debt facilities and raise new sources of capital, the Company would be unable to meet repayment obligations and the ongoing working capital shortfall in the next twelve months, and there is uncertainty about the Company’s ability to continue as a going concern. The conditions identified above raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance date of the consolidated financial statements.
The consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
Foreign Operations
Operations outside the United States include subsidiaries in China and Japan. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes to existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Reverse Stock Split
On December 29, 2023, the Company’s board of directors approved a 1-for-75 reverse split of shares of our common stock and Series A convertible preferred stock. The par values of the common and Series A convertible preferred stock were not adjusted as a result of the reverse stock split, nor were the outstanding shares of NCNV preferred stock. All authorized, issued and outstanding common stock and Series A convertible preferred stock and related per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effective on December 29, 2023.
Recapitalization
On December 30, 2023 the Company’s board of directors approved a series of transactions that involved the reallocation of certain ownership interests in the Company to existing investors and the extinguishment of existing outstanding related party debt (collectively, the “Recapitalization”). See Note 5 and Note 6 for further information.
Initial Public Offering
On December 6, 2024, we completed the IPO of 2.2 million shares of common stock at a price of $5.00 per share, which included 0.3 million shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriting discounts and commissions of $0.8 million and offering expenses of $2.5 million, we received net proceeds from the IPO of $7.5 million. In connection with the IPO, 4.0 million outstanding shares of preferred stock were converted into 18.7 million shares of common stock. See Note 6 (Temporary Redeemable Preferred Stock and Stockholders’ Equity) for more information.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include revenue recognition, including standalone selling price (“SSP”) and the allocation of the transaction price, valuation of accounts receivable, valuation of inventory, valuation of debt and embedded features, valuation of the Company’s common stock and temporary redeemable preferred stock prior to the IPO, valuation allowance of deferred tax assets and liabilities, and stock-based compensation. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected.
Emerging Growth Company
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an EGC.
Segment Information
The Company manages its operations and allocates resources as a single reportable segment. The Company’s chief operating decision maker is its chief executive officer who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance, and allocating resources.
Concentration of Credit Risk
The financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents, and restricted cash with high-quality financial institutions with investment grade ratings. The Company may also have deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company’s accounts receivable is derived from customers located both inside and outside the United States and most of the Company’s customers are educational institutions. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial conditions of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. For information regarding the Company’s significant customers, see Note 12.
Comprehensive Loss and Foreign Currency Translation
The reporting currency of the Company is the United States dollar. The functional currency of the Company’s Chinese subsidiary is the Chinese renminbi while the functional currency of the Company’s Japanese subsidiary is the Japanese yen. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured in the functional currency at period-end exchange rates. Foreign currency transaction gains and losses resulting from remeasurement are recognized in other income, net, in the consolidated statements of operations, and have not been material for any of the periods presented. For those subsidiaries with non-U.S. dollar functional currencies, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Revenue and expenses are translated at the average exchange rates during the period. Equity transactions are translated using historical exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income as a component of stockholders’ deficit.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less, such as the Company’s money market funds, to be cash and cash equivalents.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheet as of December 31, 2024 and 2023, to the amounts reported on the consolidated statement of cash flows (in thousands):
	December 31,
	2024	2023
Cash	$1,329	$2,237
Cash equivalents	3,228	584
Restricted cash	307	307
Total cash, cash equivalents and restricted cash	$4,864	$3,128
The restricted cash is legally restricted to secure credit card charges incurred by the Company.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are customer obligations due under normal trade terms. Expected credit losses include losses expected based on known credit issues with specific customers as well as a general expected credit loss allowance based on relevant information, including historical loss rates, current conditions, and reasonable economic forecasts that affect collectability. The Company updates its allowance for credit losses on a quarterly basis with changes in the allowance recognized in income from operations. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for credit losses.

After all attempts to collect accounts, receivable balances have failed, the balance is written off against the allowance for credit losses. As of December 31, 2024 and 2023, the Company reported an allowance for credit losses balance of $44,000 and $0.2 million, respectively.
Inventory
The Company’s inventory, which includes raw materials and finished goods is valued using the weighted average cost method for hardware inventory while software inventory is recorded at actual cost. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense for property and equipment is computed using the straight-line method applied over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the applicable lease term, including anticipated renewals.
Upon retirement or sale of an asset, the cost and related accumulated depreciation is removed from the consolidated balance sheets and the resulting gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred.
Asset depreciation and amortization are computed using the following estimated useful lives:
Asset Type	Years
Lab equipment	5
Furniture and fixtures	7
Computer equipment	5
Impairment of Long-Lived Assets
The Company’s long-lived assets with finite lives consist primarily of property and equipment. Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made. There is no impairment to long-lived assets as of and for the years ending December 31, 2024 and 2023. The Company periodically reviews the remaining estimated useful lives of its long-lived assets. If the estimated useful life assumption for any asset is changed, the remaining balance would be depreciated or amortized over the revised estimated useful life, on a prospective basis.
Classification of Redeemable Preferred Stock as Temporary Equity
The Company applies the guidance in Accounting Standards Committee (“ASC”) 480, Distinguishing Liabilities from Equity “ASC 480”), to determine the classification of financial instruments issued. The Company first determines if the instruments should be classified as liabilities under this guidance based on the redemption features, if mandatorily redeemable or not, and the method of redemption, if in cash, a variable number of shares or a fixed number of shares.
If the terms provide that an instrument is mandatorily redeemable in cash, or the holder can compel a settlement in cash, or will be settled in a variable number of shares predominantly based on a fixed monetary amount, the instrument is generally classified as a liability. Instruments that are settled by issuing a fixed number of shares are generally classified as equity instruments. None of the Company’s redeemable preferred stock was accounted for as a liability as none of the above-mentioned conditions were present.
The Company’s certificate of incorporation does not provide redemption rights to the holders of the Series A preferred stock. If a liquidation event occurs, all the funds and assets of the Company available for distribution among all the stockholders shall be distributed based on a defined mechanism. Although the Series A preferred stock is not redeemable, in the event of certain “deemed liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets, or public offerings), the holders of the preferred stock would be entitled to preference amounts paid before distribution to other stockholders and hence effectively redeeming the preference amount outside of the Company’s control. In accordance with Accounting Series Release No. 268 (“ASR 268”) and ASC 480, the Company’s Series A redeemable preferred shares are classified outside of stockholders’ deficit in temporary equity as a result of these in-substance contingent redemption rights.
The Company’s certification of incorporation, as amended in August 2022, allows the holders of the newly issued non-convertible non-voting preferred shares (“NCNV preferred shares”) to redeem the shares, as the election of the majority of the holders, on or after March 15, 2023. The amended articles did not change any of the rights and privileges of the Company’s previously issued Series A preferred stock, other than providing liquidation and dividend preferences to the NCNV holders over all other stockholders. As the redemption of the NCNV preferred stock is outside of the control of the Company, in accordance with ASR 268 and ASC 480, the Company’s NCNV preferred shares were classified outside of stockholders’ deficit prior to redemption. As discussed in Note 6, the NCNV preferred shares are redeemable at the option of the majority holder with the passage of time. Therefore, the Company is accreting the carrying value of the NCNV preferred shares to its redemption value using the effective interest method.
On December 29, 2023, as part of the Recapitalization, the NCNV preferred shares were converted into NCNV 1, NCNV 2 and NCNV 3 preferred stock. In connection with the Recapitalization, the Company’s certificate of incorporation was amended in December 2023 to include various liquidation preferences to the preferred stockholders over all common stockholders.
On July 12, 2024, the Company amended its certificate of incorporation to change the issue price per share of the NCNV Preferred Stock from $1,000 to $600. The Company accounted for this amendment as an extinguishment. A new basis of accounting for the modified preferred shares resulted, which recognized the modified shares at their fair value and derecognized the old instrument’s carrying amount with the difference recorded to additional paid-in capital.
As of December 31, 2023, the Company did not adjust the carrying values of the Series A preferred stock to the deemed liquidation values of such shares because a liquidation event was not probable of occurring. Upon the completion of the IPO on December 6, 2024 and the conversion of the Series A preferred stock into common stock, no shares are outstanding of the Series A preferred stock at December 31, 2024.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Company’s planned public offering transaction. These costs were charged to stockholders’ equity (deficit) upon the completion of the transaction. In 2022, the Company incurred $1.4 million in offering costs related to a failed merger transaction. For the year ended December 31, 2023 the Company incurred an additional $0.3 million in offering costs related to the same offering. The total $1.7 million of these deferred offering costs were expensed in the year ended December 31, 2023. In addition to these costs, the Company incurred in the years ended December 31, 2024 and 2023, $2.4 million and $0.1 million, respectively, in offering costs related to a separate planned public offering, the IPO, that was completed in December 2024.
Revenue
The Company accounts for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. The revenue recognition guidance provides a single model to determine when and how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue using a five-step model resulting in revenue being recognized as performance obligations within a contract have been satisfied. The steps within that model include: (a) identifying the existence of a contract with a customer; (ii) identifying the performance obligations within the contract; (iii) determining the contract’s transaction price; (iv) allocating the transaction price to the contract’s performance obligations; and (v) recognizing revenue as the contract’s performance obligations are satisfied. Judgment is required to apply the principles-based, five-step model for revenue recognition. Management is required to make certain estimates and assumptions about the Company’s contracts with its customers, including, among others, the nature and extent of its performance obligations, its transaction price amounts and any allocations thereof, the events which constitute satisfaction of its performance obligations, and when control of any promised goods or services is transferred to its customers. The standard also requires certain incremental costs incurred to obtain or fulfill a contract to be deferred and amortized on a systematic basis consistent with the transfer of goods or services to the customer.
The Company assesses the goods and/or services promised in each customer contract and separately identifies a performance obligation for each promise to transfer to the customer a distinct good or service. The Company then allocates the transaction price to each performance obligation in the contract using relative SSP. The Company determines standalone selling prices based on the price at which a good or service is sold separately. If the standalone selling price is not observable through historic data, the Company estimates the standalone selling price by considering the cost-plus margin approach, along with all reasonably available information, including peer-company selling information while taking into consideration market conditions and other factors, such as customer size, volume purchased, market and industry conditions, product specific factors and historical sales of the deliverables.
The Company sells proprietary augmented reality and virtual reality hardware, software, and related installation and training services to education customers. The Company has contractual agreements with customers that set forth the general terms and conditions of the relationship, including pricing of goods and services, payment terms and contract duration. Revenue is recognized when the obligation under the terms of the Company’s contract with its customer is satisfied and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services.
The Company offers standard warranty coverage on substantially all products which provides the customer with assurance that the product will function as intended during the first year. This standard warranty coverage is accounted for as an assurance warranty and is not considered to be a separate performance obligation. Returns and repairs under the Company’s general assurance warranty of products have not been material.
Payment is generally due within 30 days of invoice issuance. The Company uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year.
Hardware:   Hardware sales represent separate performance obligations, all of which are satisfied at a point in time when the hardware is delivered to the customer, which is typically FOB shipping point.
Software:   Software sales consist of licenses of functional intellectual property that are satisfied at a point in time when key codes are provided to allow customers to access the software, which is the contract start date.
In transactions where the Company provides user-based based software licenses to a customer, zSpace recognizes software revenue ratably on a straight-line basis. These fees charged to its customers are recognized on a gross basis as zSpace has determined that it is the principal in the transaction. As a principal to the transaction, the Company obtains control of the third-party software licenses before control is transferred to the customer. The fees paid to third parties for software licenses are recognized as transaction expenses and recorded in cost of goods sold in the consolidated statements of operations.
Services:   The Company offers installation and/or training services for its products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month. Additionally, the Company offers one-and two-year extended warranty contracts customers can purchase at their option, which are also separate performance obligations. All warranty-related performance obligations are generally fulfilled evenly throughout the contract term. Services also includes post-contract support (“PCS”) which is akin to a stand-ready performance obligation that is provided throughout the contract term. For all services related performance obligations, the Company believes that the passage of time corresponds directly to the satisfaction of the performance obligations; therefore, an output method of measuring progress based on time elapsed during the contract period is used to recognize revenue ratably on a straight-line basis.
Contract Liabilities:   The Company typically bills in advance of providing goods and services, including for installation and training services, PCS, and extended warranties, resulting in contract liabilities (i.e., deferred revenue). Contract liabilities are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.
Contract Costs:   The Company incurs incremental contract commission costs to obtain contracts with customers which are expected to be recoverable through the term of those contracts. The Company allocates contract costs among the underlying performance obligations to which they relate and amortizes those costs on a systematic basis consistent with the pattern of the transfer of the goods and services. Contract cost assets are typically completely amortized soon after initial recognition as the majority of the Company’s revenue on the underlying performance obligations is recognized upon delivery of the goods or services.
Cost of Goods Sold
The Company includes within cost of goods sold those costs related to the manufacture and distribution of its AR/VR products, as well as the cost to purchase third-party software. Specifically, the Company includes in cost of goods sold each of the following: material costs, labor and employee benefit costs related to the manufacture of our products, and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts.
Research and Development
Research and development expenses primarily consist of salaries, bonus payments, benefits, travel and other related costs, including equity-based compensation expense, facility-related expenses for personnel engaged in research and development functions, and professional service fees primarily related to consulting and outsourcing services. All the Company’s research and development costs are expensed as incurred.
Selling and Marketing
The Company tracks all expenses on a departmental basis and allocates between categories of expenses as they are related. The Company includes within sales and marketing expenses labor and other costs directly related to the promotion of our products, including expenses, such as compensation for the Company’s marketing team and travel expense incurred in connection with promotion efforts. The Company does not incur any material advertising costs. Sales and marketing costs are expensed as incurred.
General and Administrative
The Company tracks all expenses on a departmental basis and allocates between categories of expenses as they are related. Our general and administrative expenses consist primarily of compensation and related costs for our finance, human resources and other administrative personnel, and include stock-based compensation, employee benefits and travel expenses. In addition, general and administrative expenses include our third-party consulting and advisory services, legal, audit, accounting services and facilities costs.
Income Taxes
The Company applies the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The Company records a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as the Company’s assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of the Company’s deferred tax assets, the Company considers both its historical financial performance and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.
The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (“IRS”) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. Management determined there were no uncertain tax positions at December 31, 2024 and 2023 that would more likely than not be subject to tax by the taxing authorities. No examinations are currently pending.
Stock-Based Compensation
The Company has two stock incentive plans which grant incentive and nonqualified stock options to employees, directors, and consultants. All stock-based payments to employees, including grants of employee stock options, are recognized in the consolidated financial statements based on their respective grant-date fair values. The Company estimates the fair value of stock-based payment award on the date of grant using the Black-Scholes-Merton option pricing model in accordance with ASC 718, Compensation — Stock Compensation. The model requires management to make several assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The Company accounts for forfeitures when they occur. The value of the portion of the award that is ultimately expected to vest is recognized in the Company’s consolidated statements of operations ratably over the requisite service periods, which is generally 4 years. No option is exercisable for more than 10 years. Share-based awards issued to non-employees are measured at the grant date and not subject to remeasurement.
Convertible and Non-Convertible Debt
The Company issued numerous convertible and non-convertible debt instruments. The Company evaluates embedded conversion and other features within its debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss.
The Company’s debt is carried on the consolidated balance sheets on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting. Costs associated with acquiring debt are capitalized as a debt discount. The debt discount is presented in the consolidated balance sheets as a direct deduction from the carrying amount of the debt liability. The costs are amortized over the estimated contractual life of the related debt instrument using the effective interest method and are included in interest expense in the consolidated statements of operations.
Other Operating Expense
Other operating expense consists of legal, accounting, underwriting fees and other costs incurred that were directly related to the Company’s planned merger transaction that was terminated and an alternative transaction explored after the termination of the planned merger transaction agreement. As of December 31, 2023, the Company incurred $1.7 million in offering costs related to the planned merger transaction and the alternative transaction. Subsequent to the termination of the planned merger transaction, the Company expensed the offering costs incurred as a result of that planned transaction and recorded the costs in other operating expense within the consolidated statements of operations.

Fair Value of Financial Instruments
The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level 1 Inputs
Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 Inputs
Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
Level 3 Inputs
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities at the measurement date. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. The Company develops these inputs based on the best information available.
The carrying amounts of cash, cash equivalents, and restricted cash, accounts receivable, accrued liabilities, and accounts payable approximate fair value due to their relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying balance sheets. The following table represents the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis (in thousands):
	As of December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$3,228	$—	$—	$3,228
Total financial assets	$3,228	$—	$—	$3,228
	As of December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$378	$—	$—	$378
Total financial assets	$378	$—	$—	$378
During the years ended December 31, 2024 and 2023, the Company had embedded derivatives related to its outstanding debt instruments. The embedded derivatives were determined to have an immaterial value as of December 31, 2023. With the conversion of the debt instruments into common stock in connection with the IPO on December 6, 2024, the Company will no longer need to continue to assess the fair value of the embedded derivatives at each year end.
The Company measures its debt at fair value on a nonrecurring basis. The fair value of the Company’s debt approximates book value as of December 31, 2024 and 2023, based on observable market prices for similar liabilities and categorized as Level 2. See Note 5 for further details regarding the Company’s debt.
Net Income (Loss) Per Share Available to Common Stockholders
Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted net income (loss) per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, temporary redeemable preferred stock, stock options, and warrants are considered to be common stock-equivalents.
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”), issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure through enhanced disclosures about significant segment expenses. The amendment is effective for fiscal years beginning after December 15, 2023 and for interim periods within fiscal year beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statements. The standard was effective for and adopted by the Company on January 1, 2024, and its adoption had no material impact on the Company’s consolidated financial statements other than the expanded disclosures included in Note 13 (Segment Reporting).
Accounting Pronouncements Issued, But Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves income tax disclosures through enhanced disaggregation within the rate reconciliation table and disaggregation of income taxes paid by jurisdiction. The amendment is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on its disclosures.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation. The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of some accounting standards unless and until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
3.
REVENUE

Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Product and service revenue are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in renewing versus non-renewing nature.
The following table disaggregates revenue by recognition method for the years ended December 31, 2024 and 2023 (in thousands):
	Years Ended December 31,
	2024	2023
Point in time	$36,414	$41,951
Over time	1,684	1,971
Total	$38,098	$43,922

The following table disaggregates revenue by type of products and services for the year ended December 31, 2024 and 2023 (in thousands):
	Years Ended December 31,
	2024	2023
Hardware	$21,991	$27,461
Software	12,857	13,229
Services	3,250	3,232
Total	$38,098	$43,922
The following table disaggregates revenue by geographic area for the year ended December 31, 2024 and 2023 (in thousands):
	Years Ended December 31,
	2024	2023
United States	$33,496	$38,715
International	4,602	5,207
Total	$38,098	$43,922
China made up $0.9 million and $2.8 million of international sales for the years ended December 31, 2024 and 2023, respectively.
The amount of deferred revenue as of December 31, 2024 and December 31, 2023 reflects the revenue expected to be recognized in future periods related to remaining performance obligations as the Company collects payment in advance of satisfaction of performance obligations. Because a majority of the Company’s performance obligations are satisfied at a point in time soon after the contract is formed or within one year after the contract is formed, revenue recognized in the following year related to remaining performance obligations is expected to equal deferred revenue, current portion at the beginning of the year.
As of December 31, 2024 and of December 31, 2023, the Company has $3.6 million and $3.0 million in deferred revenue. As of December 31, 2024 approximately $3.3 million of the balance is expected to be earned within the next 12 months, with $0.2 million to be earned within the next 13 to 24 months and $0.1 million to be earned within the next 25 to 60 months.
As of December 31, 2023, approximately $2.7 million was expected to be earned within the next 12 months, with $0.3 million to be earned within the next 13 to 24 months.
As of December 31, 2024 and December 31, 2023, the Company had no contract assets.
4.
BALANCE SHEET COMPONENTS

Inventory, net
As of December 31, 2024 and 2023, inventory, net of reserve consisted of the following (in thousands):
	December 31, 2024	December 31, 2023
Finished goods	$2,935	$3,266
Raw materials	303	269
Total inventory	$3,238	$3,535
The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than their carrying value. The Company wrote down inventory of $0.4 million and $0.9 million during the years ended December 31, 2024 and 2023, respectively.

Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following at December 31, 2024 and 2023 (in thousands):
	December 31, 2024	December 31, 2023
Advances to suppliers	$670	$797
Deferred software costs	471	382
Prepaid operating expense	1,093	796
Total prepaid expenses and other current assets	$2,233	$1,975
Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following at December 31, 2024 and 2023 (in thousands):
	December 31, 2024	December 31, 2023
Accrued purchases	$685	$4,361
Accrued compensation	2,074	2,315
Other current liabilities	2,606	2,553
Total accrued expenses and other current liabilities	$5,365	$9,229

5.
DEBT AND RELATED PARTY DEBT

As of December 31, 2024 and 2023, debt and related party debt is comprised of the following (in thousands):
	December 31, 2024	December 31, 2023
Short-term debt:
Fiza Investments Limited Loans, convertible debt	$—	$5,000
Other current debt:
Fiza Investments Limited Loans, term debt	2,202	4,189
Other term loans	3,562	2,828
Total other current debt	5,764	7,017
Total short-term debt	$5,764	$12,017
Noncurrent related party debt:
Kuwait Investment Authority Debt	$—	$5,000
Total noncurrent related party debt	$—	$5,000
Other noncurrent debt:
Other term loans	$9,780	$4,949
Less: debt issuance costs	(27)	(68)
Less: current portion	(3,562)	(2,828)
Total other noncurrent debt	$6,191	$2,053

As of December 31, 2024, future principal payments for long-term debt, including the current portion, are summarized as follows (in thousands):
Year Ending December 31,	Amount
2025	$5,764
2026	6,218
Total	$11,982
The following provides a summary of the Company’s convertible debt instruments as of December 31, 2024 and 2023 (in thousands):
	December 31, 2024	December 31, 2023
Convertible debt:
Kuwait Investment Authority Debt	$—	$5,000
Fiza Investments Limited Loan	—	5,000
Total Convertible debt	$—	$10,000
Debt discount and issuance costs incurred on convertible debt instruments were either eliminated through restructuring or extinguishment accounting or were considered immaterial and expensed when incurred for the years ended December 31, 2024 and 2023.
As a result of the May 2022 troubled debt restructurings, which are described in further detail below, the maximum future cash flows of certain of the Company’s convertible debt instruments was less than the carrying amount of the debt at the time of restructuring. As a result of accounting for the troubled debt restructuring, contractual interest expense was greater than the corresponding amount recorded in the consolidated statements of operations for convertible debt instruments for the year ended December 31, 2023. For the years ended December 31, 2024 and 2023, respectively, $0.1 million and $3.8 million less interest expense was recorded in the consolidated statements of operations than contractual interest requirements.
bSpace Investments Limited Loan
In May 2019, the Company entered into a loan and security agreement with a related party, bSpace Investments Limited (“bSpace”). bSpace is affiliated with the Company’s controlling financial interest holder, Gulf Islamic Investments, LLC (“GII”). The loan and security agreement included an initial term loan of $25.0 million (the “Tranche 1 loan”), and a second tranche commitment of $5.0 million. The loan had a stated interest rate of 11.0% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company granted bSpace a first-priority perfected security interest in all of the Company’s collateral, including, but not limited to, all Intellectual Property. The loan was voluntarily prepayable at any time, with an interest make-whole due if the loan was prepaid within one year of issuance. Upon an event of default, the loan was immediately due and payable. Amendments during 2020 added more tranches to the debt and modified the repayment terms. Throughout 2020, the Company borrowed an additional $3.5 million under various loan commitments and amendments to the loan and security agreement (“LSA”). In April and June 2021, the Company borrowed an additional $3.0 million, under the existing terms of the Company’s loan and security agreement with bSpace.
On February 26, 2020, the Company and bSpace amended the terms and conditions of the LSA, applicable to all draws, including the Tranche 3 loan discussed below. In connection with the amendment all loans became due on November 6, 2020. The amendment also added a Change of Control provision. Upon the occurrence of a Change of Control, the loan will become immediately due and payable, including any make-whole amount, along with a premium of $0.1 million plus 1.9095% of the proceeds to the Company from the Change of Control.
Additionally, on February 26, 2020, the Company drew an additional $1.0 million and amended the terms of $2.0 million of the Tranche 2 draws, collectively referred to as the Tranche 3 loan. The Tranche 3 loan had a stated interest rate of 5.5% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company accounted for the February 26, 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In April 2020, the Company and bSpace amended the loan to allow for the incurrence of the Paycheck Protection Program loans (“PPP Loans”), discussed below. The Company did not pay the holder any consideration in exchange for the modification and there is no accounting impact from this change. In November 2020, the Company and bSpace amended the loan to extend the maturity date from November 6, 2020 to December 15, 2020. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the November 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In December 2020, the Company and bSpace amended the loan for all tranches to (1) extend the maturity date to December 31, 2022; (2) add a repayment premium of 150.0% due under all repayment scenarios; (3) add a Tranche 4 loan commitment of $3.0 million dollars; (4) change the repayment terms such that all principal, interest, fees and the repayment premium are due at maturity; (5) add a redemption option upon the occurrence a qualified public offering or equity financing; (6) add a conversion option; and (7) remove the premium associated with the Change of Control embedded derivative.
In April and June 2021, the Company drew the $3.0 million Tranche 4 loans under the same terms and conditions as existed during the December 2020 modification.
In September 2021, the Company and bSpace amended the loan in connection with the Revolving Line-of-Credit. The amendment subordinated the loan to the Revolving Line-of-Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, the conversion feature within the loan included a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
As of December 31, 2021, the bSpace loan is redeemable upon the occurrence of a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, bSpace has the option to convert the note into shares of the Company issued in the event at the issuance price. bSpace has the option to convert the loan into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock.
On May 16, 2022, contemporaneously with the execution of the Merger Agreement, the Company and bSpace entered into an Amendment and Conversion Agreement (bSpace Conversion Agreement). The terms of the bSpace loan were amended to: (a) agree that $90.5 million is due to bSpace, including the repayment premium and accrued interest through March 15, 2023; (b) the interest rate on the loan will reduce to 5% from January 1, 2023 to March 15, 2023; (c) $59.0 million of the Company’s indebtedness would convert into 58,972 shares of the new NCNV preferred stock no more than 90 days from the date of agreement; (d) $11.5 million of the Company’s indebtedness would convert into 11,500 shares of the new NCNV preferred stock immediately prior to the closing of the merger; and (e) approximately $20.0 million owed to bSpace will be retired in conjunction with a purchase of 1,970,443 shares of EdtechX by bSpace (the Exchange Feature) pursuant to a private placement to occur in connection with the consummation of the merger (the “PIPE Investment”).

The Company accounted for the bSpace Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 58,972 shares of NCNV preferred stock issued in exchange for $59.0 million of the Company’s indebtedness. The Company did not recognize any gain on the restructuring of the loan as the undiscounted maximum future cash flows of the loan exceeded the remaining carrying amount. The Company considered the potential conversions of the bSpace loan in connection with the closing of the merger and the PIPE Investment to be contingent payments. The impact of the conversion is excluded from the determination of the maximum future cash flows of the loan. On June 21, 2023 the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur.
In August 2022, upon the authorization of the NCNV preferred stock, the Company issued 58,972 shares of NCNV preferred stock to bSpace in exchange for the forgiveness of $59.0 million of the Company’s indebtedness, as proscribed by the bSpace Conversion Agreement. The Company reduced the carrying amount of the bSpace debt, including accrued interest, by $45.1 million, which represented the fair value of the NCNV preferred stock on the date of the bSpace Conversion Agreement. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock.
On December 30, 2023, the Company entered into a loan termination agreement with bSpace under which all amounts outstanding under the LSA, plus unearned interest calculated post the maturity date through July 31, 2024 of $1.5 million, were exchanged for 36,918 shares of newly created New NCNV Preferred Stock 3. The termination agreement relieved the Company of any further obligations under the LSA.
Kuwait Investment Authority Loan
In February 2019, the Company entered into a $5.0 million promissory note with Kuwait Investment Authority (“KIA”) a principal shareholder. The note accrued interest at 2.8% per year and was due on-demand at any point in time after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. The Company would grant KIA a warrant in the event of certain dilutive issuances. The Company evaluated the loan for embedded derivatives that require bifurcation and separate accounting and noted that there were none.
In December 2020, the Company and KIA amended the note to (1) extend the earliest put date to December 31, 2022; (2) remove the change of control redemption and anti-dilution features; (3) add a repayment premium of 150.0%; (4) add a redemption option upon the occurrence of a qualified public offering or equity financing; (5) add a conversion option, and (6) execute a subordination agreement, eliminating any uncertainty that the KIA loan was subordinate to the bSpace loan. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan. The Company accounted for the December 2020 modification as an extinguishment of the existing loan and execution of a new loan. As a result, the Company recorded a loss from extinguishment of debt of $6.2 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2020. In connection with the modification, the Company granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance, which the Company recorded as part of the loss on extinguishment of debt. All issued warrants expired December 31, 2020.
In September 2021, the Company and KIA amended the loan in connection with the Revolving Line of Credit. The amendment further subordinated the loan to the Revolving Line of Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.

As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum.
As of December 31, 2021, the loan contained a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, the Company and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA loan were amended to provide that: (a) $8.1 million of the Company’s indebtedness would convert into 8,062 shares of the new NCNV preferred stock no more than 90 days from the date of agreement and (b) approximately $5.0 million of the Company’s indebtedness will be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity (“PIPE”).
The Company accounted for the KIA Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 8,062 shares of NCNV preferred stock issued in exchange for $8.1 million of the Company’s indebtedness. Upon the execution of the KIA conversion agreement, the Company stopped accruing interest on the loan since the maximum undiscounted amount of the future cash flows exceeded the carrying amount of the loan. In August 2022 the Company completed the authorization of the NCNV preferred stock, exchanged $8.1 million of the loan for 8,062 shares of NCNV preferred stock, and recorded a restructuring gain of $0.8 million. The restructuring gain was calculated as the difference between the maximum undiscounted amount of future cash flows, including the fair value of 8,062 shares of NCNV preferred stock, and the carrying amount of the KIA loan. The Company considered the potential conversion of the KIA loan in connection with the merger to be a contingent payment. The impact of the conversion was excluded from the determination of the restructuring gain, as its inclusion could result in the recognition of a restructuring gain based on events that were not certain to occur. On June 21, 2023, the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock. The effective interest rate of the KIA loan was 4.9% in 2022 until interest accruals were ceased upon the execution of the KIA conversion agreement, as described above. As of December 31, 2023, the gross principal amount due on the loan was $5.0 million.
In January 2024, the Company entered into a loan termination agreement (similar to bSpace as described above) under which all remaining amounts outstanding under the KIA loan, plus unearned interest calculated post the maturity date through July 31, 2024 of $0.1 million, were redeemed for 5,752 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieved the Company of any further obligations under the KIA loan.
Revolving Line of Credit
In September 2021, the Company entered into a Revolving Line-of-Credit with a financial institution which provided financing through a revolving line of up to the lesser of $10.0 million or the Borrowing Base. The Revolving Line of Credit was made available through September 8, 2023 and outstanding balances incurred interest at the greater of (i) 3.5% above the Prime Rate and (ii) 6.5%. The Borrowing Base was defined as 85.0% of eligible accounts receivable, plus the lesser of $3.5 million or 50.0% of eligible inventory, plus 450% of annual monthly recurring revenue, less reserves deemed appropriate and at the discretion of the financial institution. The Revolving Line of Credit incurred an unused commitment fee of 0.3% per year of the difference between the revolving line and the average outstanding principal balance during the applicable month.
In February 2023, the Company fully paid off the outstanding balance of the Revolving Line of Credit and the agreement was terminated.
Fiza Investments Limited Loan
September 2022 Convertible Debt
In September 2022, the Company entered into a short form loan agreement with Fiza Investments Limited (“Fiza”) and received $2.5 million to help the Company meet immediate working capital requirements

(“Tranche I Loan”). In November 2022, the Convertible Loan and Security Agreement (“Convertible LSA”) was executed and provided for loans up to $5.0 million and received the remaining $2.5 million (“Tranche II loans”). The Company determined that the lender did not grant a concession upon signing the Convertible LSA and therefore concluded the modification was not a troubled debt restructuring. The Company accounted for the November 2022 modification as an extinguishment of the existing loan and execution of a new loan.
The loan requires mandatory prepayment upon (1) an event of default; (2) any listing of the Company’s securities; or (3) a change of control. The convertible debt lender has the right, in its sole discretion, to convert the loan (1) in the event of a public offering into the securities issued in such offering; (2) in the case of an equity financing, into new preferred stock on the same terms of the equity offering or (3) at any time into the Company’s most senior round of preferred stock at a formulaic conversion price. On July 11, 2024, an amendment to the loan was executed whereby the lender waived the events of default occurring under the loan, the maturity date of the loan was extended to July 31, 2026, and the requirement for a mandatory prepayment in the event of a public offering was removed. On November 7, 2024, a further amendment to the loan modified the definition of a qualified public offering to reduce the gross proceeds to the Company resulting from such offering to $8.75 million.
With the completion of the IPO on December 6, 2024, the outstanding balance of $5.0 million is no longer convertible into zSpace common stock. The principal balance and accrued interest are due on July 31, 2026. As of December 31, 2024, gross principal amounts due on the convertible loan were $5.0 million and have been classified as non-current other term loans on the balance sheet.
Term Debt
On May 29, 2023, the Company entered into a short form loan agreement with Fiza for an additional $3.0 million (“Tranche III Loan”). No terms of Tranche I Loan or Tranche II Loan were changed as a result of the May 2023 agreement. The Company accounted for the May 2023 agreement as a modification of the loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized on the restructuring. There were no material lender or third-party costs paid in connection with the Tranche III Loan.
On November 20, 2023, the Company entered into a short form loan agreement with Fiza for an additional $1.3 million (“Tranche IV Loan”). No terms of the Tranche I, II, or III Loans were changed as a result of the November 2023 agreement. There were no material lender or third-party costs paid in connection with the Tranche IV Loan. The Company accounted for the November 2023 agreement as a modification of the existing loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized.
On July 11, 2024, the Company and its lender executed a definitive agreement, which combined Tranche III Loan and Tranche IV Loan and extended the maturity date to 24 months from the loan disbursement date. The loan will be repaid in monthly installments, unless accelerated due to an event of default or change in control. The Tranche III Loan and the Tranche IV Loan bears an interest rate of 25% on the amount of outstanding principal.
March 2024 Convertible Debt
In March 2024, the Company entered into a loan for an additional $5.0 million from Fiza Investments Limited (“Tranche V Loan”). No terms of the Tranche I, II, III, or IV loans were changed as a result of the March 2024 agreement. The loan had an annual interest rate of 20% that is accrued daily, compounded annually, and was payable on the maturity date. There were no material lender or third-party costs incurred in connection with the Tranche V Loan. The Company accounted for the March 2024 agreement as a modification of the existing loans. The loan was set to mature on March 11, 2026. Upon the IPO, the loan was automatically converted for shares of common stock at a price per share equal to the lesser of (i) 85% of the original issue price of the listing (100% of the original issue price, if the event occurs after December 31, 2024) or (ii) an assumed price per share of the stock, using a $250 million valuation for the Company. If the debt has not otherwise been redeemed prior to the maturity date, the holder has the option to convert the loan into shares of the Company at an assumed price per share, using a $150 million valuation for the Company. In connection with the Company’s IPO on December 6, 2024, the March 2024 convertible debt was converted into 1,176,471 shares of common stock. No amount of the March 2024 convertible debt was outstanding as of December 31, 2024.
Other Term Loans
In January 2023, the Company signed term loan agreements to borrow $4.0 million (“Term Loan 1”) and $2.5 million (“Term Loan 2”) at interest rates of 13.0% and 34.0% per year, respectively. Term Loan 1 will be repaid in monthly installments through February 2026, and the Term Loan 2 will be repaid in monthly installments through September 2024. The loans are secured by the Company’s assets.
In April 2023, the Company signed an additional agreement to borrow $0.7 million (“Term Loan 3”) at an interest rate of 18.0% per year. Term Loan 3 is secured with the Company’s assets and expected proceeds from Employee Retention Tax Credits (“ERTC”). The loan will mature by April 17, 2026, but it must be repaid upon receipt of the ERTC in an amount sufficient to fully repay the loan. No terms of the Term Loan 1 or Term Loan 2 were changed as a result of the April 2023 agreement. The Company determined that the lender did not grant a concession upon signing the Term Loan 3 agreement and accounted for the April 2023 agreement as a modification of the loans. The modification does not change the accounting for the prior loans, and no gains or losses were recognized on the restructuring.
In May and June 2024, the Company entered into additional loan agreements to borrow a total of $3.5 million secured by certain assets. In May, the loans totaled $2.0 million (Term Loans 4, 5, and 6) at an annual interest rate of 17.0%. The June loan was for $1.5 million (Term Loan 7) and has an annual interest rate of 18.0%. The interest on the loans is subject to adjustment for default and will include a premium upon prepayment. The loans have periodic principal and interest payments of 24 equal monthly payments beginning in June and July 2024.
The outstanding balance of other term loans as of December 31, 2024 and 2023 is $4.8 million and $4.9 million, respectively. The effective interest rates of Term Loan 1, Term Loan 2, Term Loan 3, Term Loan 4, Term Loan 5, Term Loan 6, and Term Loan 7 are 14.2%, 38.2%, 20.1%, 17.8%, 17.8%, 17.8%, and 18.8%, respectively.
SAFE Agreements
During July 2024, the Company entered into multiple Simple Agreement for Future Equity (“SAFE”) agreements with three suppliers in exchange for a reduction of liabilities to such suppliers in the amount of $3.3 million. In connection with the IPO on December 6, 2024, the $3.3 million of Safe Agreements were exchanged for 650,029 shares of common stock.
6.
TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

The Company has reserved shares of common stock for issuance as follows as of the periods indicated:
	December 31, 2024	December 31, 2023
Conversion of outstanding shares of Series A Preferred Stock	—	3,874,946
Conversion of outstanding shares of NCNV Preferred Stock 1 and 3	—	103,952
Warrants	93,750	—
Awards outstanding under the 2017 and 2007 Equity Incentive Plans	5,984,204	948,464
Shares available for future issuance under the 2024 Equity Incentive Plan	2,708,175	7,795,733
Shares authorized and available for future issuance	68,364,493	436,161
Total reserved shares of common stock	77,150,622	13,159,256
On December 6, 2024, we completed an initial public offering (the “IPO”) of 2.2 million shares of common stock at a price of $5.00 per share, which included 0.3 million shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriting discounts and commissions of $0.8 million and offering expenses of $2.6 million, we received net proceeds from the IPO of $7.5 million. In connection with the IPO, 4.0 million outstanding shares of preferred stock were converted into 18.7 million shares of common stock. See Note 1 (Description of Business and Basis of Presentation) for more information.
Preferred Stock
As of December 31, 2024, the Company was authorized to issue 5,000,000 shares of preferred stock with no shares of preferred stock designated or outstanding. As of December 31, 2023, the Company was authorized to issue 4,014,946 shares of preferred stock with a par value of $0.00001 per share, of which 3,874,946 shares were designated as Series A preferred stock and 140,000 shares were designated as NCNV preferred shares. Activity for both the Series A and NCNV preferred stock for the years ended December 31, 2024 and 2023 was as follows (in thousands, except share data):
	Series A Preferred Stock		NCNV Preferred Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2022:	3,874,946	$3,000	67,034	$61,131
Accretion of NCNV preferred stock	—	—	—	5,903
Cancellation of NCNV preferred stock	—	—	(67,034)	(67,034)
Balance at December 31, 2023:	3,874,946	$3,000	—	$—
Conversion of Series A Temporary Preferred Stock into common stock	(3,874,946)	(3,000)	—	—
Balance at December 31, 2024:	—	$—	—	$—
As part of the Recapitalization and discussed below, shares of NCNV 1 and NCNV 3 preferred stock were issued in December 2023. No amounts of NCNV 1, NCNV 2, or NCNV 3 preferred stock were previously outstanding.
	NCNV Preferred Stock 1		NCNV Preferred Stock 2		NCNV Preferred Stock 3
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022:	—	$—	—	$—	—	$—
Conversion of NCNV Preferred Stock 1 for NCNV Preferred Stock 1	67,034	67,034
Exchange of NCNV Preferred Stock 1 for NCNV Preferred Stock 3	(11,722)	(11,722)			11,722	11,722
Issuance of Preferred Stock in exchange for Debt Forgiveness	—	—			36,918	36,918
Balance at December 31, 2023:	55,312	$55,312	—	$—	48,640	$48,640
Cancellation of NCNV 1 Preferred Stock	(562)	(562)	—	—	—	—
Issuance of NCNV 2 Preferred Stock in exchange for Debt Forgiveness	—	—	5,752	5,752	—	—
Reduction of the original issue price from $1,000 to $600 per share	—	(21,900)	—	(2,301)	—	(19,455)
Conversion of NCNV 1, 2 and 3 Preferred Stock into common stock	(54,750)	(32,850)	(5,752)	(3,451)	(48,640)	(29,185)
Balance at December 31, 2024:	—	$—	—	$—	—	$—
Warrants
In connection with the IPO, the Company issued to the underwriter warrants to purchase 93,750 shares of common stock at an exercise price of $7.50 per share. The warrants expire five years after the IPO in December 2029. The Company used the Black-Scholes method to determine the fair value of the warrants at the time of issuance to the underwriter and determined the warrants meet the requirements under ASC 718 to be classified as equity. The fair market value of the warrants were valued at $0.2 million at the time of issuance in December 2024.
Series A Preferred Stock
The Series A preferred stock had the following rights and privileges until all outstanding shares of the Series A preferred stock were converted into 3,874,946 shares of common stock as part of the Company’s IPO on December 6, 2024:
Dividend Rights
The holders of the Series A preferred stock are entitled to receive dividends at the rate of 11% per annum of the purchase price per share. The dividends accrued on a daily basis whether or not they are declared by the Board of Directors. No dividends were declared by the Board of Directors. Therefore, while the dividends were accruing on a daily basis, the Company had not recorded this as a liability on the Company’s consolidated balance sheets.
Redemption Rights (Liquidation)
In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock were entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders. The liquidation preference for the Series A preferred stock as of December 31, 2023 was $4.0 million.
Conversion Rights
Each share of Series A preferred stock could be voluntarily converted into shares of common stock at any time. All outstanding shares of Series A preferred stock automatically converted into common stock upon the closing of the IPO by dividing the original issue price, as adjusted for dividends, by the conversion price. The initial Series A preferred conversion price was $0.7744515 per share. The conversion price was subject to adjustment upon issuances of additional shares of common stock if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of additional shares.
Voting Rights
Holders of the Series A preferred stock were entitled to cast the number of votes equal to 100 times the number of shares of common stock into which the shares of Series A preferred stock could be converted. Common stockholders are entitled to one vote for each share of common stock held.
NCNV Preferred Stock
On August 12, 2022, the Company issued 67,034 shares of NCNV preferred stock. The Company issued the NCNV preferred stock in exchange for $67.0 million of outstanding debt with GII and KIA, as more fully described above in Note 5. The NCNV preferred stock are not convertible into any class of common stock and do not entitle the holder to vote on any matters pertaining to the Company. The Company classifies the NCNV preferred stock outside of stockholders’ deficit in temporary equity, as the NCNV preferred stock are redeemable at the option of the majority holder on or after March 15, 2023. The Company accreted the carrying value of the NCNV preferred stock to its redemption value using the effective interest method from August 12, 2022, the date of issuance, through March 15, 2023, the earliest redemption date. For the year ended December 31, 2023, the Company recorded $5.9 million for the accretion of the NCNV preferred stock, as a reduction to additional paid-in capital.
On December 29, 2023, as part of the Recapitalization, (i) the Company became authorized to issue 140,000 shares of new series of NCNV preferred stock; NCNV 1, NCNV 2 and NCNV 3 (“New NCNV Preferred Stock”). The original 67,034 shares of NCNV preferred stock (“Original NCNV preferred stock”) were exchanged into 67,034 shares of NCNV 1 preferred stock, (ii) 11,722 shares of NCNV 1 preferred stock was converted into NCNV 3 preferred stock and (iii) 36,918 shares of NCNV 3 preferred stock was issued in exchange for all the outstanding debt from bSpace as described in Note 5. On January 11, 2024, as part of the same Recapitalization, 562 shares of NCNV 1 preferred stock were converted into NCNV 2 preferred stock and 5,752 shares of NCNV 2 preferred stock were issued in exchange for all the outstanding debt from KIA as described in Note 5.
The New NCNV Preferred Stock had liquidation preference to the Series A Preferred Stock and Common Stock. Immediately prior to the closing of the IPO, all of the outstanding New NCNV Preferred Stock automatically converted into Common Stock. Such converted New NCNV Preferred Stock were retired and cancelled and may not be reissued as shares of such series.
The New NCNV Preferred Stock had the following rights and privileges until it was converted into 13,097,040 shares of common stock as part of the Company’s IPO on December 6, 2024:
Dividend Rights
The holders of the New NCNV Preferred Stock were entitled to receive dividends at the rate of 5% of the issue price per share of $1,000, prior to payment of dividends to the holders of Series A preferred stock, if declared by the Board of Directors. The dividends are non-cumulative. On July 12, 2024, the Company amended its certificate of incorporation to change the issue price per share of the NCNV Preferred Stock from $1,000 to $600. As of December 31, 2023 and through December 6, 2024, no dividends had been declared by the Board of Directors.
Conversion Rights
New NCNV Preferred Stock were non-convertible other than the automatic mandatory conversion provision described above.
Voting Rights
New NCNV Preferred Stock were non-voting.
In addition to the New NCNV Preferred Stock rights and privileges, the Original NCNV preferred stock had the following rights:
Redemption Rights
At any time on or after March 15, 2023, the majority holders of NCNV preferred stock could request redemption at the issue price per share of $600 per share, plus all declared but unpaid dividends.
7.
STOCK BASED COMPENSATION EXPENSE

Equity incentive plans
The Company adopted an equity incentive plan in 2007 (the “2007 Plan”). The 2007 Plan allowed a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
The Company later adopted an additional equity incentive plan in 2017 (the “2017 Plan”). The 2017 Plan allows a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
Since the inception of both the 2007 and 2017 Plans, the Company’s Board and its stockholders have voted to increase the shares of common stock reserved under the plans on several occasions.

In December 2024, the Company adopted the 2024 Equity Incentive Plan (the “2024 Stock Plan”) to provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or cash-based awards to our directors, employees, non-employee directors and service providers. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements. Awards generally expire 10 years from the date of grant.
As of December 31, 2024, the maximum number of shares available for issuance to participants pursuant to awards under the 2024 Plan is 2,708,175. The shares available for issuance under the 2024 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. As of December 31, 2024, there were no shares of our common stock subject to outstanding awards under the 2024 Plan.
As of December 31, 2024, 8,692,379 shares were authorized under the 2007, 2017 and 2024 Stock Plans. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool. Since December 6, 2024, we have not granted and do not intend to grant any further awards under the 2007 and 2017 Stock Plans.
Determination of fair value of stock options
As of December 31, 2024 and 2023, the Company had approximately 6.0 million and 0.9 million options outstanding, respectively, under the Plans. As of December 31, 2024 and 2023, all options outstanding were granted solely with time-based vesting requirements.
The fair value of the stock options granted during the year ended December 31, 2024 was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:
December 31, 2024
Dividend yield	—
Expected term	5.0 – 6.1 years
Risk-free interest rates	1.0% – 4.5%
Expected volatility	54.9% – 66.4%
Dividend Yield — The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.
Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options, including the date provided for completion of the performance condition event.
Expected Volatility — Because the Company does not have any trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.
Fair Value of Common Stock — Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to: (i) independent third-party valuations of common stock; (ii) the prices for the Company’s redeemable temporary redeemable preferred stock sold to outside investors; (iii) the rights and preferences of redeemable temporary redeemable preferred stock relative to common stock; (iv) the lack of marketability of its common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

A summary of the Company’s stock option plan and the changes during the year ended December 31, 2024 and 2023, are presented below:
	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Years	Aggregate Intrinsic Value
Balance, January 1, 2023	8,512,225	$3.75		9.58
Forfeited
Solely Time-based Vesting	(17,506)
Performance Conditioned Vesting	(7,533,334)	3.00
Total Options Forfeited	(7,550,840)	3.00
Expired	(6,510)	49.83
Exercised	(6,411)	0.53
Balance, December 31, 2023	948,464	$6.20		7.25
Vested and Exercisable, December 31, 2023	937,592	$6.26		7.24
Vested and Expected to Vest, December 31, 2023	948,464	$6.20		7.25
Granted	5,059,228	2.57	$1.50
Forfeited	(6,769)	2.57
Expired	(1,878)	348.07
Exercised	(14,841)	2.29		—
Balance, December 31, 2024	5,984,204	$3.04		8.00	$81,519,660
Vested and Exercisable, December 31, 2024	5,554,326	$3.07		7.91	$75,783,094
Vested and Expected to Vest, December 31, 2024	5,984,204	$3.04		8.00	$81,519,660
Stock-based compensation included in the consolidated statements of operations for the year ended December 31, 2024 and 2023, are presented below:
	Year Ended December 31,
	2024	2023
Cost of goods sold	$130	$—
Research and development	802	—
Sales and marketing	2,808	1
General and administrative	3,995	—
Total stock-based compensation expense	$7,735	$1
As of December 31, 2024, total unrecognized stock-based compensation cost was approximately $0.4 million which is expected to be recognized on a straight-line basis over a weighted average period of 0.9 years. The intrinsic value of stock options exercised during the year was $41 thousand.
September 2022 Stock Option Issuance
In September 2022, in accordance with the 2017 Plan, the Company awarded 7,533,334 stock options, of which 210,107 stock options were awarded to recently hired employees and 7,323,227 stock options were awarded to other employees, at an exercise price of $3.00 per share. All of these options are subject to time-based and performance conditioned vesting requirements. The performance condition for both sets of options assumes that a reverse recapitalization (“Liquidity Event”) is consummated prior to the time service with the Company terminates. No options vest if the performance condition is not met. As of December 31,

2022, the Company concluded that the events surrounding the occurrence of the Liquidity Event performance condition were not entirely in its control and that it cannot conclude if any of the stock options will vest. Therefore, the Company concluded that it is not probable that the performance condition will be met, and as of December 31, 2022, the Company has not recognized any expense related to the granting of these options. On June 21, 2023, the reverse capitalization merger transaction (the Liquidity Event performance condition) was terminated by the other party to the transaction. As a result, per the terms of the option agreement the performance conditioned options terminated.
March 2024 Stock Option Issuance
In March 2024, the Company granted employees and members of the Board of Directors stock options to purchase a total of 5,028,756 shares of common stock. The stock options have varying vesting periods ranging from immediate at time of the grant to three years from grant date or service start date, are exercisable at $2.57 per share and have an expiration period of 10 years. These stock option grants were issued from the 2017 Stock Plan.
8.
TAXES

The components of the income tax expense for the fiscal years ended December 31, 2024 and 2023 are as follows (in thousands):
	December 31,
	2024	2023
Current
Federal	$—	$—
State	34	3
Foreign	—	—
Total current	$34	$3
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred	$—	$—
Total income tax expense	$34	$3
A reconciliation of total income tax expense and the amount computed by applying the federal statutory income tax rate of 21.0% to loss before provision from income taxes for the fiscal years ended December 31, 2024 and 2023 are as follows:
	2024	2023
Computed expected tax benefit at federal statutory rate	$(4,358)	$(2,760)
State benefit, net of federal benefit	(285)	(420)
Non-deductible interest expense	—	69
Stock-based compensation expense	528	—
Extinguishment of debt	75	335
Change in valuation allowance	3,905	2,562
Foreign rate differential	133	162
Other permanent book-tax differences	36	57
Total income tax expense	$34	$5

Temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows (in thousands):
	December 31,
Deferred tax assets	2024	2023
Accruals and revenues	$473	$646
Stock based compensation	1,306	92
Deferred revenue	864	731
Net operating loss	10,756	8,786
Unrealized gain	18	11
Section 163(j)	634	—
Capitalized research & development expenses	315	214
Property and equipment	56	2
Total gross deferred assets	$14,422	$10,482
Valuation allowance	(14,384)	(10,479)
Total deferred tax assets	$38	$3
Deferred tax liabilities
Right of use asset	(38)	(3)
Total deferred tax liabilities	$(38)	$(3)
Net deferred tax assets	$—	$—
In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance on its deferred tax asset balances as of December 31, 2024 and 2023. The valuation allowance increased by $3.9 million for the year ending December 31, 2024 and increased by $2.6 million for the year ending December 31, 2023.
Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (“Section 382”). The Company believes that it is more likely than not that a Section 382 change in control occurred on August 12, 2022. The Company is subject to a federal Section 382 annual limitation of $7.8 million annually for the 5 years after the change in control, and a $0.5 million annual limitation thereafter. No deferred tax assets are expected to expire unutilized as a result of this expected change in control.   The Company intends to prepare and complete a formal Section 382 analysis of this change in control by December 31, 2025.
The Company has net operating loss carryforwards for Federal and State income tax purposes of approximately $200.8 million and $167.4 million, respectively, as of December 31, 2024. Of these amounts, $158.1 million of federal net operating losses and $141.7 million of state net operating losses are expected to expire unutilized and thus no deferred tax assets are established for such loss carryforwards as of December 31, 2024 or December 31, 2023. The Company is subject to a federal Section 382 annual limitation of $2.2 million annually for the 5 years after a December 2020 change in control, and a $0 annual limitation thereafter.
Per the Tax Cuts and Jobs Act (“TCJA”) signed into law by President Trump in 2017, the federal NOL carryforwards generated in 2018 and later years can be carried forward indefinitely. The federal NOL carryforwards generated in 2017 and prior years will continue to have their 20-year carryforward period and will begin expiring in 2037. The state NOL carryforwards, if not utilized, will expire beginning in 2029.
The Company has federal and state Section 163(j) limited interest expense carryforwards of $4.8 million and $2.2 million for both federal and state as of December 31, 2024 and 2023, respectively. Of these amounts, $1.9 million and $2.2 million of both federal and state Section 163(j) carryforwards are not more likely than not to be utilized and thus no deferred tax assets are established for such NOL carryforwards as of December 31, 2024 and 2023, respectively. Section 163(j) attributes carry forward indefinitely.

The Company has $1.4 million of federal and $1.4 million of California state research and development credit carryforwards for Federal and California income tax purposes, respectively, as of December 31, 2024 and 2023. As of December 31, 2024 and 2023 these credits are subject to IRC Section 382 and are not more likely than not to be utilized and thus no deferred tax assets are established for such research credit carryforwards as of December 31, 2024 and 2023.
The Company has approximately $0.5 million of foreign NOL carryforward of 10 years as of December 31, 2024 and 2023 that begin to expire in 2024.
The Company files taxes in the United States, various US states, and various foreign jurisdictions. As the Company has had substantial losses in all tax years, substantially of its tax returns remain subject to audit by taxing authorities until the NOL generated in such years are utilized against taxable income in subsequent year tax returns.
The Company had unrecognized tax benefits of $2.8 million as of December 31, 2019 related to research and development tax credits. These unrecognized tax benefits, if recognized, would not affect the effective tax rate. As of December 31, 2024 and 2023, such research and development tax credits are subject to Section 382 limitations and are not more likely than not to be utilized.
There were no interest or penalties accrued at December 31, 2024 and 2023. As of December 31, 2024 and 2023, the Company recorded a valuation allowance of $14.4 million and $10.5 million, respectively, against the deferred tax asset balance as realization is uncertain due to a history of operating losses.
9.
NET INCOME (LOSS) PER SHARE

Net income (loss) per common share (“EPS”) is presented for both Basic EPS and Diluted EPS. Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares and common shares equivalents outstanding during the period. Diluted shares outstanding includes the dilutive effect of in-the-money options, warrants and convertible securities. The dilutive effect of such in-the-money options is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares. Diluted EPS for convertible securities is calculated using the ‘if- converted’ method, assuming all convertible securities outstanding during the period were converted into common stock at the beginning of the reporting period, resulting in an adjustment to both the numerator (net income) and denominator (weighted average shares outstanding) to reflect the potential dilution from such conversions.
When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore, those shares should be excluded from calculations of diluted earnings per share.
In computing the net income (loss) available to common shareholders, adjustments to the carrying value of preferred shares as a result of a modification accounted for as an extinguishment during a period should be subtracted or added to the net income (loss) in arriving at the net income (loss) available to common shareholders. For the year ended December 31, 2024, the adjustment of $43.7 million associated with the reduction in the original issue price of the NCNV preferred shares from $1,000 to $600 per share has been accounted for as an extinguishment and is reflected as an adjustment to the net loss of $20.8 million during the period in arriving at the net income available to common shareholders. See also Note 6 — Temporary Redeemable Preferred Stock for additional information.

The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares:
	Year Ended December 31,
(in thousands, except share and per share data)	2024	2023
Net loss	$(20,823)	$(13,036)
Accretion of NCNV preferred stock	—	(5,903)
Reduction of the original issue price of NCNV preferred share value from $1,000 to $600 per share	43,656	—
Cumulative preferred stock dividends	(309)	(330)
Net income (loss) available to common shareholders used in basic earnings per share	22,524	$(19,269)
Add back interest expense on convertible debt	915	—
Add back cumulative preferred stock dividends	309	—
Net income (loss) available to common shareholders used in diluted earnings per share	$23,748	$(19,269)
Weighted average number of common shares used in basic earnings per share	1,728,127	170,212
Adjustments to weighted average shares for shares used in diluted earnings per share:
Weighted average number of common shares for assumed options exercised	2,823,613	—
Weighted average number of common shares for assumed warrants exercised	1,306	—
Weighted average number of common shares for assumed conversion of SAFE agreements	286,266	—
Weighted average number of common shares for assumed conversion of convertible debt	886,471	—
Weighted average number of common shares for assumed conversion of Series A and NCNV shares	17,401,910	—
Weighted average number of common shares used in diluted earnings per share	23,127,693	170,212
Net income (loss) per common share – basic	$13.03	$(113.21)
Net income (loss) per common share – diluted	$1.03	$(113.21)
For the years ended December 31, 2024 and 2023, the following items have been excluded from the computation of diluted net income (loss) per share because the effect of including these would have been anti-dilutive or, in the case of certain temporary redeemable preferred stock, are contingently issuable shares which have not met the requirement to be issued and any convertible debt that is only contingently convertible:
Year Ended December 31:	2024	2023
Incentive stock options	7,681	948,464
Temporary redeemable preferred stock	—	3,978,898
Total	7,681	4,927,362

10.
RELATED PARTY TRANSACTIONS

GII and its related parties
GII and its related parties hold the controlling interest on the Company’s Board of Directors.
In May 2019, the Company entered into a loan and security agreement with bSpace, a related party with GII. The bSpace loan was amended multiple times throughout 2021 and 2022, the details are fully described in Note 5. As of December 31, 2022, the Company owed total principal amounts of $31.5 million to bSpace under the loan and security agreement and subsequent amendments. As of December 31, 2022, the Company was not in compliance with certain covenants related to the loan; therefore, the loan has been reclassified to short-term debt. As of December 31, 2023, the Company has been released from all further obligations under the loan.
As more fully described in Note 5, on August 12, 2022 bSpace forgave amounts due under its loan and security agreement, in exchange for 58,972 shares of NCNV preferred stock. On December 30, 2023, the Company entered into a loan conversion agreement under which all remaining amounts outstanding under the bSpace loan, plus unearned interest of $1.5 million, were redeemed for 36,918 shares of newly created NCNV Preferred Stock 3. Refer to Note 6 and Note 14 for details regarding the rights and privileges of the NCNV preferred stock series. The December 2023 conversion agreements relieved the Company of any further obligations under the loan and security agreement.
Kuwait Investment Authority
In February 2019, the Company entered into a loan security agreement with a related party, KIA, for $5.0 million. The KIA loan was amended during 2020 and 2021 and the details surrounding the initial and subsequent modifications are fully described in Note 5. As of December 31, 2022 the Company owed principal amounts of $5.0 million to KIA under the original agreement and subsequent amendments to the KIA loan.
As more fully described in Note 5, on August 12, 2022, KIA forgave amounts due under its loan and security agreement in exchange for 8,062 shares of NCNV preferred stock. In January 2024, the Company entered into a loan termination agreement under which all remaining amounts outstanding under the KIA loan, plus unearned interest of $0.1 million, were redeemed for 5,752 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieved the Company of any further obligations under the KIA loan.
11.
COMMITMENTS AND CONTINGENCIES

Litigation
From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC Topic 450, Contingencies, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of December 31, 2024 and 2023, there were no matters pending that required provision.
The Original Merger Agreement with Edtech was terminated on June 21, 2023. On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware in connection with the termination of the EdtechX Merger Agreement, claiming breaches of contract and the implied covenant of good faith and fair dealing. On September 20, 2024, the Company filed a motion to dismiss the complaint in Delaware Superior Court. At this time, the Company is not aware of any pending litigation related to this matter and as such has not recorded any provision for loss.
Purchase Obligations
The Company has agreements with hardware suppliers to purchase inventory. As of December 31, 2024, the Company had $8.9 million in purchase obligations outstanding, all of which are scheduled to come due on or before December 31, 2025.
12.
MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
For the year ended December 31, 2024 there was one individual customer which represented 13% of the Company’s total revenue. For the year ended December 31, 2023, there were no individual customers which represented 10% or more of the Company’s total revenue.

As of December 31, 2024, one customer accounted for approximately 10% of the Company’s accounts receivable. As of December 31, 2023, three customers accounted for approximately 17%, 15% and 10% of accounts receivable, respectively.
13.
SEGMENT REPORTING

The Company’s chief operating decision maker is its chief executive officer who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance, and allocating resources. The Company’s chief operating decision maker reviews segment performance and allocates resources based upon revenues and expenses. As the Company has only one reportable segment, revenues and expenses are reported only on a consolidated basis. The measure of segment assets is reported in the balance sheet as total consolidated assets.
The following table presents selected financial information about revenues, expenses and net loss for the years ended December 31, 2024 and 2023 for the Company’s one reportable segment:
	Year Ended December 31,
	2024	2023
Revenues:
Hardware	$21,991	$27,461
Software	12,857	13,229
Services	3,250	3,232
Total revenues	38,098	43,922
Cost of goods sold
Hardware	15,950	19,741
Software	5,025	5,545
Services	1,152	779
Other	402	963
Total cost of goods sold	22,529	27,028
Gross profit	15,569	16,894
Operating expenses:
Research and development	849	402
Software engineering	1,158	1,054
Platform engineering	2,886	2,762
Sales	8,370	7,225
General and administrative	12,419	6,710
Marketing and business development	6,712	4,722
International sales	833	951
Other operating expenses	—	1,683
Total operating expenses	33,227	25,509
Loss from operations	(17,658)	(8,615)
Other (expense) income:
Interest expense	(2,815)	(2,900)
Other income (expense), net	43	23
Loss on extinguishment of debt	(359)	(1,541)
Loss before income taxes	(20,789)	(13,033)
Income tax expense	34	3
Segment net loss	$(20,823)	$(13,036)

14.
EMPLOYEE BENEFITS

The Company maintains a qualified 401(k) plan (the “Plan”) which allows participants to defer from 0% to 100% of cash compensation. The Plan allows employees to contribute on a pretax and after-tax basis to a Traditional and Roth 401(k). The Plan allows employees who meet the age requirements and reach the Plan contribution limits to make catch-up contributions (which are eligible for matching contributions). Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The company matches pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The matching contributions to the Plan totaled approximately $0.1 million for both of the years ended December 31, 2024 and 2023.
15.
SUBSEQUENT EVENTS

Management has evaluated subsequent events and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ending December 31, 2024, except as disclosed below.
Debt Agreement
On February 26, 2025, the Company entered into two Loan and Security Agreements the (“Loan Agreements”) with Itria Ventures LLC (the “Lender”). Pursuant to the Loan Agreements, the Lender provided the Company with term loans in the principal amounts of $1,100,000 and $900,000 (the “Loans”). The Loans bear interest at a rate of 18.00% per year (subject to increases upon an event of default) and are payable on a monthly basis in 12 equal installments, maturing on February 26, 2026. The Company may prepay the Loans in full at any time during the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance.
The Loans are secured by substantially all of the Company’s assets. The Loan Agreements contain similar covenants to those contained in other loan and security agreements between the Company and the Lender including, but not limited to, covenants relating to use of proceeds and information rights. In addition, the Loan Agreements contain certain customary negative covenants including that the Company may incur no additional indebtedness other than certain permitted indebtedness.
The Loan Agreements also contain customary events of default, including, but not limited to, upon non-payment, material adverse changes, and bankruptcy. Upon the occurrence of an event of default, interest will accrue at a rate of 23.00% per year and the Lender may declare the outstanding principal and accrued interest immediately due and payable.

Up to 12,500,000 Shares of Common Stock for Resale
ZSPACE, INC.
COMMON STOCK

PROSPECTUS

February 13, 2026